UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

-------------------------

FORM 10-KSB

[X]  ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE  SECURITIES  EXCHANGE ACT OF 1934

For the fiscal year ended: December 31, 2005

[ ]  TRANSITION  REPORT UNDER SECTION 13 OR 15(d) OF THE  SECURITIES  EXCHANGE ACT OF 1934

For the transition period from ______________ to ______________

Commission file number:

Big Sky Energy Corporation, (Exact name of small business issuer in its charter)
NEVADA (State or other jurisdiction of incorporation or organization)	72-1381282 (I.R.S. Employer Identification No.)
Suite 750, 440 – 2nd Avenue SW Calgary, Alberta, Canada (Address of principal executive offices)	T2P 5E9 (Zip Code)
Issuer's telephone number:1(403) 234-8282
Securities Registered Under Section 12(b) of the Exchange Act:	None
Securities Registered Under Section 12(g) of the Exchange Act:	Common Stock, $0.001 par value (Title of class)

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Corporation was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X|   No |_|

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of Corporation's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. |_|

Revenue for the most recent fiscal year: $522,021

Aggregate market value of voting and non-voting common stock held by non-affiliates of the Corporation using the average of the bid and asked price of the common stock, as of March 24, 2006: $1.73

Number of shares outstanding of each of the Corporation's classes of common stock, as of March 24, 2006: 157,348,697 shares of common stock, par value US$0.001 per share.

DOCUMENTS INCORPORATED BY REFERENCE: None

This document is provided for information purposes only – and strictly as an exhibit to a Form 8-K, filed herewith.  The information in this report (including the exhibits) are furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of the section.  This information will not be deemed an admission of the materiality of any information contained herein that is required to be disclosed solely by Regulation FD.

PART I

ITEM 1.

DESCRIPTION OF BUSINESS.

Throughout this document we use the “Corporation” to denote the single legal entity unless the context requires otherwise.

We are a development stage enterprise, which means we are in the process of developing our business.

CERTAIN DEFINITIONS

The definitions set forth below shall apply to the indicated terms as used in this Annual Report. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

After payout. With respect to an oil or natural gas interest in a property, refers to the time period after which the costs to drill and equip a well have been recovered.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bbls/d. Stock tank barrels per day.

Bcf. Billion cubic feet.

Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Before payout. With respect to an oil and natural gas interest in a property, refers to the time period before which the costs to drill and equip a well have been recovered.

cm.  Cubic meter or a liquid volume unit equivalent to 6.3 bbls.  For gaseous substances, it is a volume unit equivalent to 35.28 cubic feet.

Completion. The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed the related oil and natural gas operating expenses and taxes.

Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty and/or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Finding costs. Costs associated with acquiring and developing proved oil and natural gas reserves which are capitalized by us pursuant to generally accepted accounting principles in the United States, including all costs involved in acquiring acreage, geological and geophysical work and the cost of drilling and completing wells, excluding those costs attributable to unproved property.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

MBbls. One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf. One thousand cubic feet.

Mcf/d. One thousand cubic feet per day.

Mcfe. One thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis although there have been periods in which they have been lower or substantially lower.

MMcf. One million cubic feet.

MMcf/d. One million cubic feet per day.

MMcfe. One million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas.

MMcfe/d. One million cubic feet equivalent per day.

Mcm.  One thousand cubic meters.

Mcm/d.  One thousand cubic meters per day.

Metric ton.  A  liquid volume unit equivalent to approximately 7.5 bbls.

Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

NGL’s. Natural gas liquids measured in barrels.

NRI or Net Revenue Interests. The share of production after satisfaction of all royalty, overriding royalty, oil payments and other nonoperating interests.

Normally pressured reservoirs. Reservoirs with a formation-fluid pressure equivalent to 0.465 PSI per foot of depth from the surface. For example, if the formation pressure is 4,650 PSI at 10,000 feet, then the pressure is considered to be normal.

Over-pressured reservoirs. Reservoirs subject to abnormally high pressure as a result of certain types of subsurface formations.

Post – salt prospect.  Possible drillable hydrocarbon containing  structures and/or traps that are located above the Kungurian salt domes or diapirs in the Precaspian basin of western Kazakhstan

Plant Products. Liquids generated by a plant facility and include propane, iso-butane, normal butane, pentane and ethane.

Pre-caspian basin.  The large and prolific hydrocarbon producing sedimentary basin that is located on western Kazakhstan, containing such super giant oil fields as Tengiz, Kashagan and Karachaganak with a sedimentary thickness in excess of 20 km.

Pre-salt prospect: exploration prospect related to possible hydrocarbons accumulated in reservoir rocks of pre-Kungurian age. In pre-salt prospects, potential reservoir rocks occur below thick rock salt deposits of Kungurian age (middle Permian).

Present value. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depletion, depreciation, and amortization, discounted using an annual discount rate of 10%.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production expenses and taxes.

Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

3-D seismic. Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

Salt dome: a mushroom-shaped or plug-shaped diaper made of salt, commonly having an overlying cap rock.

A salt dome is formed when a thick bed of evaporite minerals (mainly salt, or halite) found at depth intrudes vertically into surrounding rock strata, forming a diaper.

Salt Dome (specific  to Kazakhstan). Flowing upward due to density difference of Kungurian (Lower Permian ) aged salt deposits from their original flat lying position for several thousand meters high into dome, arch, mushroom or dike like configurations, causing updoming and structurations of overlying younger sediments.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest or WI. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

Workover. Operations on a producing well to restore or increase production.

Where reference is made to information contained in the Corporation’s 2004 Consolidated Financial Statements, such amounts  (and others as appropriate) have been restated as discussed in Note 27 to the financial statements.

OVERVIEW

We were incorporated in February 1993 as Institute for Counseling, Inc. under the laws of the State of Nevada.  On April 14, 2000, we acquired China Broadband (BVI) Corp., a British Virgin Islands company incorporated in February 2000, by issuing 13,500,000 shares of our common stock in exchange for all of the issued and outstanding common stock of China Broadband (BVI) Corp.  The former shareholders of China Broadband (BVI) Corp. became our controlling shareholders.  On April 14, 2000, subsequent to the above acquisition, we changed our name to "China Broadband Corp." and merged China Broadband (BVI) Corp. into China Broadband Corp.

Late in October 2003, we began investing in oil and natural gas assets, an area in which our management has knowledge and experience and it was our belief that it was the right time to diversify into the oil and natural gas industry.  We considered that this diversification would provide us with a revenue stream and financial stability which would sustain our operations so that we could concentrate on growing our business in the oil and natural gas sector. On December 29, 2003, we changed our name from China Broadband Corp. to China Energy Ventures Corp. On December 3, 2004 shareholders approved a further name change to Big Sky Energy Corporation.

Our principal business office, in Kazakhstan, is located at Business Centre "Granit" 281 Husainova St., Block E  Almaty, Kazakhstan 50060, and our phone number there is + 7 3272 628 394. We maintain executive office in Calgary, Alberta, located at Suite 750, 440 – 2nd Avenue SW, Calgary, Alberta, Canada T2P 5E9, and our phone number there is 1-403-234-8282.  On March 1, 2006, our shareholders voted to incept a new corporate headquarters to be located in London, UK.  This is anticipated to become operational in Q2 2006.

We maintain a World Wide Web site address at www.bigskycanada.com. Information on our web site is not part of this document.

The following figure sets forth our corporate structure as at December 31, 2005.

Big Sky Energy Corporation OTB CC: BSKO
100%	100%	100%
Big Sky Energy Kazakhstan Ltd.	Big Sky Energy Atyrau Ltd.	Big Sky Energy Alakol Ltd. (PENDING)
100%	100%	50%
KoZhan LLP Morskoe License Dautetaly License Karatal License	Vector Energy West LLP Atyrau Licence Liman – 2 License	Alakol License (PENDING)

Neither Big Sky nor any of our subsidiaries have been subject to any bankruptcy, receivership or similar proceedings.

Oil and Gas Business

During the last half of 2003, we commenced the diversification of our efforts towards the exploration and exploitation of oil and natural gas in selected countries.  Our objective is to find fields with proven reserves that justify exploration and that require some enhanced recovery, workover, additional drilling or stimulation, and that have an exploration upside, located near infrastructure and markets, in countries with favorable fiscal and tax regimes and well developed commercial laws, including adequate environmental regulations. We determined that Kazakhstan was one country that meets these criteria and commenced efforts to locate acquisition opportunities there.  However, we do not currently have any proven oil and natural gas reserves.

We are currently operating five licenses located in the Atyrau Region of the Republic of Kazakhstan.  These licenses are all in their exploration phase, requiring intensive seismic investigation, data processing, interpretation and exploratory drilling during the course of the contract period.  We expect most of these exploration contracts to be finalized by 2008 or 2009, at which time we will negotiate further development contracts for these licenses.  Licenses which are deemed non-productive during or after the exploratory phase will be returned back to the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan.

We are also actively looking to acquire additional acreage in both exploration and development phases to enhance our organic growth.  These acquisitions are mainly targeted in the general area of the Caspian Sea, however, depending on both opportunity and content, we will be considering acquisitions located in Russia, the Middle East and/or North Africa.

During 2005, the Corporation has restructured its top management by adding a new President and CEO.  In addition we have concentrated on bringing in sufficient financing to ensure our full compliance with the provisions of the five license contracts.  An office move within Almaty enabled us to consolidate two affiliates’ offices into one to provide additional synergies and cost savings.  A complete overhaul of the local personnel was conducted to improve performance and operational efficiency.  A field office was opened and staffed in the city of Atyrau to enable us to stay close to our operations.

Big Sky Energy Kazakhstan Ltd.

Big Sky Energy Kazakhstan Ltd. (“BSEK”) was incorporated on July 29, 2003 in Alberta, Canada and holds a 100% interest in KoZhaN, which has three petroleum licenses in the Atyrau region of Kazakhstan.

KoZhaN

KoZhaN was incorporated as a limited liability partnership on April 28, 2001 in the Republic of Kazakhstan by five Kazakhstani nationals unrelated to us.  As a wholly owned subsidiary of BSEK, the President of KoZhaN is appointed by BSEK – Mr S.A. Sehsuvaroglu (for 2005).

On February 17, 2003, KoZhaN entered into agreements with the Government of Kazakhstan for the exploration and development of three petroleum licenses in the Atyrau region of western Kazakhstan.

The Morskoe license covers an area of 18,434 acres.  The Morskoe field was discovered in 1965 when five wells were drilled in the field, resulting in four oil wells.  One well tested a combined oil flow of 1,300 barrels of oil per day (“bopd”).  Three new wells have been drilled in 2005, with the first producing 3,165 bopd on test. A two-well combined production of over 5,000 bopd was achieved in late December 2005. The third well has not been individually tested as yet. Currently, test production from Morskoe is being sent to the Atyrau Refinery.

-

The Karatal license, which covers an area of 103,982 acres.  Several wells were drilled in the late 1960s on the property tested small oil flows.  60 km of 2D seismic has been shot, three wells have been re-entered and one new well has been drilled, waiting on completion and well testing in 2005.  Currently, there is limited test production from one re-entry well, which is being sent to Atyrau refinery

-

The Dauletaly license covers an area of 33,359 acres.  No reserves have been established on the license, which is adjacent to the Krykmyltyk field*, which is currently producing approximately 2,000 bopd.  105 km of 2D seismic has been shot in 2005.

*	On March 1, 2006, the Board of Directors approved a proposal to enter into negotiations in respect of licenses within the Krykmyltyk field, such negotiations are ongoing.

On November 22, 2005 Big Sky Energy Kazakhstan Ltd. entered into an agreement for the sale and purchase of the remaining 10% participatory interest in KoZhaN LLP.  On  December 14, 2005 the Ministry of Energy and Mineral Resources approved the sale of the 10% participatory interest to Big Sky Energy Kazakhstan Ltd. at which time Big Sky Energy Kazakhstan Ltd. paid

$1,275,000 to the sellers.  As a result of this transaction, Big Sky Energy Kazakhstan Ltd. now owns 100% of KoZhaN LLP.

 On February 7, 2006, KoZhaN LLP signed an Agreement with ABT Ltd. a Kazakhstan company ("ABT"), pursuant to which ABT agreed to relinquish any and all claims in respect of a purported contractual right to a 45% interest in the Exploration and Production Contract (the “Morskoe Contract”) for the Morskoe Block.  Under this Agreement, the Corporation agreed to pay ABT 1,520,218,282 Kazakhstan Tenge, which is approximately equivalent to $11,600,000, to be apportioned as follows:

•

Sixty seven million twenty-eight thousand (67,028,000) Kazakhstan Tenge, which is approximately equivalent to $511,400 in repayment of a loan from ABT to KoZhaN for the drilling works provided by ABT on Well No. 10, Morskoe field;

•

One hundred eighteen million, four hundred one thousand seven hundred thirty three (118,401,733.) Kazakhstan Tenge, which is approximately equivalent to $903,500 in  payment for work done by ABT under a Construction Agreement;

•

One billion three hundred thirty four million seven hundred eighty eight thousand five hundred and forty nine (1,334,788,549) Kazakhstan Tenge, which is approximately equivalent to $10,185,100 in consideration for the cancellation of any and all perceived or actual rights of ABT under Agreement No.1 and the Agreement on Partial Transfer of the Subsoil Use Right.  This amount is exclusive of all applicable taxes and other obligatory payments pursuant to the laws of Kazakhstan including VAT (ABT being required to provide KoZhaN with a VAT Invoice prior to receiving any payment therefor).

In addition to the cash payment set out above, Big Sky Energy Corporation agreed to issue ABT 15,000,000 shares of the Corporation's common stock.  The transaction was completed on March 10, 2006.  As a result of this acquisition, KoZhaN LLP owns 100% interest in the Morskoe Field.

Big Sky Energy Atyrau Ltd.

Big Sky Energy Atyrau Ltd. (“BSEA”) was incorporated on April 8, 2004 in Alberta, Canada.

Vector Energy West

Vector Energy West (“Vector”) was incorporated as a limited liability partnership in the Republic of Kazakhstan on July 4, 2001.  As a wholly owned subsidiary of BSEA, the President of Vector is appointed by BSEA – Mr Matthew J Heysel has held the position of President of Vector from December 2004 to date.

On December 28, 2002, Vector Energy entered into agreements with the Government of Kazakhstan for the exploration and development of two petroleum licenses in western Kazakhstan.

-

The Atyrau license covers an area of 2,599,044 acres.  The Atyrau field is located on the north shore of the Caspian Sea, near the city of Atyrau.  This block has some 33 salt domes identified by seismic. Of these, 8 post salt prospects have been identified and drilled.

Over 400 km of 2D seismic has been shot and one exploratory well has been drilled in 2005.

The Corporation has also been made aware of an attempted fraud concerning its Atyrau Block perpetrated by a former employee and a third party, and has taken immediate legal action to invalidate this claim (See Legal Proceedings)

-

The Liman-2 license covers an area of 1,015,599 acres.  The Liman-2 field is located immediately west of the Atyrau license on the north shore of the Caspian Sea.  This block has some 10 un-drilled salt domes.

The Corporation is currently evaluating the asset and pending the outcome of further basin studies, the Corporation will make a decision as to the future of this license.

On June 1, 2004, Vector granted a royalty of $1.00 per barrel of oil sold from the Atyrau and Liman-2 licenses to the former President of Vector. This royalty expired June 1, 2005.

On December 6, 2005 the Corporation signed a Heads of Agreement with SK Group, Korea’s largest energy and chemical company, to farm-out through its Vector Energy West affiliate a 50% interest in Atyrau and Liman-2 Blocks, located on the north shore of the Caspian Sea, Kazakhstan. Under this Agreement, SK Group will commit to fund fifty percent of total expenditures of Vector, drill a deep well targeting a pre-salt prospect at a cost of up to US$ 15,000,000 and reimburse the Corporation for historical costs.  This well will be drilled as soon as possible after signing a definitive farm-out agreement, which is anticipated to occur in 2006.

Big Sky Energy Alakol Ltd.

Big Sky Energy Alakol Ltd. was incorporated on March 17, 2005 in Alberta, Canada to hold 50% interest in the sub-soil rights of Alakol Block, located in the eastern Alakol region of Kazakhstan.  It is adjacent to the Chinese border and includes the border town of Drujba, and provides the right-of-way to both the E-W railroad and the Chinese-Kazakh oil pipeline.

Alakol Block

On July 12, 2005 and July 21, 2005, the Corporation’s wholly-owned subsidiary, Big Sky Energy Alakol Limited (“BSE Alakol”) entered into a series of heads of agreements with Remas Corporation LLP (“Remas”), a Kazakhstan company for the acquisition of a 50% interest in the subsoil use contract #1766 dated June 15, 2005 in relation to the Alakol block (the “Contract”).  The Alakol block is approximately 32,000 sq.km. in area, and is located on the Kazakh-China border, near the city of Drujba, through which the soon to be commissioned Kazakh-China oil pipeline passes.  The block offsets Karamai, China’s third largest oil field, located in the Jungar Basin, which is believed to extend into the Alakol Block.  The acquisition is subject to waiver of the Kazakhstan government’s pre-emptive right and approval of the Ministry of Energy and Mineral Resources (“MEMR”).  Under the Agreement on the Partial Sale of the Subsoil Use Rights, the purchase price of $430,000 is not due until after receipt of the government approvals for the proposed transfer.  The agreements further provide that BSE Alakol will pay $501,000 as payment of the signature bonus required under the Contract.

Under these agreements, BSE Alakol has agreed to finance 100% of up to $10 million (which includes the $501,000 signature bonus); $5 million will be repaid by Remas from its revenues received from this project.  After the first $10 million of financing, the parties shall provide further financing of $12,600,000 by the parties, on a fifty-fifty basis.  If BSE Alakol provides for Remas’ portion of such financing, BSE Alakol is entitled to receive an additional interest of up to 25% of the project.  If the government does not approve such additional interest transfer, Remas shall pay such amount within 10 days after receipt of such disapproval.  Further, BSE Alakol has provided Remas with an interest free loan of $501,000 which is secured by a mortgage of a private house and adjacent land plot.  The loan has a term of five months. See – Legal Proceedings.

As required by Kazakhstan law, Remas filed with MEMR its request for government’s approval of the proposed transfer.  On January 20, 2006, Remas informed BSE Alakol, in writing, that the MEMR had decided not to grant its consent to the acquisition and consequently did not waive its right of first refusal under the Contract.  However, Remas advised BSE Alakol of its intention to rectify the situation and continue negotiations with MEMR with respect to obtaining the required consent for the proposed transfer.

No further action or progress on this matter has occurred to date and this matter has had no impact on our financial statements.

Hydrocarbon Contracts

In Kazakhstan, producers have the right to negotiate sales contracts directly with purchasers, allowing the market to determine the price of oil.  Under the terms of the three Contracts for Exploration and Production of Hydrocarbons (“Hydrocarbon Contracts”) entered into by the MEMR and KoZhaN on the Morskoe, Karatal and Dauletaly Fields, all production has to be sold into the domestic market until we reach the Full Field Development stage as defined in the Hydrocarbon Contracts. If the domestic market cannot absorb the produced hydrocarbons we can sell our product on the international market.  The Full Field Development stage has a maximum term of 6 years.  We have the right to accelerate the exploration activities and thus shorten the exploration phase.  During the Full Field Development stage we can sell up to 80% of our production on the international markets.  Currently domestic prices are approximately US$ 145 per tonne (under the Hydrocarbon Contracts, our production is gauged and measured in tonnes, not barrels of oil per day.

Competition

Several domestic and international companies operate in Kazakhstan.  The Government of Kazakhstan issues licenses on a regular basis through bidding rounds.  Shares in existing licenses can be freely sold and purchased, subject to the terms of the individual Charter and Foundation Agreements in place.  Late in 2004, the Government of Kazakhstan passed legislation providing certain pre-emptive rights whereby the government has the right to acquire interests in fields if there is an intention of the license holder to sell or farm out to a third party. However, there is little competition from foreign companies for the assets targeted in Kazakhstan by the Corporation.  Major international companies target the large high-risk offshore blocks in the Caspian Sea.

Local refineries are generally amply supplied by existing producers.  Although we are required to sell our crude into the local markets, we can sell our produced hydrocarbons into the international markets if the refineries are not capable of accepting our production.  There are no restrictions to access the pipelines exporting crude from Kazakhstan, except that a transportation agreement has to be signed with KazTransOil and export quotes have to be obtained from the MEMR.

Employees and Consultants

As the focus of business of the Corporation in 2005 centered in Kazakhstan, the majority of the executive officers and senior management were located in the Almaty office. During 2005, our President and CEO as well as our CFO operated from Kazakhstan a significant portion of the time.   Since our operational activities are currently focused on Kazakhstan at this early stage in our business was considered essential to establish and retain close contact with the local authorities, sub-contractors and provide internal controls.  The number of local employees has risen sharply according to the needs of the operations, whilst the number of expatriate employees has remained relatively low to control costs and to remain within the ratio requested by the Kazakh government. We have added certain consultants both in-country and outside to assist in our corporate governance, oil transport and marketing and government compliance.  We hired the services of foreign and local engineering and design companies to assist us with geological, geophysical and infrastructure projects.  We expect these professional services to enhance our performance measurably within the upcoming year.

By consolidating two affiliated offices into one, we have saved on personnel and infrastructure costs and provided synergies from shared technical and administrative resources and the closure of the Beijing office likewise will engender costs savings.  Set forth below is an indication of current operations and numbers of employees and consultants required by our subsidiaries and us to maintain present operations, as at March 15, 2006.

	Number of Employees/Consultants
	Management	Financial	Technical	Administrative	Field Op’s	Total
Almaty, Kazakhstan	3(1)	6	6	13	-	28
Atyrau, Kazakhstan	2	1	7	4	20	34
Canada *	2	0	0	2		4
Other	1	0	0	0		1
Total	8	7	13	19	20	67

* Beijing office closed October 2005 and Calgary office will close down by Q3 2006. We anticipate opening a headquarters office in London during Q2 or Q3 2006.

(1)  Non-Kazakh nationals are contracted to the Corporation under the laws of the United Kingdom.

Should our development necessitate, we will hire additional employees and consultants in sales, marketing, and administration over the current fiscal year and will hire additional management and employees on an as-needed basis.  If the need arises for additional technical employees and we are unable to hire qualified employees in a timely manner, we may continue to outsource projects to third parties.

Big Sky Energy Ltd.

Big Sky Energy Ltd. was incorporated on May 31, 2004 in Alberta, Canada in order to have a representative oil and natural gas office in China.  We own 100% of this subsidiary, which is currently inactive.  However, the China office being in the final stages of closing down, we anticipate that Big Sky Energy Ltd. will be dissolved forthwith.

ADDITIONAL FACTORS THAT MAY AFFECT FUTURE RESULTS

An investment in our common stock involves a high degree of risk. You should read the following risk factors carefully before purchasing our common stock. We believe that these represent all the current material risk factors that may affect our business.  If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline.

Risks Relating To Our Business

We have a limited operating history and have changed the focus of our operations by entering into the oil and natural gas industry.  The failure of our plans could ultimately force us to reduce or suspend operations and even liquidate our assets and wind-up and dissolve our company.

We have a limited operating history, a history of minimal revenues and a history of losses.  We began our business activities in April 2000 in China.  Our operations in the Chinese Internet market produced only minimal revenues and we have divested this business, effective December 9, 2004. We have diversified our operations to oil and natural gas exploration and production, an area in which our management has been successful in past endeavors.  We have started to produce revenue from test production in late 2005, and continue to generate revenue into 2006.  We anticipate the revenue stream to remain reasonably flat as we progress from the exploration to exploitation phases.  Exploitation phase allows us to sell our production in the foreign markets, measurably increasing our cash flow.  We anticipate the first such sale to take place in late 2006/early 2007.

We have incurred net losses since inception and anticipate that losses will continue. Should losses continue indefinitely, it would eventually result in us ceasing operations.

We have incurred losses since inception and had an accumulated deficit of $45,646,138 at December 31, 2005. We anticipate that we will continue to incur net losses due to an increased level of planned operating and capital expenditures, increased sales and marketing costs, high costs associated with oil and natural gas exploration and development, additional personnel requirements and our general growth objectives.  We anticipate that our net losses will increase in the near future as we implement our business strategy and commence oil and natural gas exploration.  Our ability to earn a profit will depend on the success of our oil and natural gas exploration and development programs, which has not yet been achieved.  We may never achieve profitability.

Our ability to continue as a going concern requires us to raise additional funds and produce working capital from oil and natural gas operations.

In light of our lack of profitability and the risks described in this section, our management and our independent registered public accounting firm have expressed substantial doubt as to our ability to continue as a going concern.   During 2005, we have raised two separate financings from private equity placements amounting to $55.7 million.  At December 31, 2005, we had net working capital surplus of $6,396,518.  We will need additional capital or a farmout of our interests to third parties to fund any new ventures, which is uncertain and will likely result in the dilution to existing shareholders’ interests.

Our consolidated financial statements as of December 31, 2005 have been prepared under the assumption that we will continue as a going concern for the year ending December 31, 2006. Our independent registered public accounting firm has issued a report  that includes an explanatory paragraph referring to our recurring losses from operations and net capital deficiency and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our inability to retain our key managerial personnel could affect our ability to continue conducting our business.

Our success depends to a significant extent on the continued efforts of our executive officers, principally the Executive Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer, who are responsible for the continuing development of our oil and natural gas assets. The loss of any one of the incumbent individuals could have a material adverse effect on our ability to continue to locate, negotiate and acquire oil and natural gas assets and financing to develop these assets. We would have to replace any such individuals with someone that has commensurate experience and abilities if they were to leave us. We have entered into employment and non-competition agreements with all of these individuals.

Our business may be adversely affected by relationships between the United States and the countries in which we do business, which may impede our ability to operate in the countries in which we are located.

We are a Nevada corporation and subject to the laws of the United States.  Our principal businesses are conducted through wholly-owned subsidiaries that operate in Kazakhstan.  Our business is directly affected by political and economic conditions in Kazakhstan.  Our business may be adversely affected by the diplomatic and political relationships between the U.S., China, Russia and Kazakhstan.  These relationships may adversely influence the Kazakhstan government and public opinion of U.S. corporations conducting business in Kazakhstan and may affect our ability to obtain regulatory approval to operate effectively.  In addition, boycotts, protests, governmental sanctions and other actions could adversely affect our ability to operate profitably.

Risks Related to Our Oil and Natural Gas Operations

If our exploration and development programs prove unsuccessful, we may not be able to continue operations.

An investment in our company should be considered highly speculative due to the nature of our involvement in the exploration, development and production of oil and natural gas.  Oil and natural gas exploration involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  Exploratory drilling is subject to numerous risks, including the risk that no commercially productive oil and natural gas reservoirs will be encountered.  The cost to drill, complete and operate wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors including unexpected drilling conditions, abnormal pressures, equipment failures, premature declines of reservoirs, blow-outs, sour gas releases, fires, spills or other accidents, as well as weather conditions, compliance with governmental requirements, delays in receiving governmental approvals or permits, unexpected environmental issues and shortages or delays in the delivery of equipment.  Our inability to drill wells that produce commercial quantities of oil and natural gas would have a material adverse effect on our business, financial condition and results of operations.

Future oil and natural gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after exploration, drilling, operating and other costs.  Completion of wells does not ensure a profit on the investment or recovery of exploration, drilling, completion and operating costs.  Drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect production.  Adverse conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions.

Fluctuations in commodity prices could have a material impact on our revenues, which would affect our profitability.

Commodity price risk related to conventional crude oil prices could become our most significant market risk exposure if we achieve oil and natural gas production.  Crude oil prices are influenced by such worldwide factors as the Organization of the Petroleum Exporting Countries actions, political events and supply and demand fundamentals.  At this time, we cannot accurately predict these fluctuations because we do not know when we will commence generating revenues from our oil and natural gas operations.  Furthermore, we cannot estimate, at this time, the impact of commodity price fluctuations until we can predict the level of revenues.

Application, interpretation and enforcement of government taxes is inconsistent making it difficult for us to ensure that we are compliant which could lead to penalties and interest.

The tax environment in Kazakhstan is subject to change, inconsistent application, interpretation and enforcement.  Non-compliance with Kazakhstan laws and regulations can lead to the imposition of penalties and interest.  We intend to make every effort to conform to these laws and regulations. However, our interpretations and those of our advisors may not be the same as those of government officials, which could lead to penalties and interest.

Vector and KoZhaN face competition which could adversely affect their ability to penetrate the oil and natural gas market in Kazakhstan which may make it difficult to attain profitability.

The oil and natural gas market is competitive and some of the indirect competitors of Vector and KoZhaN are major international energy industry operators.

These competitors have various advantages over Vector and KoZhaN, including:

-	substantially greater financial resources, which gives them greater flexibility when developing their exploration and drilling programs;
-	greater recognition in the industry, which influences a potential partners’ decision to participate in programs;
-	larger operations, which provides economies of scale and operating efficiencies not available to Vector or KoZhaN;
-	access to domestic and international crude oil transportation pipelines and long-term offtake agreements to export markets;
-	ability offer more competitive packages to potential employees and/or employees working for us;
-	longer operating histories; and
-	more established relationships with government officials and other strategic partners.

Vector and KoZhaN may be unable to successfully compete with these established competitors, which may adversely affect their ability to acquire Hydrocarbon Contracts, licenses and drilling permits, which could impact their ability to generate revenue.

Compliance, interpretation and enforcement with evolving environmental laws and regulations may impact our expenses in a negative manner, which would directly impact our profit margins.

Extensive national, regional and local environmental laws and regulations in Kazakhstan affect the operations of Vector and KoZhaN.  These laws and regulations set various standards regulating certain aspects of health and environmental quality which provide for user fees, penalties and other liabilities for the violation of these standards and establish, in some circumstances, obligations to remediate current and former facilities and off-site locations. We believe we are currently in compliance with all existing Kazakhstan environmental laws and regulations.  However, as new environmental laws and legislation are enacted and the old laws are repealed, interpretation, application and enforcement of the laws may become inconsistent.  Compliance in the future could require significant expenditures, which would directly impact our profit margins.

If Vector and KoZhaN do not honor their capital expenditure commitments with the Republic of Kazakhstan, they may lose their exploration licenses.

Pursuant to the three Hydrocarbon Contracts, a commitment was made by KoZhaN to invest, in Kazakhstan, an aggregate of $16.43 million in capital expenditures, investments or other items that may be treated as capital assets of KoZhaN on or before December 31, 2009. KoZhaN has commenced this investment using loans from BSEK and intends to fund this investment using further loans from BSEK and, in the long term, from future production revenues.  These expenditures will be used to further exploit and develop existing fields and to explore for additional reserves to enhance future production and revenues.  If the required investment is not made within the agreed time period, KoZhaN may lose its exploration licenses.  If the exploration effort is unsuccessful or future exploration is determined to be not profitable, KoZhaN can elect not to invest the balance of the required exploration investment.

Pursuant to the Liman-2 and Atyrau Hydrocarbon Contracts, Vector has committed to invest for its two exploration assets an aggregate of $53.9 million in capital expenditures, investments or other items that may be treated as capital assets of Vector on or before December 31, 2007. Vector has funded its operations using loans from its parent company and will further finance its subsoil use activities using funds of its parent company and further production revenues. If the required capital investment commitments are not met within the agreed exploration period, Vector may lose its exploration licenses. If the exploration effort is unsuccessful or future exploration is determined to be not profitable, Vector may withdraw from the Hydrocarbon Contracts without investing the balance of the required exploration investment.

We may suffer currency exchange losses if the Tenge depreciates relative to the U.S. dollar.

We report in U.S. Dollars.  Anticipated early oil production will likely be sold on the domestic market where selling prices are determined in the Tenge, the currency of Kazakhstan.  The majority of our Kazakhstan operating costs will be denominated in Tenge (KZT).

Should we become profitable, we will be subject to Kazakhstan’s Excess Profits Tax, which would reduce our profit margin.

Through our Kazakhstan subsidiaries, we may become subject to Excess Profits Tax under the terms of the Hydrocarbon Contracts they have for oil and natural gas exploration and production.   Excess Profits Tax is in addition to statutory income taxes and takes effect after the field has achieved a cumulative internal rate of return higher than 20%.  The Excess Profits Tax ranges from 0% to 60% of taxable income.

Other Risks

Our shareholders may not be able to enforce U.S. civil liabilities claims thereby limiting their ability to collect on claims against us.

Our assets are located outside the United States and are held through wholly owned subsidiaries incorporated under the laws of  Canada and Kazakhstan.  Our current operations are conducted in Kazakhstan.  In addition, our directors and officers are nationals and/or residents of countries other than the United States.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for shareholders to effect service of process within the United States upon these persons.  In addition, there is uncertainty as to whether the courts of Canada or Kazakhstan would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules thereby potentially limiting the liquidity of our shares.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  Our shares are quoted on the OTC/BB, and the price of our shares ranged from $0.01 (low) to $10.00 (high) during the period from September 25, 2000 to March 24, 2006.  The closing price of our shares on March 24, 2006 was $1.73.  NASD broker-dealers who act as market makers for our shares generally facilitate purchases and sales of our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

ITEM 2.

DESCRIPTION OF PROPERTY.

OIL AND GAS PROPERTIES

Morskoe License

The Morskoe License area is located approximately 30 km SW of the Tengiz complex, (but straddles the southern fringe of the Tengiz structure), near the SW edge of Tengiz in western Kazakhstan, about 90 kilometers southwest of Kulsary railway station.  Neighboring producing oilfields include Tengiz 10 miles to the northeast and Prorva, 10 miles to the south.  The field was identified by seismic investigation in 1963 and proven through drilling in 1965.  It shows the anticlinal structures draped over the top of the salt dome and delineated to the northwest by a fault.  The oil-bearing horizons belong to the Lower Cretaceous Series at a depth of 4,000 feet.

The oil has been trapped in sandstones with a porosity exceeding 20%.  Net pays of over 20 feet have been established.  Three new wells were drilled, having tested oil at combined rates of over 5,000 bopd.  The quality of the crude ranges from 35° to 20° American Petroleum Institute (“API”).  The License has an area of 18,434 acres.  We have the rights from surface to the Top Salt (Kungurian). Although some oil production has been established, the license is considered an exploration block.

Karatal License

The Karatal License area  is located near Makat in western Kazakhstan, about 50 miles north of Atyrau, western Kazakhstan’s major city.  All large North American and European service companies are operating out of Atyrau.  Neighboring producing oilfields include Draimola 10 miles to the northwest and Tanatar, 5 miles to the east.  The field was identified by seismic investigation in 1958 and proven through drilling in 1959.  It shows several anticlinal structures draped over the top of salt domes and delineated by faults.  The oil-bearing horizons belong to the Lower Cretaceous Series at depths between 300 and 3,000 feet.  The oil has been trapped in sandstones with a porosity exceeding 20%.  Three wells have been  re-completed having tested small amounts of oil and one new well was drilled but not yet completed, although some oil production has been established, the license is considered an exploration block.  The License has an area of 103,982 acres.  We have the rights from surface to the top of the salt.

Dauletaly License

The Dauletaly License area is located near Emba in western Kazakhstan, about 60 miles northeast of Kulsary.  Neighboring producing oilfields include Krykmyltyk 1 mile to the north and Zhubantam, 10 miles to the east.    It shows several typical anticlinal structures draped over the top of salt domes and delineated by faults.  The license is considered an exploration block, with substantial deep potential, based on regional maps.  The License has an area of 33,359 acres.  We have the rights from surface to the top of the salt.

Atyrau and Liman-2 Licenses

On December 28, 2002, Vector entered into a Hydrocarbon Contractor contract with the Government of the Republic of Kazakhstan to explore for and produce hydrocarbons in the Atyrau and Liman-2 oilfields in the Atyrau region.  From that date to December 31, 2003, no major exploration activities have been carried out. In accordance with the Hydrocarbon Contract  #1077, dated December 28, 2002, Vector received the right to perform exploration activities on the Atyrau oilfield during 6 years from 2003 to 2008. In accordance with the Hydrocarbon Contract dated December 28, 2002, Vector received the right to perform exploration activities on the Liman-2 oilfield during 5 years from, 2003 to 2007 inclusive and to perform production activities during the subsequent 20 years.

During 2005, Vector carried out a large seismic acquisition program in the Atyrau Block and later in the year, started drilling its first exploratory well in the north-east sector of the block.

The Corporation has also been made aware of an attempted fraud concerning its Atyrau Block perpetrated by a former employee and a third party, and has taken immediate legal action to invalidate this claim.  See – Legal Proceedings.

As for the Liman-2 Block, pending the outcome of further basin studies, the Corporation will decide on the future of this license.

ITEM 3.

LEGAL PROCEEDINGS.

Morskoe Block

On August 18 2005, the Kazakhstani Government’s Ministry of Energy and Mineral Resources (the “MEMR”) confirmed the title of the company’s subsidiary, KoZhaN LLP (“KoZhaN”), to the subsoil use rights arising in relation to the Atyrau Block pursuant to Subsoil Use Contract No. 1103.

Effective  February 7, 2006 an Agreement was entered into between KoZhaN, the Company and ABT LLP (“ABT”) whereby KoZhaN and ABT agreed to terminate Agreement No. 1 so that ABT  withdrew from its partnership with KoZhaN in respect of the Morskoe Block in consideration of the repayment by KoZhaN to ABT  of its loan of KZT 67,028,000, the transfer of KZT 118,401,733 by KoZhaN to ABT in payment for the construction and drilling works carried out by ABT as referred to above, the payment by KoZhaN to ABT of KZT 1,334,788,549, inclusive of taxes, as well as the issue by BSKO of 15 million new shares in the Corporation to ABT pursuant to a Stock Issuance Agreement, also dated  February 7, 2006.  On  April 8, 2006 KoZhaN finalized a Settlement Agreement with ABT whereby ABT relinquished its 45% interest in the Morskoe Block in consideration of the payment by the Company to ABT  of $10million in cash and the issue to ABT of 15 million shares of the Corporation’s stock at the closing price on  March 10, 2006.

Karatal & Dauletaly Blocks

On January 17, 2006 the MEMR confirmed the title of KoZhaN to the subsoil use rights arising in relation to the Karatal and Daulataly Blocks pursuant to Subsoil Use Contracts Nos. 1102 and 1104.

Acquisition of 10% of KoZhaN

Further to the Sale and Purchase Contract concluded between the Corporation’s wholly owned subsidiary, Big Sky Energy Kazakhstan Ltd of Calgary (“BSEK”), and the 10% minority shareholders in KoZhaN on November 22, 2005, the BSEK was approved by the MEMR on the December 14, 2005 that the Kazakhstani Government’s Inter-Departmental Commission had agreed to waive the State’s pre-emptive right as to the purchase of such 10% and further the MEMR itself concerted to the same.

BSEK is now preparing to file all necessary documents in order to become the sole participant in KoZhaN upon its re-registration at the Ministry of Justice Registry of Legal Entities, and to adopt a new Charter for KoZhaN.  Once this is achieved, the Corporation, through BSEK will be the sole participant in KoZhaN.

Atyrau Block

On October 7, 2005 the MEMR wrote a letter renewing the subsoil use rights arising in relation to the Atyrau Block pursuant to Contact No. 1077.

On April 11, 2006 the Company received a letter No. 14-287 dated March 24, 2006 from Mr S. Kunakaev, a Director of the Department for Direct Investment in Subsoil Use at the MEMR, addressed to JSC Geostan, confirming to JSC Geostan that the subsoil use rights arising in relation to the Atyrau Block under Subsoil Use Contract No. 1077 were assigned by Vector to Ligostrade on November 10, 2005 under Addendum No. 1895, although this letter does confirm the validity of KoZhaN’s subsoil use rights as to both of the Karatal and Dauletaly Blocks in the Atyrau Oblast.  In addition, the Corporation has just received a letter dated April 11, 2006 from Mr B. Akchulakov, Vice Minister at the MEMR, purporting to confirm the waiver by the Government’s Inter-Departmental Commission of the State’s pre-emptive right and the transfer of the subsoil use rights arising in relation to the Atyrau Block to Ligostrade, pursuant to the purported Amendment to the Assignment Agreement.  As previously reported, unfortunately, the Corporation’s subsidiaries Big Sky Energy Atyrau Limited of Calgary (“BSEA”) and Vector Energy West LLP (“Vector”) suffered an attempted fraud by its former in-house lawyer employee, Mr Farkhad  K. Shakirov, who, acting without any legal basis, right or authority, purported to transfer and assign Vector’s subsoil use rights arising in relation to the Atyrau Block to a newly formed shell company called Ligostrade Services LLP on or about September 30, 2005.

The Corporation acted quickly to deal with the situation as soon as the same was discovered by initially suspending (on October 4, 2005) and then terminating (on October 16, 2005) the employment of the employee concerned, blocking his access to all documents and information and then by commencing appropriate legal proceedings in order to recognize as invalid and void abs initio the purported Assignment Agreement purported to have been concluded on or about September 30, 2005 (if not later) as well as the purported subsequent Amendment Agreement No. 1 to such Assignment Agreement.

As a result of certain interlocutory matters in relation to the various Kazakhstani Court proceedings, on February 6, 2006 the Corporation, acting through Vector and BSEA, commenced proceedings in the Almaty Inter-District Specialized Economic Court against Ligostrade Service LLP and its errant former employee, Mr F. K. Shakirov, seeking to invalidate the purported Assignment Agreement (as amended) and a new Injunction in support of such proceedings along the lines of the Injunction previously obtained on November 22, 2005 and as amended on December 2, 2005.  The substantive hearings in this case have yet to be held.

In addition, on January 30, 2006 Vector and BSEA commenced proceedings in the Astana Specialised Inter-District Economic Court against the MEMR, as a result of which on March 13, 2006 a Ruling was issued invalidating the purported Amendment No. 1 to Contract No. 1077, the purported registration of this purported Amendment No. 1 and the Decision of the Expert Commission of MEMR purporting to approve the purported transfer of the subsoil use rights to the Atyrau Block to Ligostrade.

On March 15, 2006 this Judgment was appealed by MEMR and Ligostrade and on April 4, 2006 the Astana City Court issued a new decision cancelling the Astana Economic Court Decision. Accordingly, an appeal to the Supervision Collegium of the Astana City Court is being prepared.

A Resolution to initiate criminal proceedings against Mr Shakirov was issued on February 27, 2006 by the Prosecutor in connection with the fraud committed by Mr Shakirov in relation to the purported sale of the subsoil use rights arising in relation to the Atyrau Block.  An investigation is currently being carried out by the Finance Police of the City of Almaty. On March 30, 2006 an Investigator of the Almaty Finance Police Department, Mr C.B. Pusurmanov, issued an Injunction arresting the subsoil use rights as to the Atyrau Block, arising Contract No. 1077.

On or about October 18, 2005, Ligostrade Service LLP commenced proceedings in the Almaty Specialised Inter-District Economic Court against Vector seeking to compel Vector to perform its obligations under the purported Assignment Agreement of September 28, 2005, and to transfer all geological and other data.

Vector is vigorously defending the substance of this claim by Ligostrade and the substantive proceedings of this case was adjourned by Ruling dated February 16, 2006 pending resolution of the claims by BSEA and Vector against Ligostrade referred to above.

The Corporation has received a letter dated April 11, 2006 from Vice Minister B. Akchulakov of the MEMR purporting to confirm the waiver by the Governments Inter- Departmental Commission of the States redemptive right and the transfer of the subsoil use rights arising in relation to the Atyrau Block to Ligostrade pursuant to the Assignment Agreement, which is purported to have been issued under # 1895 in October 2005.

Claim in Reno, Nevada, by BSEC against Ruslan Tsarni, Maret Tsarnaeva and Farkhad Shakirov

On March 8, 2006 the District Court of Clark County, in the state of Nevada, USA, granted a Temporary Restraining Order against Ruslan Tsarni, Maret Tsarnaeva and Farkhad Shakirov preventing them, or any third party, from seeking to or actually relying upon a purported Extract/Certificate/Affidavit of March 22, 2005 upon which Mr Shakirov purported to base his authority to contract with Ligostrade on behalf of Vector in relation to the Atyrau Block as referred to above.

This Temporary Restraining Order is in support of substantive proceedings commenced by BSEC to have such Extract/Certificate/Affidavit recognised as false, fraudulent, void and invalid ab initio.  This Temporary Restraining Order has already been served upon Messrs Tsarni and Shakirov and is being served upon Ms Tsarnaeva.

Hearings were held in Las Vegas, Nevada, on April 12 and 13, 2006 at which Mr Ruslan Tsarni entered an appearance with his counsel, Messrs Leavitt, Sully & Rivers, and sought to oppose the continuance of the Temporary Restraining Order and the grant of a Preliminary Injunction (which will remain in force until trial) against himself personally, Mr Shakirov and Ms Tsarnaeva.

The Corporation is pleased to report that the Court dismissed Mr Tsarni’s Motion and granted the Corporation a Preliminary Injunction which prohibits all and any persons or entities, anywhere in the world, including Messrs Shakirov, Tsarni and Tsarnaeva, from using and/or seeking to rely, including in the proceedings underway in Kazakhstan, upon the false extract/certificate/affidavit.

Liman-2

As previously reported, on October 7, 2005 the MEMR purported to cancel Vector’s subsoil use rights arising in relation to the Liman-2 Block pursuant to Contract No. 1076.

The Corporation has received a letter dated April 11, 2006 from Vice Minister B. Akchulakov of the MEMR purporting to confirm the termination of the Liman-2 subsoil use contract as of October 5, 2005 for alleged inadequate performance of the minimum Work Programme commitments.  The MEMR claimed that this was a repeated notification but, in fact, it is not.  The Company does not accept the contents of the same.

Vector has the possibility to appeal the decision of MEMR to purport to cancel the subsoil use rights arising in relation to the Liman-2 Block pursuant to Contract No. 1076 as issued on October 7, 2005 in the Courts, and the limitation period only expires on October 6, 2008.

The Corporation, BSEA and Vector have been working to prepare such a claim, which is expected to be filed shortly in order to reinstate Vector’s subsoil use rights in relation to the Liman-2 Block.

Farm-Out of 50% of the Atyrau & Liman-2 Blocks to SK Corporation

As previously reported, the Corporation signed a Heads of Agreement with SK Corporation of Korea whereby it will farm into a 50% interest in the Atyrau and Liman-2 Blocks.  By an amendment to such Heads of Agreement dated February 20, 2006, this Agreement was extended until May 3, 2006, although no definitive Farm-Out Agreement has yet been signed or MEMR/Government consent and waiver obtained.

Alakol Block

As previously reported, the Corporation entered into a Heads of Agreement on March 2, 2005, followed by a Sale and Purchase and Joint Operating Agreements both dated on July 12, 2005, together with certain ancillary agreements whereby Big Sky Energy Alakol Limited of Calgary, a subsidiary of the Corporation (“BSE Alakol”), contracted to farm in into a 50% interest in the Alakol Block, located next to the Chinese border.

Unfortunately, the Corporation learned by letter dated January 20, 2006 from Remas (but which it only received on January 24, 2006) that, allegedly, on December 31, 2005 (based on the Meeting of an Expert Commission of December 31, 2005 and pursuant to an application of August 2, 2005, which the Corporation had never seen) the MEMR refused an initial request for consent to such farm-in by BSE Alakol.

The Corporation is nevertheless continuing to seek to obtain such consent from the MEMR and the consent of Government’s Inter-Departmental Commission which deals with the waiver of the State’s pre-emptive right.

Further, the Corporation and BSE Alakol are continuing to require compliance with the legally valid, binding and enforceable contracts that the Corporation has with Remas LLP, the current registered subsoil user of the Alakol Block and certain other individuals (Mr Abin).  In this regard, BSE Alakol has commenced proceedings against Remas in the Almaty Inter-District Economic Court for its failure to repay certain financial aid granted and, in addition, BSE Alakol plans to retain a debt collection firm to auction for sale the mortgaged property.

The Corporation has received a letter on March 13, 2006 from Remas confirming it is their intentions to proceed with BSE Alakol on the Alakol Block, assuming its contracts with North Caspian Petroleum Limited (“NCP”) are, or can be, terminated, although this seems inconsistent with the written response received from NCP, as outlined below.

The Corporation has written to NCP on March 27, 2006 advising NCP of its contract with Remas and, accordingly, of its legal rights and remedies and also the Corporation has put NCP on notice that it considers NCP may be interfering with its contractual rights and relations with Remas and, accordingly, may be liable in tort for making and procuring breach of contract, involvement in a conspiracy to cause breach of contract and reserving its rights in all respects.

NCP has responded on March 31, 2006, Letter No. 23-A, that, in its view, NCP (and not BSE Alakol) it is now a 50% participant, alongside Remas, in the subsoil use rights as to the Alakol Block pursuant to an Amendment Agreement (No. 1) to the Alakol Subsoil Use Contract (MEMR Registration No. 1939) by and among NCFL, Remas and MEMR dated January 19, 2006 and has no responsibility or liability to the Corporation.

Accordingly, the Corporation is now considering where and when to commence appropriate proceedings against NCP, i.e. whether in England, Kazakhstan or elsewhere.

Miscellaneous Minor Labour/Moral Damages Claims arising out of the Dismissal of Mr Shakirov

Mr F.K. Shakirov, personally, commenced an action in the Almaty City Court against BSEA and Vector for reinstatement as President of Vector.  Quite surprisingly, and in breach of Kazakhstani Procedural Law, a Default Judgement was issued by a single Judge in the Almaty City Court on November 7, 2005 purporting to reinstate Mr F. K. Shakirov.

In our view, this Judgement is manifestly incorrect as whilst Kazakh law and Vector’s Charter envisage the appointment of a President, this is a matter in the sole discretion of BSEA of Calgary, Alberta, and it decided to appoint Mr Matthew Heysel as Vector’s President on December 31,2004, effective January 1, 2005, and that position has not changed.

On November 12, 2005, BSEA and Vector applied to set aside the Default Judgement purporting to reinstate Mr F. K. Shakirov, which was heard on November 29, 2005 and the Default Judgement was left in place.   An appeal to the Supreme Court of the Republic of Kazakhstan was filed but the Default Judgment issued reinstating Shakirov was confirmed as valid by Ruling of the Supreme Court dated January 31, 2006.

An appeal to the Supervisory Collegium of the Supreme Court is being prepared and will shortly be filed by BSEA and Vector, including based upon the new circumstances arising out of the Temporary Restraining Order initially issued in the Clark County Court of Nevada and which has now been replaced by a Preliminary Injunction which will remain in force and effect through the actual trial as referred to on page 10 of this letter.

Mr Shakirov filed a claim in the Almaty City Court for compensation of his alleged moral damages in the amount of KZT 134,000,000, which approximately equivalent to $1,000,000, arising out of a letter written by Corporation, BSEK and BSEA to Ligostrade pointing out that Mr Shakirov was never President of Vector and had no right, power or authority to contract on its behalf.

On November 4, 2005, Mr F. K. Shakirov obtained an initial arrest of all the assets of Corporation and BSEK as security for his moral damages claim.  This was appealed by Corporation and BSEK to Civil Collegium of the Supreme Court on November 11, 2005, as a result of which the arrest of the assets of Corporation and BSEK was reduced so as to only cover the amount of KZT 134,000,000 and as above this will be released if and when any moral damages are paid.

On December 27, 2005 the Almaty City Court awarded Mr Shakirov KZT 30,000, which approximately equivalent to $225 in moral damages.   This was appealed by the Corporation, BSEK and BSEA to the Supreme Court, which upheld such Ruling on February 28 2006.  The amount of KZT 30,000 was, accordingly, paid by BSEA to Mr Shakirov on March 21, 2006, despite the fact that the defendants are appealing (as detailed below) as the Judgment came into legal force these monies had to be paid.  An appeal to the Supervisory Collegium of the Supreme Court is being prepared and will shortly be filed by the Corporation, BSEK and BSEA.

A claim was filed by Mr Shakirov against Vector, KoZhaN and Mr. Sehsuvaroglu for moral damages in the amount of KZT 134,000,000 (arising from an announcement published by the Company, in order to protect itself, in Kazakhstanskaya Pravda informing all concerned and interested parties of the fact that Mr Shakirov was never the President of Vector and, in any event, was removed from all positions) in the Medeu District Court on October 21, 2005.  This case was suspended on November 21, 2005 pending the hearings in the Almaty City Court referred to in item 2 above.   The case was resumed on January 4, 2006 and on March 23, 2005 the Medeu District Court awarded Mr Shakirov KZT 30,000 in moral damages.  On April 4, 2006 the Decision was appealed to Almaty City Court.

A claim was filed by Mr Shakirov against Vector in the Medeu District Court for recovery of his unpaid salary in the amount of KZT 282,918 which approximately equivalent to $2,115, as well as compensation for moral damage the Mr. Shakirov’s claimed to have suffered because of the non-payment of salary in the amount of KZT 300,000, which approximately equivalent to $2,243.   A first instance Judgement in Mr Shakirov’s favour was issued against Vector on February 17, 2006 in the amount of

KZT 282,918 however Mr. Shakirov’s moral damages claim was rejected in its entirety.   This Judgment has not yet entered into legal force and effect, but as such judgement is subject to immediate implementation, the amount of KZT 282,918 was paid on March 21, 2006.

Vector prepared and filed a Private Complaint in appeal on March 3, 2006 against this Judgement in the Almaty City Court, but this Appeal was rejected and the initial Judgment was confirmed as valid by a Ruling of the Almaty City Court dated March 30, 2006.

1)

A further claim by Mr Shakirov against KoZhaN LLP for recovery of unpaid salary in the amount of KZT 13,824, which approximately equivalent to $103, together with moral damages of KZT 300,000, which approximately equivalent to $2,243  for such non-payment of salary was filed in the Bostandyk District Court on January 16, 2006.  KoZhaN is vigorously defending this case and a counter-claim was filed in the amount of KZT 29,402, which approximately equivalent to $220 owing by him to KoZhaN on March 13, 2006.  KoZhaN’s counter-claim is based on the fact that Mr Shakirov failed to properly justify, account for and report his expenditure of KZT 29,402 of KoZhaN’s monies, which were advanced to him by KoZhaN.  Judgment for payment of Mr Shakirov’s unpaid salary of KZT 27,389, which approximately equivalent to $205 and compensation of his alleged moral damages in the amount of KZT 5,000, which approximately equivalent to $37 was issued by the Bostandyk District Court on March 27, 2006.  Again, such Judgment is subject to immediate implementation and, accordingly, on April 3, 2006, the amount of KZT 32,389 was paid despite the appeal filed as described below.

On April 4, 2006 the Decision was appealed by KoZhaN and an appeal was filed in the Almaty City Court.  On February 27, 2006 Mr Shakirov filed a claim against Corporation in the Bostandyk District Court for reinstatement as the Executive Director of the Kazakhstan Branch of Corporation.

The Corporation is working closely with its lawyers and other advisers to vigorously defend, rebut and counter-claim against such minor proceedings as it firmly believes that such claims are simply intended to try and distract the Corporation and its management’s attention from its successful business of exploring for and producing hydrocarbons in Kazakhstan and that the same are totally without merit and that Mr Shakirov et al will be proven to have acted improperly and fraudulently, as the proceedings underway in Nevada and the criminal proceedings now underway in Kazakhstan have begun to show.

The Corporation is subject to potential litigation in the normal course of operations.  There are no claims currently pending (other than as disclosed above) that we consider would materially affect our operations.

ITEM 4.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

There were no matters submitted to the securityholders in 2005.

PART II

ITEM 5.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock, par value $0.001 per share is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board (“NASD-OTC-BB”), under the symbol "BSKO".  The following information was obtained from http://finance.yahoo.com:

2004:
First Quarter	$0.91	$0.58
Second Quarter	$0.65	$0.53
Third Quarter	$0.64	$0.45
Fourth Quarter	$0.79	$0.49
2005:
First Quarter	$1.16	$0.47
Second Quarter	$1.37	$1.13
Third Quarter	$1.35	$1.25
Fourth Quarter	$1.56	$0.92
2006:
First Quarter	$1.92	$1.75

Quotations commenced on the NASD-OTC-BB on September 25, 2000.  These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

We have never paid dividends on our common shares.  There are no restrictions that may limit our ability to pay dividends currently or in the future.  We do not anticipate paying any dividends in the foreseeable future.

As of March 24, 2006 we had approximately 191 shareholders of record and 157,348,697 shares of common stock, par value       $0.001 per share, issued and outstanding.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)(4)
Big Sky Energy Corporation Stock Award Plan (2)	13,500,00	$0.59	31,469,736
Alternative Compensation Plan (3)	461,171	$0.08	0

(1)	Excluding securities reflected under “Number of securities to be issued upon exercise of outstanding options, warrants and rights”.
(2)	Approved by our shareholders on June 29, 2001.
(3)	Adopted by the board of directors on March 22, 2002 and approved by our shareholders on June 14, 2002.
(4)

Approved by our shareholders on December 3, 2004 to a maximum of 15,000,000 and further amended on March 1, 2006 to a maximum of no greater than 20% of the issued and outstanding shares as of the date of grant.

RECENT SALES OF UNREGISTERED SECURITIES

i.	In March 2005, the Corporation issued 1,750,000 shares to four option holders who exercised options previously granted, at an exercise price of $0.05 per common share for proceeds of $87,500.
ii.

In April, 2005, the Corporation issued 150,000 shares to an option holder who exercised options previously granted and fully vested at an exercise price of $0.05 per common share for proceeds of $7,500.

iii.	In April, 2005, the Corporation issued 856,027 shares under the Alternative Compensation Plan.
iv.

In August, 2005, the Corporation issued 2,100,000 to an option holder who exercised options previously granted and fully vested at an exercise price of $0.05 per common share for proceeds of $105,000.00

v.

In September, 2005, the Corporation issued 50,000 shares of common stock to an option holder who exercised options previously granted and fully vested at an exercise price of $0.56 per common share for proceeds of $28,000.

In November, 2005, the Corporation issued 1,050,000 shares of common stock to 6 option holders who exercised options previously granted and fully vested at an exercise price of ($0.15 generating proceeds of $45,000) and ($0.05 for proceeds of $37,500).

vii	In December, 2005, 5,000 shares were issued for services valued at $6,500.
viii	In December, 2005, 2,210 shares were issued upon exercise of 2,210 warrants for proceeds of $1,105.
ix	In January, 2006, the Corporation issued 5,000 shares for services valued at $6,500.
x	In January, 2006, the Corporation issued 6,000 shares under the Alternative Compensation Plan at $2.00 per share for a value of $12,000.
xi	In March 2006, the Corporation issued 10,000 shares for services valued at $8,000.
xii	In March 2006, the Corporation issued 15,000,000 shares in accordance with the terms of the Purchase and Sale Agreement with ABT Ltd.
xiii	In March 2006, the Corporation issues 200,000 shares upon exercise of options.

The Corporation applies the fair value method in accounting for warrants issued as a finder fee. The fair value is measured using a Black-Scholes valuation model and is netted as a cost of share issuance.

Each of the foregoing issuances of securities was exempt from registration due to the exemption found in Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933. These sales were offshore transactions since all of the offerees were not in the United States and the purchasers were outside the United States at the time of the purchase. Moreover, there were no directed selling efforts of any kind made in the Untied States neither by us nor by any affiliate or any person acting on our behalf in connection with any of these offerings. All offering materials and documents used in connection with the offers and sales of the securities included statements to the effect that the securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the securities are registered under the Act or an exemption therefrom is available and that no hedging transactions involving those securities may not be conducted unless in compliance with the Act. Each purchaser under Regulation S certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person and agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption there from and we are required to refuse to register any transfer that does not comply with such requirements.

REPURCHASES OF EQUITY SECURTIES

We have no plans, programs or arrangements in regards to repurchases of our common stock.

ITEM 6.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

The following summary financial data should be read in conjunction with the remainder of "Management's Discussion and Analysis or Plan of Operation" and the consolidated   financial statements and notes to such consolidated   financial statements included in this report.  The selected historical financial as at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004, 2003 and from inception date (February 1, 2000) to December 31, 2005 has been derived from our audited consolidated   financial statements.

SUMMARY FINANCIAL DATA

Statement of Operations Data:

	YEAR ENDED DECEMBER 31, 2005	YEAR ENDED DECEMBER 31, 2004	YEAR ENDED DECEMBER 31, 2003	PERIOD FROM FEBRUARY 1, 2000 TO DECEMBER 31, 2005
Loss from continuing operations	($15,461,003)	($6,816,252)	($3,194,368)	($35,532,122)
Income (Loss) from discontinued operations	-	$24,204	$64,606	($10,114,016)
Net loss	($15,461,003)	($6,792,048)	($3,129,762)	($45,646,138)
Basic loss per share	($0.15)	($0.13)	($0.13)
Basic weighted average

Balance Sheet Data:

	December 31, 2005	December 31, 2004
		(As Restated)

Cash and cash equivalents	$12,024,407	$983,734
Working capital (deficiency)	$6,396,518	($2,793,503)
Total assets	70,447,608	$25,757,879
Total stockholders’ equity	$39,318,479	$13,397,829

NATURE OF OPERATIONS

Late in 2003, the Corporation began investing in oil and natural gas assets in addition to its Internet service business in China, a transition which concluded December 9, 2004 from selling Big Sky Network Canada Ltd., to become an oil and natural gas exploration and production company. We acquired KoZhaN and Vector Energy West.  By acquiring these companies the Corporation gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan, located close to infrastructure and transportation.

The following operational steps have been taken in regards to the five Blocks held by Vector Energy West LLP and KoZhaN LLP as of March 2006:

Atyrau

·        285 km 2D seismic acquisition by KCS consisting of 20 km in Ongar W, and 265 km of regional profiles on the south part of Atyrau block

·        250 km 2D seismic acquisition by KazGeCo consisting of  50 km in Zhingeldy and 200 km in Baklanyi N, Daraimola, Terkobay 1, Ongar W

·        60 sq. km 3D seismic acquired by KazGeCo in Zhingelgy S-W. Reprocessing of 3D seismic has been done by Landmark office in Moscow.

·        Reprocessing of 200 km of 2D seismic by Geostan plus approximately 3500 km of old 2D data scanned, 1750 km interpreted.

·        Drilled one exploratory well (1550m) in Ongar West structure with PM Lucas drilling rig. Completion rig is being mobilized to test potentially oil-bearing intervals.

Liman 2

·        Reprocessed 600 km of old 2D seismic lines by the Landmark office in Moscow.

Karatal

·        67.5 km 2D seismic acquired by KCS.  350 km old seismic lines were scanned by Geostan for reprocessing

·        The supplementary exploration project and drilling project have been completed by CER

·        Well #6 work over performed by Zhasulan Co.  Logging services completed by KazPromGeophysics

·        Munai Service Co finished WO of wells #5, 9 and 6. Well #6 put to production from November, 14, 2005

·        Turan Munai Co completed building the facilities for the pilot development stage for wells #5,6, and 9.

·        Munai Service Co drilled and completed well KRT-30.  Based on logs, aptian horizon is identified as oil-bearing in the interval of 328-333m.

·        Processing and interpretation of 2D seismic is completed.  New well prospect coordinates have been identified and drilling rig mobilization to the site has commenced.

Dauletaly

·        105 km 2D seismic acquired by KazGeCo.  200 km of old seismic lines scanned by Geostan for reprocessing

·        Processing and interpretation of 2D seismic is completed by Geostan

·        Supplementary exploration project and drilling projects have been completed by CER.

·        Three re-entry wells have been identified.  Workover rig is being mobilized to perform workovers

Morskoe

·        All necessary technical design projects have been completed to allow early production

·        Well #10 drilled in March 2005. Contractor PreCaspiBurneft - perforated and flowed on test two oil zones.  The lower Albian formation was perforated from 1,248 to 1,263 m KB and flowed 3,165 bopd at a flowing wellhead pressure of 175 psig. The upper Aptian formation was perforated from 1,170.5 to 1,176.5 m KB, co-mingled with the lower Albian formation, and flowed at a rate of 3,465 bopd of 20° API sweet crude at a flowing wellhead pressure of 250 psig and a gas oil ratio of 197 scf/bbl following a nine hour test period.  Due to the well's test equipment configuration, a lower wellhead flowing pressure was not attainable, and as a result higher flow rates were not attempted.

·        Temporary production facilities have been built by TSS Ltd to handle oil production on a site.

·        The existing pad on MOR-10 was extended (TSS Ltd) to accommodate drilling rig to drill wells MOR-11and MOR-12.  Protective dyke was built around the pad to protect the pad and withstand sea flooding periods.

·        The access road was re-done by raising its level, compaction and protection of both sides of the road with GeoCell/EroCell material in some parts and concrete blocks on other vulnerable parts of the road to keep it from washing it away and erosion during sea flooding periods.

·        Well #11 drilled in August 2005. Contractor Sun Drilling – on September 30, 2005 drilling, coring, and logging Well #11 had been completed.  Well # 11 was drilled from a pad located at its Well # 10, 284 m to the north-west to a total vertical depth of 1,332 m.  The well was cored from 1169 m to 1175 m, and 1247 m to 1259 m, and subsequently logged.  Based on log analysis, this well encountered the two principal sands of the Albian formation at 1167 m to 1174 m and 1245 m to 1263 m respectively, and such analysis indicated a total of 17 m of net oil pay. Estimated net oil pay refers to a perceived oil bearing rock of 17.5 m thick, as interpreted by the wireline logging. The well was dual completed to both reservoirs and put to production on February 8, 2006.

·        Well #12 is drilled in October 2005. Contractor Sun Drilling – on October 4, 2005 drilling, coring and logging well #12 had been completed. Well#12 was drilled from located at its Well #10, 275 m to the north-east to a total vertical depth 1350 m. The well was cored from 1213.6 m to 1220.8 and 1295.91m to 1313.19 m and subsequently logged. Based on log analysis, this well encountered the two principal sands of the Albian formation at 1212 m to 1221 m and 1297 m to 1312 m respectively, and such analysis indicated a total of 15.7m of net oil pay. The well was dual completed to both reservoirs and put to production on December 24, 2005.

·        Shot 30,25 км 2D of seismic.  Work was suspended due to weather related conditions on December 26, 2005

·        The existing pad on MOR-10 was extended to accommodate drilling rig to drill wells MOR-11and MOR-12.  Protective dyke was built around the pad to withstand sea.

·        Topographical, geological, climatologically, hydro geological, lithological surveys were conducted in order to determine the subsoil permissible load and subsoil corrosiveness for installing the permanent production facilities.

·        Temporary access roads and pads have been built in MOR-1 and Ogai-1.

·        Re-entry of Ogai-1 was completed.  Well logs at Ogai No. 1, which is located on the north-east flank of the structure, indicated oil pay at the Cretaceous, Jurassic, and Triassic horizons but was left untested by the Soviets.  The Corporation re-entered this well to determine the down-dip extent of oil.  Due to well bore obstructions, the Corporation was only able to perforate and test the Lower Cretaceous horizon from 1,176 m to 1,182 m. This interval flowed clean 20° API sweet crude at 450 bopd on a 13mm choke during a 48 hour test period. Pressure transient test results from this well indicated severe near well bore formation damage which was believed to have resulted from Soviet drilling, and suggested that higher inflow would be possible from future wells drilled and completed using modern practices.

·        Re-entry of MOR-1 has commenced to test aptian horizon (1207-1212 m) on the other side of the fault.

We are also intent on farming out selected high risk exploration targets.  We believe that these activities will lead to a sustainable platform on which to build the Corporation in Kazakhstan and, in addition to building a base in Kazakhstan, the Corporation is actively seeking to secure additional licenses in other countries, using the diverse expertise of its officers and consultants.

The Corporation raised over $55.7 million of new common equity in 2005. While access to the capital markets is always subjective, the current levels of energy prices support investor interest in financing new projects. The Corporation is basing its growth strategies on attaining a sustainable level of cash flow from low risk energy development of existing licenses while securing additional licenses subject to available financing on economic terms.

RESULTS OF OPERATIONS

Revenues

For 2005, the Corporation earned $522,021 in revenues (produced by test wells still in the exploration stage).  We did not earn any revenue in 2004.  We have added oil and natural gas properties through the acquisition of KoZhaN and Vector; however these properties were undeveloped and consequently did not provide revenue during the period.

Expenses

 In 2005, the Corporation incurred general and administrative expenses of $15,883,986 (2004, $6,217,720).  The following table provides a breakdown of the general and administrative expenses by category.

	YEAR ENDED DECEMBER 31, 2005 $	YEAR ENDED DECEMBER 31, 2004 $	PERIOD FROM FEBRUARY 1, 2000 TO DECEMBER 31, 2005 $
Office Costs	14,849,627	5,212,574	28,402,556
Professional Services	990,191	759,984	3,714,641
Investor Relations	44,168	245,162	1,459,419
Extinguishment of debt		-	(1,422,225)
Miscellaneous		-	212,114
TOTAL	15,883,986	6,217,720	32,366,505

Office costs include the costs of executive management, administrative consultants, rent, insurance, travel and general offices costs associated with maintaining our business offices and operation in Canada and Kazakhstan. The increase in office costs from 2003 2004 is due to acquisition of additional subsidiaries during the year increase in activity in the Kazakhstan oil and gas operations and their related costs.

There was $2,500,000 spent on an advertising campaign and $2,215,250 in non cash compensation arising from the issue of stock options.

Professional services include accounting, audit and legal advisory costs.  Professional costs have increased in 2005 compared to 2004.  The overall increase in professional services was due to increased legal, audit and accounting fees due to the increased activity of the oil and gas operations in the subsidiaries.

The financial statements of the Corporation’s two subsidiaries have been translated into US Dollars from Kazakhstan Tenge.  The subsidiaries maintain their accounting records in Tenge.  A majority of Kasha’s and Vector’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars.  Accordingly, KoZhaN and Vector have determined that the US Dollars is its functional currency.  KoZhaN’s and Vector’s long-lived assets and equity are translated using historic exchange rates.  Gains and losses arising from these translations are reported in the consolidated statement of operations.  The foreign currency loss gain related to this translation was $833,520  (2004-($193,130)) The Corporation maintains offices in Canada and China and may incur foreign exchange losses in meeting its operating expenses in local currencies relative to the US dollar. In 2005, foreign exchange losses were $ 275,101 (2004 - $33,808).  The Kazakhstan Tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities into US Dollars for the purpose of these financial statements does not indicate that the Corporation could realize or settle in US Dollars the reported values of the assets and liabilities.

We record the fluctuations in the fair value of certain unexercised stock options as a deferred compensation asset (reported as a reduction of stockholders’ equity on the balance sheet). This asset is amortized over the life of the stock options as non-cash compensation expense. The non-cash compensation expense in 2005 was $2,215,250 (2004 – $758,264).

Summary of Non-cash Compensation Expense since inception:

	Expense	Unamortized Deferred Compensation
Options
Options granted April 26, 2003	4,594	-
Options granted June 24, 2004	18,371	4,961
Options granted March 9, 2005	1,255,555	3,349,355
Options granted March 28, 2005	52,500	157,500
Options granted October 1, 2005	52,730	581,770
Stock awards - March 2005	825,000	-
Stock issued for services	6,500	-

Total		4,093,586

Losses

Since we are in the development stage, all losses accumulated since inception is considered as part of our development stage activities.

Discontinued Operations

There were no discontinued operations in 2005.

CAPITAL EXPENDITURES AND INVESTMENTS

The Corporation began investing in oil and natural gas assets in addition to its Internet service business in China, to become an international oil and natural gas exploration and production company. This began with the acquisition of KoZhaN and continued with the acquisition of Vector.  By acquiring these companies the Corporation gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan located close to infrastructure and transportation. The Corporation sold all of its Internet assets in China on December 9, 2004.

The Corporation raised over $55.7 million of new common equity in 2005. While access to the capital markets is always subjective, the current levels of energy prices support investor interest in financing new projects. The Corporation is basing its growth strategies on attaining a sustainable level of cash flow from low risk energy development of existing licenses while securing additional licenses, subject to available financing on economic terms.

We expect this new direction to bring increased value as the management team has extensive expertise and experience in the oil and natural gas business.

Material Commitments for Capital Expenditures

As a result of the acquisition of KoZhaN and Vector, we have acquired significant commitments for future capital expenditure. The majority or these commitments are not required to be settled until we are in the production phase, at which time we expect to have sufficient cash flows from production to meet these commitments and will rely primarily on production cash-flows to meet future capital expenditures. If the future cash flows from production are insufficient to meet these commitments, we will likely have to rely on additional equity financing.

Certain commitments relating to KoZhaN require capital expenditure prior to the production phase. These include investment commitments of $ 16.4 million.  We anticipate we will be able to meet these capital costs through a number of financing alternatives. The investment commitment of $16.4 million is required to be spent in exploration phase in the Republic of Kazakhstan during the exploration phase, which is expected to last until approximately 2009.  We plan to finance this commitment through a combination of the sale of exploration related production and future equity financing.   The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

Commercial discovery bonuses will be equal to 0.1% of the value of proved reserves  found.  We anticipate that any commercial discovery bonus will be small enough to be financed out of our working capital.

For 2005, we defined work commitments as follows:

•

KoZhaN – Expected Capital Expenditures are $5.8 m of which $1.4 m for 2 wells in Morskoe, $750 000  for Seismic on Morskoe; $800 000  for 3 wells on Karatal, $250 000  for Seismic on Morskoe and $1.4 m  for 2 wells in Dauletaly, and $350,000  for Seismic on Dauletaly.

•

Vector – Expected Capital Expenditures $28.5 m of which $7 m is allocated for seismic work and $19.5 m allocated for drilling 15 wells. The balance will be made up of administration, training and related business activities.

The Vector and KoZhaN work commitments are measured by actual work undertaken and completed. The cost to complete the work can be lower, or higher, than the estimated cost. Actual cost is not the determining factor in meeting work commitment obligations. KoZhaN’s work commitments have been re-submitted to the government since they were higher than contractually stipulated.

For 2006, our work commitments are:

Morskoe :

Work Program for 2006 were accepted by the Government of Kazakhstan Ministry of Energy and Mineral Resources Natural Resources Protection Agency (“Zapkaznedra”) at December 31, 2005 (Letter #74/2006). Total financial liabilities for 2006 amounted to $3,941,000  , where Seismic work amounted to $1,350,000  (Including Seismic processing and Interpretation) and 3 wells workover amounted to $1,500, 000.

Dauletaly :

Work Program for 2006 were accepted by Zapkaznedra at February 7, 2006 (#139/2006). Total financial liabilities for 2006 amounted to $4,291,000, where Seismic work amounted to $1,400,000  (Including Seismic processing and Interpretation) and 1 well workover amounted to $250,000  and 2 wells drilling amounted to $2,100,000.

Karatal :

Work Program for 2006 were accepted by Zapkaznedra at February 7, 2006 (#140/2006). Total financial liabilities for 2006 amounted to $2,506,000 , where Seismic work amounted to $950,000  (Including Seismic processing and Interpretation) and 2 wells drilling amounted to $1,000,000 .

Atyrau and Liman-2

Work programs for 2006 were not accepted by Zapkaznedra yet. The Company has submitted work programs as at December 9, 2005 (Letter # 0512163), but as of March 24, 2006 have not been reviewed and approved by Zapkaznedra.

LIQUIDITY AND CAPITAL RESOURCES

During 2005, the Corporation utilized cash for management and corporate administrative activities of approximately $ 300,000 per month. Management anticipates that the Corporation currently has sufficient working capital to fund this minimum level of operations through Q2 of 2006. However, the Corporation may require additional financing to meet its cash requirements  beyond June, 2006 should revenues from production not be sufficiently realized to meet this requirement. Current cash resources are not anticipated to be sufficient to fund the acquisition of producing properties or additional licenses. It will consider seeking additional private equity or debt financing for these purposes. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success. The Corporation cannot assure you that it will be able to obtain sufficient capital to satisfy all of its obligations or that its operating subsidiaries will be commercially successful.

The ability of the Corporation to continue operations will depend on its ability to finance, acquire, explore for and produce oil and natural gas on a profitable basis.

As of December 31, 2005, we had cash and cash equivalents of $12,024,407 that were included in the working capital of $6,396,518.  This compared to a working capital deficit of $2,793,503 at December 31, 2004.

The following table sets forth the share issuances and proceeds for 2005:

Date	Instrument issued & No. of Common Shares	Gross Proceeds	Transaction Costs	Net Proceeds
02/05	27,250,000 shares of common stock in a private placement	$13,625,000	$881,630	$12,743,370
02/05	Value of transaction costs warrants portion	$1,073,576	$1,073,576	0
03/05	750,000 shares of common stock - Stock Awards Plan	$825,000	$825,000	0
03/05	1,700,000 shares of common stock – options exercise	$85,000	0	$85,000
03/05	9,600 shares of common stock – warrant exercise	$4,800	0	$4,800
04/05	150,000 shares of common stock – options exercise	$7,500	0	$7,500

04/05	479,505 shares of common stock – warrant exercise	$239,753	0	$239,753
07/05	134,400 shares of common stock – warrant exercise	$67,200	0	$67,200
08/05	2,100,000 shares of common stock – option exercise	$105,000	0	$105,000
08/05	15,487,500 shares of common stock - private placement	$15,487,500	$2,775,142	$12,712,358
08/05	Value of transactions costs warrants portion	$885,619	$885,619	0
08/05	51,750 shares of common stock – warrant exercise	$25,875	0	$25,875
09/05	108,000 shares of common stock – warrant exercise	$54,000	0	$54,000
09/05	50,000 shares of common stock – option exercise	$28,000	0	$28,000
11/05	1,050,000 shares of common stock – option exercise	$82,500	0	$82,500
12/05	2,210 shares of common stock – warrant exercise	$1,105	0	$1,105
12/05	13,015,745 shares of common stock – private placement	$13,015,745	0	$13,015,745
		$45,613,173	$6,440,967	$39,172.206

On a consolidated basis, our minimum cash requirement for maintenance of operations, without conducting a drilling program or acquisitions of other potential fields, is estimated at approximately $300,000 per month in 2006.  We anticipate that we will be required to raise additional capital to fund future exploration and development programs or farm out some of our interest in various higher risk/cost projects to third parties.  Such farm-outs would be intended to cover up to 100% of project costs in return for a percentage interest in the project.

Cash Requirements

The following aggregated information about our contractual obligations and other commitments aim to provide insight into our short and long-term liquidity and capital resource need and demands as at December 31, 2005.

		Exploration phase			Production phase
Time period	Total	Within 1 year	1 - 3 years	3 - 5 years	Over 5 years
Estimated dates		2005	2006 – 08	2009 - 10	2011	2012	2013	2014	–2014-2030

Operating leases	$348,800	$174,900	$173,900	$Nil	$Nil	$Nil	$Nil	$Nil	$Nil
Historical costs (Owed to Kazakhstan Government)	11,424,278					182,012	182,012	700,948	10,359,306
Short-term interest free loan from ABT Ltd.	1,426,582	1,426,582
Social sphere development liability (Astana and Atyrau)	3,030,000					151,500	151,500	151,500	2,575,500
Social development commitment (Astana and Atyrau)	1,389,000					69,450	69,450	69,450	1,180,650

Investment commitment (Including investment in local personnel)	121,900,000	1,500,000*	3,000,000*	8,500,000*		5,445,000	5,445,000	5,445,000	92,565,000
Liquidation fund (Obligations incurred to date)	280,000								280,000
Commercial production milestone payments	1,300,000				100,000	300,000	400,000	500,000	-
Total	$141,098,661	$3,101,483	$3,173,900	$ 8,500,000	$ 100,000	$6,147,962	$6,247,962	$6,866,898	$106,960,456

* As disclosed in Note 25 (g) to the consolidated  financial statements, we are obliged to spend $14,000,000 during the exploration phase, which is expected to end in 2009. As we are entitled to make these payments at any point over the exploration period, the timing of payments presented in the table reflects management’s estimate as to when these expenditures will be incurred by us.

The following commitments have been excluded based on the inability to estimate the timing of payment and or the dollar amount of the future payments:

1.

Quarterly payments to the non-controlling partners in KoZhaN – these payments will be charged based net sales of oil, in accordance with the following schedule:

-	$0.35 per barrel if the price of oil is equal to or less than $14.00;
-	$0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00;
-	$1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00; or
-	$1.50 per barrel if the price of oil is greater than $22.00

2.

Commercial discovery bonus – these payments to the government are required within 30 days of the approval by the State Committee of Kazakhstan of proved commercial hydrocarbon reserves. Payments amounts are currently set at 0.1% of the value assigned to the proved commercial reserves.

3.

A royalty of $1 per barrel for oil produced and sold from the Atyrau and Liman 2 licenses.

The Corporation has no proven reserves to date.

PLAN OF OPERATION

Meeting our future financing requirements will be dependent on our ability to develop oil and natural gas farm-outs or joint venture partnerships on favourable terms, our ability to access equity capital markets and, after achieving or acquiring sustainable production, our ability to maintain credit facilities from institutional lenders. We may not be able to raise additional equity when required, or we may raise the equity on terms that are dilutive to existing shareholders.

As of December 31, 2005, our management anticipates that we currently have sufficient working capital to fund our operations, without conducting an additional drilling program or acquiring additional potential blocks, through June 2006.  This is due to us raising on two separate occasions $13.7 million (on March 31, 2005) and $42 million (on August 31, 2005) in new common equity, which allowed us to fund our operations and carry out most of our annual work programs in 2005.

However, in going forward with additional drilling programs or acquiring additional blocks, we will need to raise additional equity or resort to funding though debt financing.  Although the start of test production and the resulting sale of crude oil to the local refinery at Atyrau will provide a steady source of income, this in itself is not sufficient to fund all of our current needs.  The potential acquisition of oil and natural gas interests outside of Kazakhstan will also require moderately large sums of acquisition financing, which we plan to obtain through commercial banks or other financial institutions.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have any off-balance sheet arrangements at December 31, 2005.

NEW ACCOUNTING PRONOUNCMENTS

During March 2004, the Emerging Issues Task Force (EITF) determined that mineral rights as defined in EITF Issue 04-2, Whether Mineral Rights are Tangible or Intangible Assets, are tangible assets and should not be considered intangible assets in SFAS 141, Business Combinations (SFAS 141) and SFAS 142, Goodwill and Intangible Assets (SFAS 142). The FASB, in agreement with this determination, amended SFAS 141 and 142 through the issuance of FASB Staff Position (FSP) FSP 141-1 and 142-1. In addition, the proposed FSP 142-b confirms that SFAS 142 did not change the balance sheet classification or disclosures of mineral rights of oil and gas producing entities. We classify our oil and gas leaseholds as tangible oil and gas properties which is consistent with EITF 04-02, FSP 141-1 and 142-1 and therefore such pronouncements did not have a material effect on our financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, that will require compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. The standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. It is effective for small business issuers for the first interim or annual reporting period beginning after December 15, 2005, meaning that the Corporation will apply the guidance to all employee awards of share-based payment granted, modified or settled after January 1, 2006.

In June 2004, the FASB issued an exposure draft of a proposed statement, “Fair Value Measurements” to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current accounting principles generally accepted in the United States of America (“U.S. GAAP”), by creating a framework that clarifies the fair value objective and its application in U.S. GAAP. In addition, the proposal expands disclosures required about the use of fair value to remeasure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15, 2005.

In November 2004, the EITF ratified Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i) expects to have no continuing “direct” cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component’s operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on the Corporation’s consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges, and to require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted. The Corporation does not believe there will be a material impact on it’s financial position, results of operations or cash flow from operations.

In December 2004, the FASB issued Statement 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions. This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. This statement is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005.

In May 2005 SFAS No. 154, “Accounting Changes and Error Corrections” as a replacement of APB Opinion No. 20, and FASF SFAS No.3 which changes the requirements for accounting for and reporting of a change in accounting principle.  SFAS No. 154 applies to all voluntary changes in accounting principles and also to changes required by an accounting pronouncement that does not contain a specific transition provision.  SFAS N154 carries forward without change the guidance contained in APB Opinion No. 20, “Accounting Changes”, for reporting the correction of an error in previously issued financial statements and a change in accounting estimate.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 2005.  The corporation has adopted SFAS No. 154 effective 1 January, 2006 and the adoption may have material impact on our financial position and results of operations if we have an accounting change.

In February, 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140.  This statement:

a.

Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b.

Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

c.

Establishes a requirement to evaluate interests in securitized financial assets to identify interested that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d.

Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

e.

Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

In April, 2005, the FASB issued FSP FAS 19-1, Accounting for Suspended Well Costs, which clarifies how companies report all wells costs that are suspended and awaiting reserve analysis to ensure that the well will be a producing well.

In October 6, 2005, the FASB issued FSP-FAS 13-1, Accounting for Rental Costs incurred During a Construction Period.  This FSP does not affect the accounting of the Corporation.

CRITICAL ACCOUNTING POLICIES

Accounting for Oil and Gas Properties

The Corporation follows the successful efforts method of accounting for its oil and natural gas operations.  Property acquisition costs are initially capitalized to property, plant and equipment as unproved property costs.  Once proved reserves are discovered, the acquisition costs are reclassified to proved property acquisition costs.  Exploration drilling costs are capitalized pending evaluation as to whether sufficient quantities of reserves have been found to justify commercial production.  If commercial quantities of reserves are not found, exploration drilling costs are expensed.  All exploratory wells that discover potentially commercial quantities of reserves in areas requiring major capital expenditures before the commencement of production and where commercial viability requires the drilling of additional exploratory wells, remain capitalized as long as the drilling of additional exploratory wells is under way or firmly planned.  All other exploration costs, including geological and geophysical and annual lease rentals are expensed to earnings as incurred.  All development costs are capitalized as proved property costs.  The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are expensed as incurred.

Impairment of Oil and Gas Properties

The Corporation evaluates its long-lived assets, including oil and natural gas properties, for possible impairment by comparing the carrying values with the undiscounted future net after-tax cash flows. Among other things, this might be caused by falling oil and natural gas prices, a significant revision to reserve estimates, adverse changes in operating costs, tax or political environment. Asset impairment may occur if a field discovers lower than anticipated reserves, write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and significant change in the extent or manner of use or physical change in an asset. Impaired assets will be written down to their estimated fair values, generally their discounted future net after-tax cash flows. For proved oil and natural gas properties, the Corporation performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value with any such impairment charged to expense in the current period. We assessed our oil and natural gas properties for impairment at the end of 2005 and found no impairments were required based on our assumptions.

Stock Based Compensation

We account for stock-based awards to employees using the intrinsic method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees” and not under SFAS 123( R )which requires stock based compensation to be measured using the fair value method as it does not have to be adopted by small business issuers.  Under APB 25, compensation expense is accounted for in accordance with the intrinsic method where the expense is recognized upon exercise of the option as being the difference between the quoted market price and the exercise price, or if resulting from awards under variable plans, the expense is measured at each reporting period as the difference between the quoted market price and the exercise price.  We account for stock-based awards to non-employees in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”.  SFAS No. 123 requires that stock options awarded to non-employees be valued at fair value on the date of the award.  Management estimates the fair value of the stock options using the Black-Scholes option-pricing model and makes assumptions for the applicable interest rates, volatility and dividend yield.  In all cases, the calculated compensation is recognized as an expense over the period that the employee performs the related services.  For the year ended December 31, 2005, an amount of $2,215,250  was recorded as non-cash stock compensation expense in respect of employee and non-employee-stock based compensation (2004 - $758,264).

OUTLOOK

We have focused our operations on oil and natural gas exploration and production, an area in which our management has extensive experience. Our primary business operations are in Kazakhstan, although we continue to seek opportunities in other countries. To complete our transition to the oil and natural gas business, we put in place a new Chief Executive Officer at the beginning of 2005.

The oil and natural gas industry is cyclical in nature. During peaks in this cycle, oil prices are higher, exploration activities are more prolific and the costs associated with investing are generally lower that during the downward phase of the cycle.  Commodity prices have been relatively high for at least three years and the industry is very active.  Many companies have instigated exploration programs or are interested in investing in exploration.  This has actually brought us many new potential farm-in partners and made financing either through equity offering or debt-financing relatively easy to acquire.

Our objective is to find shallow (less than approximately 3,000 feet) oil and natural gas fields with proven reserves that require some enhanced recovery, work over, additional drilling or stimulation, and that have an exploration upside and are located near infrastructure and markets.   The strategy for our entry into the oil business is to act as the principal in researching, negotiating and acquiring licenses to explore and produce hydrocarbons and then to partner with the other oil companies and have these companies provide the initial funding that is required to establish production at the selected oil and natural gas fields.

Our current capital resources are limited.  There can be no assurances that we will have sufficient financial, technical and human resources to undertake new opportunities or maintain our current operations. We have consistently been able to raise new capital, attract experienced management and operating people and locate new opportunities. In the current environment of energy prices at higher levels than in the past, we expect to continue to be able to develop our business.

Our focus is on finding or acquiring oil production to ensure sustainable cash flows and ongoing operations.

ITEM 7.

FINANCIAL STATEMENTS.

The information required by this item is included in pages F-1 through F-32 attached hereto. The index to the consolidated amended and restated financial statements can be found on page F-1.

ITEM 8.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

Prior to April 24, 2005, there were no changes or disagreements with accountants in 2005.

As previously disclosed in our Form 8-K, on May 9, 2006, Big Sky Energy Corporation (the “Corporation”) dismissed BDO Kazakhstanaudit LLP as its independent registered accounting firm engaged to audit the financial statements of the Corporation.

BDO Kazakhstanaudit LLP was engaged to audit the Corporation's consolidated financial statements for the fiscal year ended December 31, 2005.  On April 17, 2006, BDO Kazakhstanaudit LLP prepared and delivered to the Corporation a draft of its audit report, which included a going concern statement.  On April 21, 2006, a comment was received by the Corporation through BDO Seidman (Houston office) (acting as US “gatekeeper” to BDO Kazakhstanaudit LLP) wherein a request was made to expand the going concern statement and raised a concern regarding the Corporation’s “legitimate claims” to its oil and gas licenses.

The Corporation’s local Kazakhstan legal counsel responded to BDO Seidman and BDO Kazakhstanaudit LLP regarding the status of the licenses and the basis for the Corporation’s rights to the licenses and further referred them to the legal opinion documentation previously provided to them prior to April 17th.  BDO Kazakstanaudit LLP then provided the Corporation with a revised unqualified audit report on April 24, 2006, that expanded on the going concern statement with no mention being made anywhere regarding the Atyrau licenses or the litigation.

On April 25, 2005, BDO Kazakstanaudit LLP advised the Corporation that based on direction from BDO Seidman it was no longer comfortable issuing any report or opinion (qualified or unqualified) concerning the December 31, 2005 audit. On April 26th, BDO Kazakhstanaudit LLP indicated in discussions with the Corporation’s Chief Financial Officer and Chairman of the Corporation’s  Audit Committee and in separate discussions with the Corporation’s Corporate Secretary that it was now concerned with the status of the Corporation’s right and title to its oil and gas licences.  BDO Kazakstanaudit LLP was unable to provide the Corporation with any factual or regulatory basis for this assumption nor were they able to produce any new material evidence or documentation that changed or impacted the status of these licences subsequent to their delivering their unqualified opinion on April 24, 2006.

On April 27, 2006, BDO Kazakhstanaudit LLP provided the Corporation with a draft Disclaimer in relation to its December 31, 2005 financial statements (attached hereto as Exhibit 99(a)).

The Corporation does not dispute that its currently engaged in litigation and other activities to resolve the continued uncertainty surrounding its Atyrau and Liman-2 blocks – these matters have been publicly disclosed and reported continuously since first arising in September 2005 including disclosure in the Corporation’s Forms 8-K filed on September 9, 2006 and November 22, 2005 and Form 10-QSB for the period ending September 30, 2005 and Form SB-2/A and Form SB-2 both dated March 31, 2006.

During preparation of the consolidated financial statements for December 31, 2005, on or about February 27 to March 13, 2006, the Corporation had included a reserve amount for these blocks.  Subsequent to a meeting between BDO Kazakhstanaudit LLP, the Corporation and the Corporation’s legal advisor in Kazakhstan, the consolidated financial statements were re-created to remove this reserve amount as all parties had agreed that it was inappropriate.   From March 14, 2006 until April 24, 2006, no indication had been received from BDO Kazakhstanaudit LLP that this position had changed.  The letters of April 11, 2006 referred to in such Disclaimer were made available to BDO Kazakhstanaudit LLP immediately and yet, still, nothing was forthcoming from BDO Kazakhstanaudit LLP indicating their concerns.

The Corporation does not concur with the statement “we were unable to obtain legal opinions concluding that the matters would be resolved in the Corporation’s favor”.   As noted above, BDO Kazakhstanaudit LLP met with the Corporation’s legal counsel engaged to pursue this litigation and on April 14, 2006, received an updated legal opinion incorporating all activities to date.  This legal opinion has been extracted into the Corporation’s Form 10-KSB for the year ended December 31, 2005 in the interests of full disclosure.

Despite the best efforts of the Corporation’s senior management, including being prepared to reinstate the reserve in respect of these blocks, no solution has been acceptable to BDO Kazazhstanaudit LLP and thus the Corporation has lost confidence in them as the Corporation’s independent registered accounting firm and terminated the relationship.

The consolidated financial statements for the fiscal year ended December 31, 2004, were completed by our previous independent registered accounting firm, Deloitte & Touche LLP, and the report accompanying the audit for our fiscal year ended December 31, 2004 was not qualified or qualified as to audit scope or accounting principles. However, such report did contain a modification with regards to the Corporation’s ability to continue as a going concern.During the fiscal year ended December 31, 2004, and during the subsequent interim periods preceding the date of dismissal of BDO Kazakhstanaudit LLP there were no disagreements between the Corporation and Deloitte & Touche LLP and/or BDO Kazakhstanaudit LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure.

During the fiscal year ended December 31, 2004, and during the subsequent interim periods preceding the date of dismissal of BDO Kazakhstanaudit LLP there were no reportable events as such term is defined by paragraph (a)(1)(iv) of Item 304 of Regulation S-B promulgated by the Securities and Exchange Commission ("Regulation S-B") that have not been reported as required under the applicable regulations.

ITEM 8A.

CONTROLS AND PROCEDURES.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.   As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14.  Based upon the foregoing, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in the reports the Corporation files and submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported as and when required.

Changes in Internal Controls

During 2005, the Corporation made the following changes to its internal controls and the support processes relating to same.  These changes were considered necessary in view of the restatement of the Corporation’s 2004 Consolidated Financial Statement and the ongoing imperative to improve controls and procedures.   In particular, in 2005 the Corporation sought to address the following particular issues by engaging in a review of internal accounting practices and controls by a major independent international accountancy firm.   This review is still ongoing with the following issues and outcomes already addressed:

i) inadequate staff in its finance department with the appropriate level of experience to effectively control the increased level of transaction activity, address the complex accounting matters and manage the increased financial reporting complexities as the Corporation’s activities increase - to address this the Corporation engaged in the recruitment of an in-house (Kazakhstan) senior accounting officer with internationally recognized accounting qualifications and oil & gas experience;

ii) multiple and outdated accounting systems – to address this the Corporation completed a marketplace analysis exercise the outcome of which was the selection of a new fully integrated Windows-based accounting system to be implemented by Q3 2006;

iii) inadequate expenditure control procedures – to address this the Corporation has implemented stringent authority for expenditure procedures and set spending limits with sign-off protocols throughout the Corporation in particular for expenditures of 100,000 and above;

iv) lack of tax planning or structure – to address this the Corporation engaged an independent major international accountancy firm (differing from the firm noted above) to conduct a review of the Corporation’s tax structure;

In addition, the Corporation has decided to relocate its corporate headquarters to London, UK with majority of key higher level accounting procedures to be moved from Almaty to a “centre of competence” to be based in London.  This will include all IT hosting and server functions and will include a considerable upgrade in control of data storage, recovery and account maintenance.  It is believed that the locating of these services in one geographically central location will allow both cost and manpower efficiences and a greater degree of monitoring and control by senior management.

In 2005,  ,the Corporation adopted a policy that all contracts drafted in a foreign language must be translated into English and then reviewed and approved by the Corporation’s legal counsel (both inhouse and external) prior to execution.  Management believes that this will ensure that specificity and clarity will be included in every contract executed by the Corporation and its subsidiaries and prevent the misinterpretation that occurred in the contracts referenced in previous filings – to address this and provide inhouse counsel in general, the Corporation recruited a Chief Counsel for Kazakhstan.  The incumbent is fluent in Russian and English with US legal education.  He has considerable experience in both Kazakh and International contract law.

PART III

ITEM 9.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

We employ our executive officers as consultants under the terms of individual consulting agreements.  See “Employment and Consulting Agreements”.  The following table sets forth information, as of March 31, 2006, regarding our directors, executive officers and key employees:

Name	Age	Position	Since
Daniel Caleb Feldman	35	Director	March 1, 2006
Bruce H. Gaston	40	Director and Chief Financial Officer	Director -December 3, 2004 Chief Financial Officer - April 18, 2005
Servet Harunoglu	61	Director	May 10, 2005
Matthew J. Heysel	49	Executive Chairman of the Board, & Director	April 14, 2000
Guglielmo A.C. Moscato	69	Director	March 1, 2006
Philip D Pardo	49	Director	December 3, 2004
S.A (Al) Sehsuvaroglu	50	Chief Executive Officer, President & Director	March 9, 2005
Barry Swersky	66	Director	December 3, 2004

Daniel Caleb Feldman- Director as of March 1, 2006

Mr. Feldman is a practicing attorney who was educated in the United States.  He obtained a B.A. in Soviet Studies in 1992 from Trinity College, Hartford, CT, followed by a J.D from Boston University School of Law between August, 1992 and June, 1995 completing his education with the attainment of a L.L.M degree in Securities and Financial Regulation from Georgetown University Law School in June, 1997.  Mr. Feldman has held positions with the US Securities and Exchange Commission as a Senior Attorney in the Enforcement Division from 1997 to 2000, as an attorney in the Corporate Department with the firm of Goodwin Procter from July, 2000 to September, 2001.  In April, 2002 he joined Ernst & Young as an attorney until January, 2003 when he joined Yukos Oil Company as the Corporate Secretary in March, 2003 where he remains to date.  Mr Feldman was elected to the Board of Directors at the Annual Meeting of Shareholders held on March 1, 2006.

Bruce Hill Gaston – Director and Chief Financial Officer

Mr. Gaston is a financial control, risk management, capital markets, and corporate finance specialist with a significant background in the Eurasian oil and natural gas marketplace.  Mr. Gaston was previously a Senior Associate Director of Deutsche Morgan Grenfell based initially in London and then in Tokyo.  While in London with Deutsche Morgan Grenfell, Mr. Gaston was involved in risk management and advisory for the Russian and Eastern European sovereign debt trading and financial structuring.  Mr. Gaston has been a consultant with a boutique Eurasian corporate finance and risk management consultancy since late 1999 supporting clients including the Royal Bank of Scotland Asia and Barclays Capital.  Mr. Gaston has also served as a Director of Deloitte & Touche Central Asia through 2002 and was previously head of Russian Equities for Commerzbank AG in 1998 and 1999.  Mr. Gaston has also served with Credit Suisse Financial Products as an accountant and Bankers Trust as an Assistant Treasurer and started his financial career as a graduate on the trading floor of Chase Manhattan NA in 1987.  Mr. Gaston has been an advisor to Eastern European governments on privatization, Oil and natural gas clients on Financial Control Process Engineering, and has considerable experience in Risk Management in global markets and within the Eastern European Emerging Markets sector.  Mr. Gaston’s educational achievements include a BA in July 1987 from the University of New Brunswick, followed by an MSc in Economics from the University of London in 1 December990.

Dr. Servet Harunoglu - Director

Dr Servet Harunoglu was appointed to the Board on May 10, 2005.  Dr. Harunoglu holds a Ph.D in Electrical Engineering from Northwestern University, Chicago, IL (1973) and is a past Chairman of the Turkish Kazakh Businessmen’s Association, having held the chair for 7 years.   From January, 1991 to the present, Dr Harunoglu held many posts, including but not limited to, Board membership of Fintraco Construction and Contracting Co. Inc., Tarkim Tarimsal Kimya A.S (October, 2003 to present)., Pimsa Poliuretan Manufacturing Co. Inc. (July, 1975 to present) and Donau Express Shiffarts GmBH.  In addition, from June, 1998 to May, 2005, Dr Harunoglu was Chairman of Matin JV, based in Atyrau, Kazakhstan as well as Chairman of Polfin Consortium S.A.  Dr Harunoglu has also been a member of the World Economic Forum and a member of the International Advisory Council of the Executives Club of Chicago.

Matthew Heysel – Director and Executive Chairman of the Board

Mr. Heysel has served as Chairman of the Board of Directors and Chief Executive Officer of the Corporation from April 14, 2000 to the May 10th, 2005.  From May 10, 2005 to the present,  he serves as Executive Chairman of the Board of Directors.   Mr. Heysel has been the Chairman of Big Sky Energy Kazakhstan Ltd. since July 2003, becoming President in December, 2004 and Vice-Chairman of KoZhaN LLP since August 2003, President in December, 2004.  Previously, he served as an Investment Banker at Yorkton Securities, a Canadian independent securities firm, where he was responsible for corporate finance in the oil and natural gas sector from April 1997 through April 1999.  From April 1999 to November 2001, he was the President of New Energy West Corporation.  From 1987 to 1997, Mr. Heysel was with Sproule Associates Limited, an independent economic evaluator of oil and natural gas reserves.  During his tenure with Sproule, Mr. Heysel held the positions of Petroleum Engineer and Associate, Engineering Manager and Senior Associate and Manager – International Projects and Senior Associate.  Mr. Heysel also serves as a director of Gastar Exploration Ltd.  Mr. Heysel obtained an Honors Bachelor Degree in Science from the University of Western Ontario in 1979 and a Bachelor of Science-Chemical Engineering Degree from the University of Toronto in 1982.

Guglielmo Antonio Claudio Moscato- Director as of March 1, 2006

Guglielmo A.C. Moscato has some 40 years of Exploration and Production experience in the petroleum industry.   From 1996 to 1999 he was Chairman of the Board of Directors of Eni S.p.A.   In June 2005 he retired as a main board member of Eni S.p.A.   During the period 1991 to 1997 he was respectively Managing Director in Agip for Exploration, Engineering, Purchasing, Contracts and Production Services and thereafter Chairman and Chief Executive of Agip S.p.A., part of the Eni group.   As Agip Chief Executive and Eni Chairman, he negotiated and finalized the acquisition of the Karachaganak field and the Eni Caspian permits (including Kashagan) in Kazakhstan as well as the Libyan gas development and export to Italy.   He has a proven track record of creating significant corporate value by acquiring new exploration and production licenses all over the world.   From 1999 to the present date Mr. Moscato acts as Chairman of the Board of Eni Fondazione Enrico Mattei, a non-profit, non-partisan research institution established to carry out research in the field of sustainable development based in Trieste, Italy.  He holds a degree of Dottore Ingegnere in Ingegneria Industriale Sezione Elettrotecnica from the Politecnico di Milano, awarded in 1961. Dottore Moscato was elected to the Board of Directors at the Annual Meeting of Shareholders held on March 1, 2006.

Philip Dean Pardo – Director

Professor Pardo has been working in Central Asia for nine years and is Vice Rector on Academic Affairs and Director of Business School of Kazakh British Technical University. Previously he held the post Associate Dean of the College of Continuing Education for the Kazakhstan Institute of Management, Economics and Strategic Research (KIMEP) were he taught courses in Small Business, Franchising, Public Administration and Finance. He has participated in numerous private consulting assignments in the areas of Strategic and Business Planning, Bank Financing, Valuation and is very active as a negotiator in the medium sized M&A field. As Director, Business Valuation for the Rice Group, Central Asia LLP, Professor Pardo supervised assignments, which assess the value interest in ownership of a commercial, industrial or service organization involved in economic activity.  The valuations he performed were used for buying or selling businesses, buying insurance, resolving litigation issues, tax planning, allocating purchase prices among tangible and intangible assets.  Professor Pardo has an MBA in finance and has worked for Deloitte & Touche as Tax Director as well as LeBoeuf, Lamb, Greene & MacRae.  Before coming to Central Asia he worked for the U.S. Department of Defense. He has had assignments in Canada, Belgium, Uzbekistan, Azerbaijan, Kazakhstan and the United States and is currently serving as Past President of The Rotary Club of Almaty. Professor Pardo serves as an independent director and is Chairman of the Audit Committee and Chairman of the Nominating & Compensation Committee.

S.A .(Al) Sehsuvaroglu – Director and  Chief Executive Officer

Mr. Sehsuvaroglu, a US citizen, received a Bachelor of Science – Nuclear Engineering in 1978 from Kansas State University and is a Registered Professional Engineer in Texas since 1990. Commencing his 24-year with Halliburton Energy Services in 1978, he had increasing levels of responsibility in engineering in Algeria, France, Netherlands, United States, United Kingdom and Kazakhstan. In 2000, he joined Kellogg Brown & Root Energy Services in Kazakhstan as Country Director. In 2001, Mr. Sehsuvaroglu became Senior Vice-President of Operations with Nelson Resources, during which time; he led a team, which grew daily oil production from zero to 40,000 barrels per day in Kazakhstan.  As CEO of Big Sky Energy Corporation, Mr. Sehsuvaroglu has built a team focused on developing the Corporations extensive land holdings in Kazakhstan and expanding into adjacent countries in the region.  Mr. Sehsuvaroglu is fluent in written and spoken English, French and Turkish, with working knowledge of Spanish, Dutch and Russian.

Barry Raymond Swersky – Director, Co-Chairman  & Vice-President, New Developments
Mr. Swersky is an experienced international attorney and consultant.  Mr. Swersky has extensive experience in organizing major cultural activities in several countries including the United States, Russia, Israel and Europe. Since 2000 he has consulted on technology investments in Israel together with the Meitav group. Meitav is one of Israel's leading fund managers. Since December 2000, he has been on the board and is currently Chairman of Netline Communications Technologies (NCT) a world leader in cellular telephone jamming.  In Israel he is also serving on various other boards including Suntree Ltd. (since 1993) where he acts as Chairman and CEO and MACS Ltd. (since 1990). He served on the board of Ongas Limited in England from January 2000 to March 2004. Previously, and within the framework of his activities in energy in Kazakhstan, Mr. Swersky served on the board of AES Suntree Power Limited. He is engaged in an oil and oil products transport logistics project between Kazakhstan and China. Mr. Swersky's educational background includes Bachelor of Arts and Bachelor of Laws degrees from The University of Witwatersrand in South Africa. He was admitted as an Attorney in South Africa in March 1963 and as an Advocate to the Israel Bar in 1967. He is on the board of the Israel Festival, Jerusalem and, from October 2000 he serves as a Board Member of Tel-Aviv University's prestigious Jaffee Center for Strategic Studies. In the past he acted as Country Advisor to Snam S.p.A. (part of the Italian Eni / Agip group) on the natural gas supply project from Egypt to Israel.

None of our executive officers or directors have been involved in any bankruptcy proceedings within the last five years, been convicted in or has pending any criminal proceeding, been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or been found to have violated any federal, state or provincial securities or commodities laws.

Family Relationships

There are no family relationships among our current Directors and employees.

Board and Committees

Our board members are elected annually by our shareholders and hold office until the next annual shareholders meeting or until a successor is duly elected and qualified.  During 2005, the board of directors met nine times including participation by telephone. Three directors were absent on separate occasions with apologies being presented prior to the meeting commencing.  One director was absent for all meetings from June, 2005 to and including March 1, 2006 and did not participate in any telephonic meetings nor did he attest to any written resolutions in that time period.  In this circumstance, although .our board of directors also approved five additional corporate matters during 2005 through unanimous written consents, such matters had to be resubmitted to subsequent meetings of the Board for remediation.

Audit Committee.  The Audit Committee oversees the actions taken by our independent registered chartered accountants and reviews our internal financial and accounting controls and policies. The Audit Committee also holds responsibility for our corporate governance and internal controls. In 2005, Professor Philip Pardo was designated as the Audit Committee financial expert and chairman.  Members of the Committee are D. Feldman, G.A.C. Moscato, S. Harunoglu (all independent directors).

Nominating and Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and administers our incentive compensation and benefit plans. The Nominating and Compensation Committee also holds responsibility for director selection and governance with respect to the conduct of our Board.  Our Nominating and Compensation Committee Chairman is Dr Servet Harunoglu, with B. Swersky and M. Heysel.  Dr Harunoglu being an independent director.

Compensation Committee Interlocks and Insider Participation

The Nominating and Compensation Committee reviews and recommends to the board of directors the compensation and benefits of all our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees.  None of our executive officers served as a director, executive officer or member of a compensation committee of another entity of which one of its executive officers served on our Nominating and Compensation Committee.  Except as described in "Certain Relationships and Related Transactions", no interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

In the past, our board of directors has negotiated all executive salaries of our employees, including our Chief Executive Officer.  Directors do not participate in approving or authorizing their own salaries as executive officers.  Compensation for our Chief Executive Officer was determined by the Nominating and Compensation Committee after considering his efforts in assisting in the development of our business strategy, the salaries of executives in similar positions, the development and implementation of our diversification into oil and gas, and our general financial condition.  Our board of directors believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials.  The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires any person who is our director or executive officer or who beneficially holds more than 10% of any class of our securities which have been registered with the Securities and Exchange Commission, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required under the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us and a review of our shareholders of record for the fiscal year ended 2005, filing delinquencies were as follows:

Matthew Heysel	Form 4	01/04/05	01/11/05	Traveling
S.A. Sehsuvaroglu	Form 3	03/19/05	04/01/05	Awaiting notarized signature on Form ID
N. U. Balgimbayev	Form 3	03/19/05	04/11/05	Awaiting notarized signature on Form ID
Servet Harunoglu	Form 3	05/14/05	06/15/05	Awaiting notarized signature on Form ID

All other Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of any class of our registered securities were, to the best of our knowledge, timely complied with.

Code of Business Conduct and Ethics

On March 29, 2004, our board of directors approved and adopted our Code of Business Conduct and Ethics, which applies to all our officers, directors, employees and consultants. The Code is available on our website at www.bigskycanada.com.   A copy of the Code is available free of charge upon written request made to the office of the Corporate Secretary by either facsimile at 403-265-8808 or by mail at Big Sky Energy Corporation, 750, 440-2 Avenue SW, Calgary, Alberta, T2P 5E9.

ITEM 10.

EXECUTIVE COMPENSATION.

We employ our executive officers as consultants.  The following table sets forth the compensation paid to our Chief Executive Officer and two other most highly compensated executive officers for the years indicated.  No other executive officer of the Corporation earned a salary and bonus for such fiscal year in excess of $100,000.   The following table represents executive compensation:

Summary Compensation Table
	Annual Compensation				Long Term Compensation
						Awards	Payouts
Name and Principal Position	Fiscal Year Ended (1)	Salary (US$)	Bonus (US$)	Other Annual Compen-sation (Shares)	Securities under Option/SAR Granted (#)	Restricted Shares or Restricted Share Units (US$)	LTIP Payouts (US$)	All Other Compensa tion
S. A. Sehsuvaroglu Chief Executive Officer	2005	300,000	0	0	4,000,000	0	0	0
Matthew Heysel,(2) Executive Chairman	2005 2004 2003	562,500 160,748 140,865	0 0 0	500,000 0 0	2,000,000 0 0	0 0 0	0 0 0	0 0 0
Daming Yang, Director	2005 2004 2003	125,837 55,000 64,915	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Thomas Milne, (3) Director	2005 2004 2003	197,951 30,000 4,114	0 0 0	250,000 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Bruce H Gaston, Chief Financial Officer	2005	91,147	0	0	1,000,000	0	0	0
Barry Swersky Co-chairman & Vice-President, New Developments	2005 2004	101,800 20,000	0 0	0 0	200,000 0	0 0	0 0	0 0
(1)	December 31
(2)

During 2002, Mr. Heysel took a voluntary deferral in his salary.  As of December 31, 2002, Mr. Heysel was owed $75,654 in salary, which he has indicated he will convert to our common stock under the terms of the Alternative Compensation Plan.  Under this plan, Mr. Heysel will receive 856,027 common shares upon conversion of his salary owing.  As of the date of this report, Mr. Heysel has not converted his salary owing.  Mr. Heysel’s services are provided through his personal management company M.H. Financial Management Ltd. Mr. Heysel currently holds 2,000,000 options granted on March 9, 2005

(3)

During 2002, Mr. Milne took a voluntary deferral in his salary.  As of December 31, 2002, Mr. Milne was owed $60,443 in salary, which was converted to our common stock under the terms of the Alternative Compensation Plan on August 27, 2003.  Under this agreement, the Corporation issued 682,802 shares to Precise Details, Inc., a company over which Mr. Milne has control. Mr Milne holds 600,000 options at December 31, 2005. During 2002, 2003 and early 2004, Mr. Milne provided services on a part-time basis

Option Grants

The following table sets forth information regarding stock option grants to our officers and directors as of December 31, 2005 under the Corporation’s 2000 Stock Award Plan, as amended by a vote of the Shareholders on December 3, 2004:

Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted (1)	Exercise or Base Price ($/Share)(2)	Expiration Date
Matthew Heysel	2,000,000	9.8%	$0.50	March 8, 2008
Thomas Milne	600,000	2.9%	$0.05	October 20, 2007
S.A. Sehsuvaroglu	4,000,000(3)	19.7%	$0.50	March 8, 2008
Bruce H. Gaston	1,000,000	4.9%	$0.50	March 8, 2008
Barry R. Swersky	300,000	1.4%	$0.50	March 8, 2008
Philip D. Pardo	300,000	1.4%	$0.50	March 8, 2008
Servet Harunoglu	300,000	1.4%	$0.50	March 8, 2008
N. U. Balgimbayev	1,000,000(4)	4.9%	$0.89	March 28, 2008

(1)	Based on options exercisable to acquire a total 20,300,000 shares to executive officers, directors and employees as at 6 January, 2006.
(2)

The exercise price per share was equal to or greater than the fair market value of the common stock on the date of grant as determined by the Board of Directors.  Each option expires five years from the date of grant.

(3)

Mr. Sehsuvaroglu was awarded an additional grant of 3,000,000 options on July 26, 2005.  These options are to be granted upon an increase in the shares available under the 2000 Stock Award Plan, which resolution shall be presented to the next Annual Meeting of Shareholders.

(4)

Mr. Balgimbayev was awarded a total of 5,000,000 options by this grant.  The balance of 4,000,000 options are to be granted upon an increase in the shares available under the 2000 Stock Award Plan, which resolution shall be presented to the next Annual Meeting of Shareholders

These Options vest in full over the course of four years from date of grant as follows:  twenty five percent (25%) of the total number of Shares granted under the Option shall vest after one (1) year of Continuous Status as an Employee or Consultant; and the remaining seventy-five percent (75%) of the Shares granted under the Option shall vest pro-rata monthly, on the same date of the month as the date of grant of the option, over the following thirty-six (36) months of Continuous Status as an Employee or Consultant.

On October 1, 2005, the following options were granted to certain Employees of subsidiary companies as set forth in their contracts of employment:

Optionee	Amount	Exercise Price	Date of Grant	Expiry	Vesting
Kevin Kim	1,000,000	$1.00	01/10/05	30/09/08	As per Stock Award Plan
N. Mukhamediev	300,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan

S. Shakirov	150,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
David Barker	660,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
S. Turgut	450,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
K Zhangaziev	450,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
M. Maevskaya	90,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
Anuar Bitanov	450,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan

Option Exercises

The following table sets forth details of each exercise of stock options as of December 31, 2005 by any of the Named Executive Officers, and the December 31, 2005 value of unexercised options on an aggregate basis.

None of the Named Executive Officers have exercised options to purchase shares of our common stock as of December 31, 2005.

Aggregated Options Exercised

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options as of 6 January, 2006 Exercisable/ Unexercisable	Value of Unexercised in the Money-Options at 6 January, 2006 Exercisable/ Unexercisable (1)
Matthew Heysel	Nil	Nil	0 (exercisable) 2,000,000 (unexercisable)	0 (exercisable) $3,860,000 (unexercisable)
S.A. Sehsuvaroglu	Nil	Nil	0 (exercisable) 4,000,000 (unexercisable)	0 (exercisable) $7,720,000 (unexercisable)
Bruce Gaston	Nil	Nil	0 (exercisable) 1,000,000 (unexercisable)	0 (exercisable) $1,930,000 (unexercisable)
(1)	Based on closing price of $1.93 on 6 January, 2006.

Director Compensation

Prior to May 10, 2005, we did not pay our directors any cash or stock compensation. Independent directors received stock options as compensation for their services to the Corporation. In 2005, we have begun to pay independent directors a cash amount of $5,000 per calendar year.  Directors who are executive officers do not receive this cash payment. In addition, independent directors receive stock options for their service to the Corporation. The Corporation made this change in recognition that qualified independent directors are a valuable, scarce resource to the Corporation. We wish to remain competitive in our ability to attract qualified independent directors:

o

a stipend of $5,000 per year for independent directors only;

o

an attendance fee for each Board meeting of $5,000 per meeting;

o

where a director attends the meeting via remote communication, the fee is $3,000 for the first such meeting and $1,000 for any subsequent remote attendance;

o

attendance fee for each Board committee meeting shall be $1,500.  Most committee meetings may be conducted by phone;

o

additional work performed by a member as per Chairman’s request will be compensated with $1,500 per event; and

o

Chairman of a committee, $5,000 per year.

Our independent directors have also been granted stock options to purchase shares of our common stock.  The terms of stock option grants made to independent directors are determined by the board of directors.  See “Option Grants”.   We reimburse directors for out-of-pocket expenses for attending board and committee meetings.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We either directly or through our subsidiaries, have entered into consulting agreements with key individuals, including our executive officers, who perform services for us, as specified in the agreements.  We use a standard form of consulting agreement, which defines terms of the agreement, services to be performed, compensation and benefits, confidentiality and individual specific benefits based on the requirements of the position.  The following contracts are in place at March 24, 2006.

Mathew Heysel Consulting Agreement: Mathew Heysel provides services as our Chief Executive Officer on a full-time basis through his company, M. H. Financial Management Ltd. under a consulting agreement, which expires December 31, 2006.  M. H. Financial Management is paid at a rate of $500 per day to a minimum of $25,000 per month exclusive of travel expenses and Goods and Services Tax for Mr. Heysel’s services.  The agreement contains non-compete provisions that restrict Mr. Heysel from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Heysel is no longer contracted by us for any reason.  Mr. Matthew Heysel’s consulting contract provides that should we terminate the agreement, Mr. Heysel would be paid $60,000 at the time of termination. The agreement provides that in the event of a change of control, Mr. Heysel is to be paid five percent (5%) of the value of the sale of our assets or the value of the transaction which would constitute a takeover of the Corporation.  This amount is to be paid within 10 days of the transaction.  A takeover of the Corporation is defined as:

-

any change in the holding, either direct or indirect, of shares of the Corporation, or any reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, arrangement or other transaction, that results in a person who was, or a group of persons acting in concert who were, not previously in a position to exercise effective control of the Corporation, in excess of the number that would entitle the holders thereof to cast twenty (25%) percent or more of the votes attaching to all shares of the Corporation, and

-

the exercise of such effective control to cause or result in the election or appointment of two or more directors of the Corporation, or of the successor to the Corporation, who were not previously directors of the Corporation

Barry Raymond Swersky Consulting Agreement:  Mr. Swersky provides consulting services to the Corporation through his company, Suntree Ltd.  The Corporation and Suntree Ltd. executed a consulting agreement as of October 1, 2004 terminating on March 31, 2006 and now extended to March 31, 2007.  Suntree Ltd. is compensated at a rate of $10,000 per month, plus expenses other than travel.

S.A. Sehsuvaroglu Employment Agreement:  Mr. Sehsuvaroglu commenced providing services as President of the Corporation on March 1, 2005.  A consulting agreement was entered into as of that date for a term to continue until February 29, 2008.  The compensation under this agreement was initially set at the rate of $395,000 per annum, paid monthly, together with stock options for 3,250,000 share of common stock of the Corporation.   By resolution of the Board of Directors dated March 29, 2005, the number of stock options was increased to 4,000,000 and by further resolution of the Board of Directors dated March 1, 2006, an additional grant of 3,000,000 options was ratified.  In addition, the Board of Directors voted Mr Sehsuvaroglu a cash bonus of $100,000.

Bruce Hill Gaston Consulting Agreement: Mr Gaston has provided services to Big Sky as Chief Financial Officer and as a Director since March 31, 2005.  A consulting agreement was entered into on or about April 16, 2005, between Big Sky and Arcdan Inc., a company not directly controlled by Mr Gaston, for a term of 3 years with compensation to be at the rate of $212,000 per annum, paid monthly, exclusive of taxes and expenses for the provision of Mr Gaston’s services to the Company.   By resolution of the Board of Directors dated March 8, 2005, Mr Gaston was granted 1,000,000 stock options at $0.50 per share and this number was increased to 2,000,000 by further resolution of the Board of Directors dated March 1, 2006, in addition to a cash award of $100,000.00 in recognition of extraordinary services to the Corporation.

ITEM 11.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth information concerning the beneficial ownership of our outstanding common stock as of January 12, 2006 for:

-	each of our directors and executive officers individually;
-	each person or group that we know owns beneficially more than 5% of our common stock; and
-	all directors and executive officers as a group.

Rule 13d-3 under the Securities Exchange Act defines the term "beneficial ownership". Under this rule, the term includes shares over which the indicated beneficial owner exercises voting and/or investment power.  The rule also deems common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person.  The applicable percentage of ownership for each shareholder is based on 157,409,697 shares of common stock outstanding as of March 24, 2006, together with applicable options for that shareholder.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding

Officers and Directors
Matthew Heysel 750, 444 2Pnd Avenue SW Calgary, AB	5,837,299P(1)P	3.7%
Bruce Gaston La Rieulle Plenee Jugon 22640, Bretagne France	1,000,000 P(3)P	0.60%
Philip Pardo c/o KBTU Almaty, Kazakhstan	100,000 P(3)	0.06%
Barry Swersky Box 110, 47100 Ramat Hasharon Israel	100,000 P(3)	0.06%
S.A. Sehsuvaroglu 3 Ave. des Baumettes 06000 Nice France	4,000,000	2.54%
Servet Harunoglu Sezai Selek Sok. No. 15/3 Nisantasi Istanbul, Turkey	100,000 P(3)	0.06%
Guglielmo Antonio Claudio Moscato Via Kennedy 29 San Donato, Milan, Italy 20097	0	0
Daniel Caleb Feldman 434 West 162nd Street New York New York 10032	0	0
Officers and Directors as a Group	11,137,299	7.02%

5% Shareholders
ARC Energy Fund C/o Royal Trust Corporation of Canada 200 Bay Street Toronto, Ontario M5J 2J5	8,000,000	5.08%
Ingalls & Snyder 61 Broadway New York, NY 10006	12,565,745	7.98%

ABT Ltd LLP Bldg 327, 5 aul, Kulsary, Atyrau Region Kazakhstan	15,000,000	9.5%
(1)

Includes 594,422 shares which are owned by Big Sky Holdings, a company over which Mr. Heysel has control, 2,719,910 shares which are owned by MH Financial Management Ltd., a company over which Mr. Heysel has control, 2,000,000 stock options currently vested and 559,467 shares which Mr. Heysel owns directly.

(2)

Includes 692,802 shares which are owned by Precise Details, Inc., a company over which Mr. Milne has control, 285,200 shares owned directly by Mr. Milne and 5,000 shares owned by Mr. Milne indirectly through his spouse, and  fully vested options to acquire 600,000 shares.

(3)	Represents stock options fully vested.

As of the filing date of this report on Form 10-KSB, there are no arrangements that may result in a change in control.

ITEM 12.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

In March 2005, the Corporation paid $80,000 to a company affiliated with Mr Bruce Gaston, a director since December 3, 2004, for introduction to potential investors.  Certain of these potential investors subsequently participated in the private placement of $13.7 million raised by the Corporation in February 2005.

ITEM 13.

EXHIBITS

EXHIBIT INDEX

Except for contracts made in the ordinary course of business, the following are the material contracts that have been entered into by the Corporation:

Exhibit No.	Description
3.1 (1)	Certificate of Incorporation of the Company consisting of the Articles of Incorporation filed with the Secretary of the State of Nevada on 9 February, 1993
3.2 (1)	By-Laws of the Company, dated 9 November, 1993
3.3	Amended and Restated By-Laws of the Company, dated 8 August, 2001
3.4	Certificate of Amendment to Articles of Incorporation of China Broadband Corp. filed with the Secretary of State of Nevada on 2December 9, 2003
3.5	Amended and Restated By-Laws of the Corporation, dated December 3, 2004.
3.6	Amended and Restated By-Laws of the Corporation, dated March 1, 2006
5.1	Opinion of Counsel re: Legality

10.1	Alternative Compensation Plan
10.2	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and M.H. Financial Management Ltd.
10.50	Contract for exploration and production of hydrocarbons at Dauletaly Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan
10.51	Contract for exploration and production of hydrocarbons at Karatal Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan
10.52	Contract for exploration and production of hydrocarbons at Morskoe Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan

10.56 (23)	Audit Committee Charter, amended 12 November, 2003
10.60 (24)	Contract on prospecting of hydrocarbons at Atyrau Field dated December 28, 2002 between Vector Energy West LLP and the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan
10.61 (24)

Contract on prospecting and production of hydrocarbons at Liman-2 Field dated December 28, 2002 between Vector Energy West LLP and the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan

10.62 (24)	Share Purchase Agreement dated December 9, 2004, by and between Big Sky Energy Corporation and Big Sky Energy Canada Ltd.
10.63 (20)	Consulting Agreement dated 1 December, 2004, between Big Sky Energy Corporation and M.H. Financial Management Ltd.
10.64 (20)	Consulting Agreement dated 30 June, 2004, between Big Sky Energy Corporation and Daming Yang.
10.65(27)	Consulting Agreement dated 1 December, 2004, between Big Sky Energy Corporation and Precise Details, Inc.
10.66(28)	Consulting Agreement dated October 1, 2004, between Big Sky Energy Corporation and Suntree Ltd.
10.67(28)	Consulting Agreement dated 19 January, 2005, between Big Sky Energy Corporation and S. A. Sehsuvaroglu, together with amendment.
10.68(28)

Terms of Business Agreement dated 24 February, 2005 and executed on behalf of the Company, 7 March 2005, between Big Sky Energy Corporation and Matrix-Regent/Matrix-Securities Limited, trading as Matrix Corporate Finance

10.69(28)	Consulting Agreement dated March 1, 2005, between Big Sky Energy Corporation and Ruslan Z.Tsarni.
10.70(28)(31)	2000 Stock Award Plan, as amended by the shareholders, December 3, 2004
10.71(29)
10.73(28)
10.74(30)

23.1	Section 302 Certification – Chief Executive Officer
23.2	Section 302 Certification – Chief Financial Officer
Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Executive Officer
31.1	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Financial Officer
31.2
32.1	Previously filed on Form 10-SB on December 2, 1999.
32.2	Previously filed on Form 8-K filed on April 28, 2000.
Previously filed on Form 10-KSB on July 11, 2000.
(1)	Previously filed on Form 8-K filed on September 29, 2000.
(2)	Previously filed on Form S-1 filed on December 6, 2000.
(3)	Previously filed on Form 10-QSB on March 15, 2001.
(4)	Previously filed on Form 8-K/A on 1 December2, 2000.
(5)	Previously filed on Form 10-KSB on March 28, 2001.
(6)	Previously filed on Form 8K on August 25, 2000.
(7)	Previously filed on Form 8K on September 26, 2000.
(8)	Previously filed on Form S-1, Amendment No. 1 on April 6, 2001.
(9)	Previously filed on Form S-1, Amendment No. 3 on July 2, 2001.
(10)	Previously filed on Form S-1, Amendment No. 4 on July 27, 2001.
(11)	Previously filed on Form S-1, Amendment No. 5 on August 10, 2001.
(12)	Previously filed on Form S-1, Amendment No. 7 on October 25, 2001.

(13)	Previously filed on Form 10-QSB on November 14, 2001.
(14)	Previously filed on Form 10-KSB on April 1, 2002.
(15)	Previously filed on Form S-1 on April 12, 2002.
(16)	Previously filed on Form 8-K/Amendment No. 1 on October 30 2002.
(17)	Previously filed on Form 10-KSB on April 16, 2003.
(18)	Previously filed on Form 8-K on October 31, 2003.
(19)	Previously filed on Form SB-2 on February 19, 2004.
(20)	Previously filed on Form 10-KSB on March 30, 2004.
(21)	Previously filed on Form 8-K on May 18, 2004.
(22)	Previously filed on Form 10-QSB on May 21, 2004.
(23)	Previously filed on Form SB-2 on July 28, 2004.
(24)	Previously filed on Form 8-K on 1 December4, 2004
(25)	Previously reported on Form 8-K on March 9, 2005 - exhibit not attached to such filing
(26)	Previously filed on Form 8-K on March 10, 2005
(27)	Previously filed on Form 14C on October 27, 2004

ITEM 14.

PRINCIPAL ACCOUNTANT FEES AND SERVICES.

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP (2004 fiscal year) and BDO Kazakhstanaudit LLP (2005 fiscal year) for the audit of our annual financial statements and review of financial statements included in our Form 10-QSB quarterly reports and services normally provided by Deloitte & Touche LLP (2004) and BDO Kazakhstanaudit LLP  in connection with statutory and regulatory filings or engagements were $228,270 and $262,073 for the fiscal year ended 2004.

Audit-Related Fees

There were no fees for other audit related services for the fiscal years ended 2005 and 2004.

Tax Fees

The aggregate fees billed for the last two fiscal years for professional services rendered by Deloitte & Touche LLP (2004) and BDO Kazakhstanaudit LLP (2005) for tax compliance, tax advice, and tax planning was $51,612 for the fiscal year 2005 and  $9,485 for the fiscal year ended 2004.

All Other Fees

There were no other aggregate fees billed in either of the last two fiscal years for products and services provided by either  Deloitte & Touche LLP or BDO Kazakhstanaudit LLP, other than the services reported above.

Pre-approval Policy and Procedure

The following policy and procedure has been adopted and incorporated into our Audit Committee charter:

All services provided by the independent auditor whether they be audit related or non-audit related, shall be pre-approved in writing either a) prior to the commencement of the contemplated services, or b) after the commencement of the contemplated services but before the completion of such services.

The Chairman of the Audit Committee or the designated Financial Expert, should they also be, at the time of approval, an independent director, are empowered to approve the contemplated services to be provided by the independent auditor on behalf of the committee.  All approvals taken by the Chairman or Financial Expert must be disclosed to the committee as a whole either a) in writing or by e-mail at the time of the approval; or b) verbally at a subsequent committee meeting.

Since September 4, 2003, the date our Audit Committee members were appointed to the Committee, they have approved all services provided by Deloitte & Touche LLP and BDO Kazakhstanaudit LLP.  Prior to this, services were not pre-approved.

BDO Kazakhstanaudit LLP has advised us that, in connection with the audit of our financial statements for the year ended December 31, 2005, only full-time, permanent employees of BDO Kazakhstanaudit LLP performed the audit work.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Corporation caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on  April  21, 2006

BIG SKY ENERGY CORPORATION
By:	/s/ S.A. Sehsuvaroglu Name: S. A. Sehsuvaroglu Title: Chief Executive Officer (Principal Executive Officer)

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Matthew Heysel		April 17, 2006
Matthew Heysel /s/ G.A.C. Moscato	Director	April 17, 2006
G.A.C. Moscato /s/ Daniel C. Feldman	Director	April 17, 2006
Daniel C. Feldman /s/ Bruce Gaston	Director	April 17, 2006
Bruce Gaston /s/ Philip Pardo	Chief Financial Officer and Director (Principal Accounting Officer)	April 17, 2006
Philip Pardo /s/ Barry Swersky	Director	April 17, 2006
Barry Swersky /s/ Servet Harunoglu	Vice-President – New Development and Director	April 17, 2006
Servet Harunoglu	Director	April 17, 2006

INDEX TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED December 31, 2005 and December 31, 2004 (RESTATED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Big Sky Energy Corporation

We were engaged to audit the accompanying consolidated balance sheet of Big Sky Energy Corporation (a company in the development stage) as of December 31, 2005, and the related consolidated statements of loss, shareholder’s equity and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the company’s management.

 The company’s management did not provide sufficient evidence to confirm ownership of subsoil use rights on Atyrau and Liman -2 blocks and their ability to benefit from the related investment of $12 million capitalized to oil and gas properties. Sufficient evidence supporting the legal rights for subsoil use acquired prior to December 31, 2005 is no longer available. The Company has received a letter dated April 11, 2006 from the Ministry of Energy and Mineral Resources of Republic of Kazakhstan purporting to confirm the termination of the Liman-2 subsoil use contract as of October 5, 2005 for alleged inadequate performance of the minimum Work Programme commitments. The Company also has received a letter dated April 11, 2006 from the Ministry of Energy and Mineral Resources of Republic of Kazakhstan purporting to confirm the transfer of the subsoil use rights to the Atyrau Block to an unrelated third party, pursuant to the purported Amendment to the Assignment Agreement. The Company is currently contesting these rulings from the Ministry of Energy and Mineral Resources, but at this time is unable to determine the probable outcome of these disputes. The Company’s records do not permit the application of other auditing procedures to the investment in the identified oil and gas properties and we were unable to obtain legal opinions concluding that the matters would be resolved in the company’s favor.

Because of the significance of the matters described in the preceding paragraph, we were not able to apply other auditing procedures to satisfy ourselves as to the investment in oil and gas properties, the scope of our work was not sufficient to express, and we do not express, an opinion on these financial statements.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as going concern. As discussed in Note 2 “GOING CONCERN, FINANCIAL CONDITION, AND MANAGEMENT PLAN” to the consolidated financial statements, the company will require substantial additional funding. This condition and the Corporation’s operating losses since inception raise substantial doubt about the Company’s ability to continue as going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Kazakhstanaudit, LLP

April  26, 2005

Almaty, Kazakhstan

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

REMOVED AT THE REQUEST OF DELOITTE & TOUCHE LLP

Big Sky Energy Corporation
(a Development Stage Enterprise)
Consolidated Balance Sheets
	December 31, 2005	December 31, 2004
ASSETS
CURRENT
Cash and cash equivalents	$ 12,024,407	$ 983,734
Restricted cash	73,040	63,040
Advances to related parties	30,614	21,351
Accounts receivable	559,554	142,865
Other current assets (Note 6)	96,733	86,160
Advances paid	1,556,416	-
Inventory	21,728	-
Prepaid expenses	1,156,651	484,983
	15,519,143	1,782,133
LONG-TERM
Long-term advances	-	320,885
Advances to related parties	-	24,439
Property and equipment (Note 7)	973,219	384,077
Oil and gas properties unevaluated (Notes 5, 8)	40,458,491	23,246,345
Funds held in trust (Note 9)	13,496,755	-
TOTAL ASSETS	$ 70,447,608	$ 25,757,879
LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 10)	$ 5,909,503	$ 761,158
Short-term interest free loan from ABT LTD (Note 11)	1,426,582	1,340,423
Obligations for social sphere development (Note 13)	756,510	1,401,000
Obligations for professional training of personnel (Note 14)	246,200	289,200
Obligations for acquisition of the right for geological info (Note 15)	758,265	758,265
Due to related parties (Note 21)	25,565	25,590
	9,122,625	4,575,636
LONG-TERM
Obligations for social sphere development (Note13)	1,287,871	1,255,325
Obligations for professional training of personnel (Note 14)	348,193	304,641
Obligations for historical cost reimbursement (Note 22)	1,135,105	981,674
Asset retirement obligation (Note 23)	485,424	435,868
Deferred income tax liability (Note 24)	5,253,156	4,806,906
Subscription funds received (Note 9)	13,496,755	-
TOTAL LIABILITIES	$ 31,129,129	$ 12,360,050

COMMITMENTS AND CONTINGENCIES (NOTE 26)

STOCKHOLDERS' EQUITY
Common stock (Note 17)	189,737	126,538
$0.001 par value, shares authorized: 150,000,000
shares issued and outstanding: 131,319,197 (December
31, 2004 – 68,119,460)
Additional paid in capital	88,868,466	43,484,352
Deferred compensation	(4,093,586)	(27,926)
Deficit accumulated during development stage	(45,646,138)	(30,185,135)
	39,318,479	13,397,829
	$ 70,447,608	$ 25,757,879

Big Sky Energy Corporation
(a Development Stage Enterprise)
Consolidated Statements of Operations and Deficit
				Cumulative Period From Date of Incorporation Feb 1, 2000 to Dec 31, 2005

	Year Ended December 31
	2005	2004	2003
REVENUE	$522,021	$ -	$ -	$522,021
OPERATING COSTS	(324,095)	-	-	(324,095)
GENERAL AND ADMINISTRATIVE
EXPENSES (including non-cash compensation of $2,215,250 ((2004-$758,264))	(15,883,986)	(6,217,720)	(3,038,170)	(32,366,505)
DEPRECIATION AND AMORTIZATION	(86,333)	(126,507)	(170,433)	(3,616,220)
ACCRETION	(412,215)	(247,388)		(659,603)
	(16,184,608)	(6,591,615)	(3,208,603)	(36,444,402)
FOREIGN EXCHANGE GAIN (LOSS)	558,419	(226,938)	-	331,481
INTEREST INCOME	165,186	2,301	14,235	580,799
LOSS FROM CONTINUING OPERATIONS	(15, 461,003)	(6,816,252)	(3,194,368)	(35,532,122)

DISCONTINUED OPERATIONS (Note 4)
IMPAIRMENT OF ASSETS (Note 12)	-	-	-	(8,628,623)
LOSS IN BIG SKY NETWORK	-	-	-
CANADA LTD.	-	-	-	(181,471)
LOSS IN SHEKOU JOINT	-	-	-
VENTURE (Note 12)	-	-	-	(609,607)
LOSS IN CHENGDU JOINT	-	-
VENTURE (Note 12)	-	-	-	(1,141,793)
GAIN ON SALE OF SHEKOU	-	-	-
JOINT VENTURE (Note 12)	-	-	-	125,798
GAIN ON SALE OF BIG SKY NETWORK CANADA	-	179,935	-	179,935
INCOME (LOSS) ON DISCONTINUED OPERATION	-	(155,731)	64,606	141,745
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	-	24,204	64,606	(10,114,016)
NET LOSS	(15,461,003)	(6,792,048)	(3,129,762)	(45,646,138)

DEFICIT, BEGINNING OF PERIOD	(30,185,135)	(23,393,087)	(20,263,325)	-

DEFICIT, END OF PERIOD	$(45,646,138)	$ (30,185,135)	$ (23,393,087)	$(45,646,138)
LOSS PER SHARE
Basic and diluted loss from continuing
Operations	$(0.154)	$ (0.132)	$ (0.136)
Basic and diluted on discontinued
Operations	-	0.001	0.003
Basic and diluted – net loss	$(0.154)	$ (0.131)	$ (0.133)
SHARES USED IN COMPUTATION
Basic and diluted	100,388,282	51,585,004	23,536,537

The accompanying notes are an integral part of this consolidated financial statement.

Big Sky Energy Corporation (a Development Stage Enterprise) Consolidated Statements of Stockholders’ Equity
			Additional			Total
	Common Stock		Paid-in	Deferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Equity
		$	$	$	$	$

Balance,	1,509,850	59,971	-	-	-	59,971
February 1, 2000

Issue of common stock
for the outstanding shares
of China Broadband
(BVI) Corp.	13,500,000	13,500	696,529	-	-	710,029

Stock issued pursuant to
private placement agreements at $0.20
per share	500,000	500	98,835	-	-	99,335

Stock issued pursuant to
private placement agreements at $1.00
per share	1,530,000	1,530	1,518,289	-	-	1,519,819

Stock issued pursuant to private placement agreement at $7.50 per
share	1,301,667	1,302	9,696,236	-	-	9,697,538

Acquisition of the shares
of Big Sky Network
Canada Ltd.	1,133,000	1,133	8,496,367	-	-	8,497,500

Issuance of warrants	-	-	44,472	-	-	44,472

Non-cash compensation	-	-	15,235	-	-	15,235

Deferred compensation	-	-	65,381	(65,381)	-	-

Amortization of deferred
compensation	-	-	-	7,386	-	7,386

Net loss	-	-	-	-	(3,597,180)	(3,597,180)

Balance,
December 31, 2000	19,474,517	77,936	20,631,344	(57,995)	(3,597,180)	17,054,105
Deferred compensation	-	-	1,030,708	(1,030,708)	-	-

Issuance of warrants	-	-	277,775	-	-	277,775

Amortization of deferred
compensation	-	-	-	369,037	-	369,037

Net loss	-	-	-	-	(14,074,665)	(14,074,665)

Balance,
December 31, 2001	19,474,517	77,936	21,939,827	(719,666)	(17,671,845)	3,626,252

Amortization of deferred
compensation (Note 18)	-	-	-	326,191	-	326,191

Deferred compensation	-	-	139,289	(139,289)	-	-

Alternative
Compensation Plan
(Note 20)	-	-	163,463	-	-	163,463

Issuance of common
stock to settle legal
fees	42,124	-	21,062	-	-	21,062

Stock issued pursuant to
private placement
agreements at $0.25
per share	2,997,160	2,997	644,364	-	-	647,361

Net loss	-	-	-	-	(2,591,480)	(2,591,480)

Balance,
December 31, 2002	22,513,801	80,933	22,908,005	(532,764)	(20,263,325)	2,192,849

Amortization of deferred
compensation (Note 17)	-	-	-	1,541,174	-	1,541,174

Deferred compensation	-	-	2,016,920	(2,016,920)	-	-

Alternative
Compensation Plan
(Note 20)	682,802	683	(683)	-	-	-

Stock issued pursuant to
private placement
agreements at $0.25
per share	7,900,000	7,900	1,916,232	-	-	1,924,132

Net loss	-	-	-	-	(3,129,762)	(3,129,762)

Balance,
December 31, 2003	31,096,603	89,516	26,840,474	(1,008,510)	(23,393,087)	2,528,393

Amortization of deferred
compensation (Note 18)	-	-	-	758,264	-	758,264

Deferred compensation	-	-	(46,500)	46,500	-	-

Stock issued pursuant to
private placement
agreements at $0.25
per share	100,000	100	24,900	-	-	25,000

Stock issued pursuant to
private placement
agreement at $0.50	24,340,000	24,340	11,515,168	-	-	11,539,508

Stock issued pursuant to
purchase of BSEK	8,000,000	8,000	2,280,000	-	-	2,288,000

Stock issued pursuant to
acquisition of BSEK
royalty interest	681,475	681	415,019	-	-	415,700

Stock issued pursuant to
purchase of BSEA
minority interests	3,500,000	3,500	2,551,500	-	-	2,555,000

Options exercised	101,666	102	4,982	-	-	5,084
Options cancelled	-	-	(175,820)	175,820	-	-
Warrants exercised	299,716	299	74,629	-	-	74,928

Net loss	-	-	-	-	(6,792,048)	(6,792,048)

Balance,
December 31, 2004	68,119,460	126,538	43,484,352	(27,926)	(30,185,135)	13,397,829

Amortization of Deferred Compensation	-	-	-	1,383,750	-	1,383,750
Deferred Compensation		-	5,809,410	(5,809,410)	-	-
Alternative Compensation Plan	856,027	856	(856)	-	-	-
Stock issued pursuant to private placement agreement @ $0.50	27,250,000	27,250	12,716,146	-	-	12,743,396
Stock issued pursuant to private placement agreement @ $1.00	28,503,245	28,503	25,693,771	-	-	25,722,274
Stock issued pursuant to stock awards	750,000	750	824,250	-	-	825,000
Options exercised	5,050,000	5,050	302,950	-	-	308,000
Options cancelled	-	-	(360,000)	360,000	-	-
Warrants exercised	785,465	785	391,948	-	-	392,733
Stock issued for services	5,000	5	6,495	-	-	6,500
Net Loss	-	-	-	-	(15,461,003)	(15,461,003)
	131,319,197	189,737	88,868,466	(4,093,586)	(45,646,138)	39,318,479

The accompanying notes are an integral part of this consolidated financial statement

Big Sky Energy Corporation
(a Development Stage Enterprise)
Consolidated Statements of Cash Flows

				Cumulative Period From Date of Incorporation Feb 1, 2000 to Dec 31, 2005

	Year ended December 31
	2005	2004	2003
CASH FLOWS RELATED TO		(Restated, see Note 27)		(Restated, see Note 27)
THE FOLLOWING ACTIVITIES

CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	$(15,461,003)	(6,792,048)	(3,129,762	$(45,646,138)
Adjustment for:
Extinguishment of Debt	-	-	-	(1,422,225)
Depreciation and amortization	86,333	126,507	170,433	3,616,220
Accretion	412,215	247,388	-	659,603
Unrealized Foreign Exchange Gain	-	70,831	-	70,831
Loss From Big Sky Network Canada	-	155,731	-	155,731
Impairment of assets	-	-	-	8,628,623
Loss in Big Sky Network
Canada Ltd.	-	-	-	181,471
Loss in Shekou joint
venture (Note 12)	-	-	-	609,607
Loss in Chengdu joint
venture (Note 12)	-	-	-	1,141,793
Gain on Sale of Big Sky Network Canada	-	(179,935)	-	(179,935)
Gain on Sale of Shekou				(125,798)
joint venture	-	-	-
Non-cash stock
compensation (Note 18)	2,215,250	758,264	1,541,174	5,440,471
Issuance of Common Shares
for settlement of legal fees	-	-	-	21,062
Changes in operating assets and liabilities-
net of the effect of acquisitions	-	-	-	-
Restricted Cash	(10,000)	(33,040)	-	(73,040)
Accounts receivable	(416,689)	(54,229)	(6,219)	(564,017)
Prepaid expenses	(671,668)	(316,292)	(150,465)	(1,150,977)
Inventory	(21,728)	-	-	(21,728)
Accounts payable and
accrued liabilities	5,148,345	266,773	116,421	4,981,548
Net Cash used in operating activities	(8,718,945)	(5,750,050)	(1,458,418)	(23,676,898)

INVESTING
Fixed asset additions	(677,353)	(346,194)	(1,319)		(1,726,243)
Capital Expenditure-oil & gas properties	(16,861,637)	(1,391,466)	-		(18,253,103)
Advances Paid	(1,235,531)	(320,885)	-		(1,556,416)
Advances to/from related companies	15,151	(187,756)	(1,149,000)		(1,321,605)
Proceeds from the sale of the	-	-	-
Shekou joint venture (net of costs)	-	-	22,800		2,029,200
Investment in Chengdu joint venture	-	-	-		(1,935,590)
Acquisition of Big Sky Network	-	-	-		(2,395,828)
Canada Ltd. (net of cash acquired)	-	-	-
Acquisition of Vector Energy West LLP	-	(4,506,502)	-		(4,506,502)
Acquisition of BSEK (net of cash acquired)	-	339,353	-		339,353
Changes in non-cash working capital:
Other current asset	(10,574)	(86,160)	-		(96,734)
Increase in short-term interest free loan to ABT	86,159	840,423	-		926,582
Net Cash used in investing activities	(18,683,785)	(5,659,187)	(1,127,519)		(28,496,886)

FINANCING
Issue of common stock for cash (Note 17)	42,827,978	12,275,166	1,975,000		69,719,937
Payment of social sphere development	(680,000)	-	-		(680,000)
Payment for training costs	(43,000)	-	-		(43,000)
Stock issuance costs (Note17)	(3,661,575)	(630,646)	(8,785)		(4,478,746)
Repayment of advances for share subscriptions	-	(250,000)	-		(250,000)
Repayment of Debt	-	(570,000)	-		(570,000)
Advance from ABT Ltd. (Note 11)	-	500,000	-		500,000
Net Cash used in financing activities	38,443,403	11,324,520	1,966,215		64,198,191

NET DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS	11,040,673	(84,717)	(619,722)		12,024,407

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	983,734	1,068,451	1,688,173		-

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$12,024,407	$ 983,734	$ 1,068,451	$	$ 12,024,407

The accompanying notes are an integral part of this consolidated financial statement.

Big Sky Energy Corporation (a Development Stage Enterprise) Period From Date of Incorporation, February 1, 2000 to December 31, 2005 Notes to the Consolidated Financial Statements

1.

ORGANIZATION AND DESCRIPTION  OF BUSINESS

a)

Incorporation and background

Big Sky Energy Corporation (the "Corporation") was incorporated in Nevada in February 1993 under the name "Institute for Counseling, Inc." On April 27, 2000, Institute for Counseling, Inc. changed its name to China Broadband Corp. on December 29, 2003, China Broadband Corp. changed its name to China Energy Ventures Corp. and on December 3, 2004 China Energy Ventures Corp. changed it’s name to Big Sky Energy Corporation. The Corporation is a development stage enterprise that is pursuing the acquisition of oil and gas exploration and production assets.

On April 14, 2000, the Corporation, a public shell company, acquired China Broadband (BVI) Corp. ("CBB - BVI") through a reverse acquisition, which was accounted for as a recapitalization. As a result of the application of the accounting principles governing recapitalization, CBB - BVI (incorporated on February 1, 2000) is treated as the acquiring or continuing entity for financial accounting purposes.  The consolidated financial statements are deemed to be a continuation of CBB - BVI's historical financial statements.

b)

Investment in Big Sky Network Canada Ltd.

CBB - BVI acquired Big Sky Network Ltd. ("BSN") on February 1, 2000.  Between February 22 and April 25, 2000 BSN issued 10,000,000 shares to a third party for cash so that the Corporation only held 50% of the issued share capital of BSN.  The Corporation purchased the other 50% on September 29, 2000.

BSN owned a 50% interest in the joint venture, Shenzhen China Merchants Big Sky Network Ltd. ("Shekou JV"), which provided Internet access to residential and business customers through the cable television infrastructure. On September 13, 2002, the Corporation sold its 50% interest in the Shekou JV.

On July 8, 2000, BSN acquired a 50% interest in a 20-year joint venture, Sichuan Huayu Big Sky Network Ltd. ("Chengdu JV"), which provides Internet access to residential and business customers through the cable television infrastructure in the Sichuan Province, the PRC. BSN agreed to contribute a maximum of $5,500,000 to the Chengdu JV in cash or equipment and is entitled to receive 65% of the profits earned between 2001 and 2007, 50% of the profits earned between 2008 and 2013 and 35% of the profits earned between 2014 and 2020. As at December 31, 2003, the Corporation has contributed $1,935,590 to this joint venture.  The Chengdu JV has incurred losses since inception. In 2002, the Corporation ceased making capital contributions to the Chengdu JV because of the partners’ lack of performance of its commitments under the joint venture agreement. The Corporation is pursuing remedies from its joint venture partner to recover its investment.  (See Note 4 – Discontinued Operations)

c)

Chengdu Big Sky Network Technology Services Ltd.

The Corporation established a wholly owned subsidiary to provide high speed Internet access in the sector of Chengdu, Sichuan Province designated as a development zone for technology based companies. Chengdu Big Sky Network Technology Services Ltd. provides its own Internet fibre link, principally to commercial subscribers and government offices with secondary emphasis placed on residential customers. On December 9, 2004 the Corporation sold its interest in Big Sky Network Canada Ltd. See Note 4 – Discontinued Operations.

a)

Investment in Properties

Late in 2003, the Corporation began investing in oil and gas assets in addition to its Internet service business in China, a transition which concluded December 9, 2004, by selling Big Sky Network Canada Ltd., which held all of the Corporations Chinese investments, to become an oil and gas exploration and production company. This began with the acquisition of KoZhaN LLP, described below, and continued with the acquisition of Vector Energy West LLP, also described below.  By acquiring such companies the Corporation gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan located close to infrastructure and transportation.

On January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of Big Sky Energy Kazakhstan Ltd (“BSEK”) thereby acquiring a 90% interest in KoZhaN LLP, a Kazakhstan Limited Liability Partnership (“KoZhaN”) and on May 11, 2004, the Corporation completed the acquisition of 100% of the outstanding share capital of Vector Energy West LLP, a Kazakhstan Limited Liability Partnership, (“Vector”) through its 75% owned subsidiary, Big Sky Energy Atyrau Ltd. (“BSEA”) and on December 10, 2004 completed the acquisition of the remaining 25% of BSEA.  See note 5 “Business Combination”.

On November 22, 2005, the Corporation completed the purchase of the remaining 10% interest in KoZhaN.

The Corporation through KoZhaN and Vector entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore for and produce hydrocarbons in the Morskoe, Karatal and Dauletaly blocks and the Atyrau and Liman-2 blocks, respectively, all located in the Atyrau region of western Kazakhstan (the “Subsurface Use Contracts”).

As a result of these acquisitions, the nature of operations for the Corporation has changed.  The Corporation intends to direct the majority of future capital investment towards oil and gas exploration within the acquired properties. At present the Corporation is in the exploration phase with regards to its oil and gas properties. This phase is expected to last until the Corporation finds economically profitable oil reserves.

Meeting the Corporation’s future financing requirements for all other projects will be dependent on the success of the Morskoe well and any follow up wells, with resulting cash flow from operations, its ability to develop further oil and gas joint venture partnerships on favorable terms, its ability to access equity capital markets and, after achieving or acquiring sustainable production, credit facilities from institutional lenders. The Corporation will maintain its exploration and development activities at sustainable levels. While there can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success, management believes that it has a well developed network of institutional investors who understand the risk of investing in exploration companies. The Corporation cannot assure that it will be able to obtain sufficient capital, develop joint venture partnerships or achieve or acquire sustainable production to satisfy all of its obligations or that its operating subsidiaries will be commercially successful. (See Note 26)

Should the Corporation be unable to meet its obligation under the Subsurface Use Contracts due to a lack of capital, the MEMR has the right to terminate the contracts after giving the Corporation 90 day’s written notice.

2.

GOING CONCERN, FINANCIAL CONDITION, AND MANAGEMENT PLAN

Our consolidated financial statements as of December 31, 2005 have been prepared under the assumption that we will continue as a going concern for the year ending December 31, 2006. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph referring to our recurring losses from operations and net capital deficiency and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During 2005, the Corporation utilized cash for management and corporate administrative activities of approximately $350,000 per month. In 2006, corporate and administrative costs will be higher due to increased business activity in Kazakhstan. Taking into account prepaid lease rentals for office space, monthly expenditures for corporate and administrative costs are estimated at $400,000 per month. Management anticipates that the Corporation currently has sufficient working capital to fund this level of operations through June 2006. Current cash resources are not anticipated to be sufficient to fund the next phase of the Corporation’s development, including its expansion in the oil and gas business, and it will consider seeking additional private equity or debt financing. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success. The Corporation cannot assure you that it will be able to obtain sufficient capital to satisfy all of its obligations or that its operating subsidiaries will be commercially successful.

The ability of the Corporation to survive will depend on its ability to finance, acquire, explore for and produce oil and natural gas on a profitable basis.

The Corporation's operations may also be adversely affected by significant political, economic and social uncertainties in Kazakhstan and in other countries in which it may acquire oil and gas operations. Kazakhstan has emerged from the former Soviet Union with a viable, independent economy and is open to foreign investment. Kazakhstan is rich in a variety of minerals and raw materials. The economy is evolving from centrally planned towards a free market. Government policies favoring foreign investment may change, commodity prices may decline and political disruptions may occur in the region. These factors may impact the Corporation’s ability to conduct its business, the results of its operations and its financial condition and its right to pay dividends.

3.

ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, BSEK and BSEA.

The equity method of accounting is used for companies in which the Corporation has significant influence, which generally means common stock ownership of at least 20% and not more than 50%. The Corporation used the equity method to account for its joint venture investments in the Shekou JV (which was sold in 2002) and the Chengdu JV (sold in 2004). BSN was accounted for as a majority-controlled subsidiary until April 25, 2000. For the period April 26, 2000 to September 28, 2000, while the Corporation owned 50% of BSN, which was accounted for using the equity method.  For the period since September 29, 2000, BSN has been accounted for as a wholly owned subsidiary and all material inter-company accounts and transactions have been eliminated. On December 9, 2004 BSN was sold.

Cash and cash equivalents

The Corporation considers all highly liquid debt instruments with maturities at the date of purchase of three months or less to be cash equivalents.

Restricted cash

The amount of $73,040 is maintained on deposit to secure corporate credit card balances and as a deposit on oil and gas operations (2004 - $63,040).

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the declining balance method as follows:

Vehicles	30%
Field Equipment	30%
Furniture and fixtures	20%
Computer hardware	30%

Amortization of leasehold improvements and assets recorded under capital lease agreements are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets, currently 5 years.

Oil and gas properties

The Corporation follows successful efforts accounting for our oil and gas business.  All property acquisition costs are initially capitalized to oil and gas properties as unproved property costs.  Once proved reserves are discovered, the acquisition costs are reclassified to proved property acquisition costs.  Exploration drilling costs are capitalized pending evaluation as to whether sufficient quantities of reserves have been found to justify commercial production.  If commercial quantities of reserves are not found, exploration drilling costs are expensed.  All exploratory wells that discover potentially commercial quantities of reserves in areas requiring major capital expenditures before the commencement of production and where commercial viability requires the drilling of additional exploratory wells, remain capitalized as long as the drilling of additional exploratory wells is under way or firmly planned.  All other exploration costs, including geological and geophysical and annual lease rentals are expensed to earnings as incurred.  All development costs are capitalized as proved property costs.

Expenditures related to exploratory wells in an area that requires major capital expenditures are carried as an asset, provided that i) there have been sufficient oil and gas reserves found to justify completion as a producing well if the required capital expenditure is made, and ii) drilling of additional exploratory wells is underway or firmly planned for the near future.

Depreciation, depletion and amortization on oil and gas assets are provided on the unit of production basis.  Land and lease costs relating to producing properties are depreciated and depleted over the remaining estimated proved reserves.  Development and exploration drilling and equipping costs are depleted over remaining proved developed reserves and proved property acquisition costs over remaining proved reserves.  Depletion is considered a cost of inventory when the oil and gas is produced.  When this inventory is sold, the depletion is charged to depreciation, depletion and amortization expense.

The Corporation annually assesses all existing capitalized exploratory well costs for impairment. Impairment reserve is created when either of two criteria is met:

a)

Well has not found a sufficient quantity of reserves to justify its completion as a producing well

b)

The Corporation is not making sufficient progress assessing the reserves and the economic and operating viability of the project”.

Impairment of oil and gas properties

The Corporation reviews its long-lived assets, including oil and gas properties, for possible impairment by comparing the carrying values with the undiscounted future net before-tax cash flows. Asset impairment may occur if a field discovers lower than anticipated reserves, write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and significant change in the extent or manner of use or physical change in an asset. Impaired assets will be written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties, the Corporation performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value with any such impairment charged to expense in the current period.

Borrowing costs

Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful.

Goodwill and other intangible assets

The Corporation prospectively adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 eliminates the requirement to amortize goodwill and indefinite-lived intangible assets, extends the allowable useful lives of certain intangible assets, and requires recognition for goodwill and intangible assets and impairment testing, which must be performed at least annually.

There was no impairment of intangible assets in 2005.

Long-lived assets

The carrying value of long-lived assets, which includes goodwill, is evaluated whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when the estimated undiscounted future cash flow expected to result from the use and disposition of the asset, is less than the carrying value of the asset. (See Note 12)

Income taxes

Income taxes are accounted for under the liability method in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”.  Tax on the income or loss for the period comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

Foreign currency translation

In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" the financial statements of two subsidiaries of the Corporation, KoZhaN LLP, a Kazakhstan limited liability partnership (“KoZhaN”) and Vector Energy West LLP, a Kazakhstan limited liability partnership, have been translated into United States Dollars (“US Dollars”) from Kazakhstan Tenge (“Tenge”). KoZhaN and Vector maintain their accounting records in Tenge. A majority of KoZhaN’s and Vector’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars. Accordingly, KoZhaN and Vector have determined that the US Dollars is its functional currency.

KoZhaN’s and Vector’s long-lived assets and equity are translated using historic exchange rates. Gains and losses arising from these translations are reported in the consolidated statement of operations.

The Kazakhstan Tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities into US Dollars for the purpose of these financial statements does not indicate that the Corporation could realize or settle in US Dollars the reported values of the assets and liabilities. Likewise, it does not indicate that the Corporation could return or distribute the reported US Dollars values of capital and retained earnings to the partners.

Employee Benefits

Pension Payments - The Corporation pays into an employee accumulated pension fund an amount equivalent to 10% of employees’ salaries for employees of its Kazakhstani operations. These amounts are expensed when they are incurred.

Social tax - The Corporation makes payments of mandatory social tax in the amount of 21% of employee salaries for employees of their Kazakhstani operations. These costs are recorded in the period when they are incurred and capitalized as part of oil and gas properties or included with general and administrative expenses in the consolidated statement of operations.

Stock-based compensation

The Corporation applies the intrinsic value method allowed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under variable plans is measured at each reporting period as the difference between the quoted market price and the exercise price; the cost is recognized over the period the employee performs related services.

The following table illustrates the effect on net loss and loss per share if the Corporation had applied the fair value recognition provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,
	2005	2004	2003
	$	$	$
Net loss, as reported	(15,461,003)	(6,792,048)	(3,129,762)
Add: Stock-based employee compensation
expense included in reported net loss,
net of related tax effects	2,135,127	697,946	1,187,055
Deduct: Total stock-based employee
compensation expense determined under fair
value-based method for all awards, net of
related tax effects	2,456,361	26,735	94,078

Pro-forma net loss	(15,782,237)	(6,120,837)	(2,036,785)

Net loss per share:
Basic and diluted – as reported	(0.154)	(0.131)	(0.133)
Basic and diluted – pro forma	(0.157)	(0.119)	(0.087)

The fair value of stock options used in computing the pro forma net loss and basic loss per common share was estimated at grant date, determined by the Black-Scholes option pricing model with the following assumptions:

	2005	2004	2003

Dividend yield	0%	0%	0%
Expected volatility	150%	190%	140%
Risk free interest rate	3.8%	3.93%	3.60%
Expected option life	3 years	5 years	5 years

Net loss per share

Basic loss per share ("EPS") excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (warrants to purchase common stock and common stock options) were exercised or converted into common stock, using the treasury stock method.  Potential common shares in the diluted EPS computation are excluded in net loss periods, as their effect would be anti-dilutive.

In 2005, 17,888,250 options and warrants were excluded in the calculation of net loss per share (2004, 7,267,315; 2003, 7,659,716).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates could include the allowance for potentially uncollectible accounts receivable and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Impact of Recent and Pending Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, that will require compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. The standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. It is effective for small business issuers for the first interim or annual reporting period beginning after December 15, 2005, meaning that the Corporation will apply the guidance to all employee awards of share-based payment granted, modified or settled in the first quarter of 2006.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, that will require compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. The standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. It is effective for small business issuers for the first interim or annual reporting period beginning after December 15, 2005.

In June 2004, the FASB issued an exposure draft of a proposed statement, “Fair Value Measurements” to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current U.S. GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to re-measure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15, 2005. The Corporation is reviewing The Exposure Draft to determine the potential impact, if any, on its consolidated financial statements.

In November 2004, the EITF ratified Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i) expects to have no continuing “direct” cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component’s operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on the Corporation’s consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges, and to require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted. The Corporation does not believe there will be a material impact on it’s financial position, results of operations or cash flow from operations.

In December 2004, the FASB issued Statement 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions. This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. This statement is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Corporation is reviewing the guidance to determine the potential impact, if any, on its consolidated financial statements.

In April, 2005, the FASB issued FSP FAS 19-1, Accounting for Suspended Well Costs, which clarifies how companies report all wells costs that are suspended and awaiting reserve analysis to ensure that the well will be a producing well.

In May 2005 SFAS No. 154, “Accounting Changes and Error Corrections” as a replacement of APB Opinion No. 20, and FASF SFAS No.3 which changes the requirements for accounting for and reporting of a change in accounting principle.  SFAS No. 154 applies to all voluntary changes in accounting principles and also to changes required by an accounting pronouncement that does not contain a specific transition provision.  SFAS N154 carries forward without change the guidance contained in APB Opinion No. 20, “Accounting Changes”, for reporting the correction of an error in previously issued financial statements and a change in accounting estimate.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 2005.  The corporation has adopted SFAS No. 154 effective January 1, 2006 and the adoption may have material impact on our financial position and results of operations if we have an accounting change.

In October 6, 2005, the FASB issued FSP-FAS 13-1, Accounting for Rental Costs incurred During a Construction Period.  This FSP does not affect the accounting of the Corporation. In February, 2006, the FASB issued SFAS No. 155,

Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140.  This statement:

a.

Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b.

Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

c.

Establishes a requirement to evaluate interests in securitized financial assets to identify interested that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d.

Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

e.

Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

4.

DISCONTINUED OPERATIONS

Big Sky Network Canada Ltd., a wholly owned subsidiary of the Corporation, was sold in December of 2004 for a net gain of $179,935. Big Sky Network Canada Ltd. held all of the Corporations’ investments in China.

5.

BUSINESS COMBINATIONS

Big Sky Energy Kazakhstan Ltd.

On January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of BSEK.  The Corporation issued 8,000,000 common shares at a deemed price of $0.286 per share, being the trading price of the Corporation’s shares at the date of announcing the transaction, for total consideration including transaction costs of $2,288,000. Among the sellers of the BSEK shares, was a company which held 80% of those shares and which was wholly-owned by Kai Yang, the brother of the Corporation’s President, and of which Matthew Heysel, the Chairman and Chief Executive Officer of the Corporation, and Daming Yang, President of the Corporation, were directors and senior officers of BSEK at the time.  BSEK holds a 90% interest in KoZhaN, which holds the rights to explore for and produce oil and natural gas from three properties in the Republic of Kazakhstan.  The acquired net assets of BSEK and consideration given were as follows:

Oil and gas properties	$6,341,710
Other capital assets	3,424
Current assets, including cash of $339,353	342,431
Loan receivable from BSEK	(1,154,941)
Other current liabilities	(968,753)
Non-current liabilities	(2,275,871)
Net assets acquired	$2,288,000

Consideration, 8,000,000 common shares issued	$2,288,000

At December 31, 2003, the Corporation had advanced $1,154,941, including accrued interest of $5,941, to BSEK.  This amount is reflected on the consolidated balance sheet as an advance to related parties. At December 31, 2005, the loan balance was $4,185,500 including $95,602 of accrued interest and is eliminated in these consolidated financial statements. The amount is unsecured, bears interest at the rate of 5% per annum and is repayable on demand.

Results of operations of BSEK have been included in the consolidated statement of operations of the Corporation from the period January 12, 2004 to December 31, 2005.

On January 30, 2004, BSEK entered into a subscription and escrow agreement with a third-party to issue common shares from treasury to this third-party.  The shares were being held in escrow pending receipt of the full amount of the subscription proceeds totaling $2,300,000.  On June 28, 2004, the subscription agreement was cancelled and the $250,000 deposit, which had been received in the third quarter of 2003, was refunded.

On November  22, 2005, BSEK completed the purchase the remaining 10% minority interest in KoZhaN for $1,275,000 in cash.  BSEK now owns 100% of KoZhaN.  The purchase price of $1,275,000 and the related deferred income tax liability of $446,250 has been ascribed to oil and gas properties.

Royalty Interest

On March 4, 2004, the Corporation issued 681,475 common shares to Ibriz Oil Inc. (“Ibriz”), an Alberta corporation, as consideration for the purchase of a royalty interest in the net revenues of BSEK at a cost of $415,700. These shares were valued at $415,700 based on an average closing price of $0.61 from February 20 – 26, 2004. The purchase price was determined based on the results of the valuation report performed by an independent, third party petroleum engineering company. The royalty interest amounted  to 5% of BSEK’s net share of the earnings of its 90%-held subsidiary company, KoZhaN. At the time of this transaction, Mr. Van Doorne, who is a director and the Chief Executive Officer of Ibriz, was also Executive Vice President and the Managing Director of BSEK.  This royalty interest has been eliminated by the acquisition of BSEK and accounted for as an increase in oil and gas property.

Vector Energy West LLP

On May 11, 2004, the Corporation, through its then 75% owned subsidiary, BSEA, completed the acquisition of 100% of the issued and outstanding charter capital of Vector (a Kazakhstan limited liability partnership). BSEA was incorporated under the laws of Alberta on April 8, 2004 with the Corporation subscribing to 75% of the total shares issued on incorporation. On May 11, 2004, BSEA borrowed $5,000,000 from the Corporation. The funds were paid as follows; $4,506,611 to acquire 100% of the issued and outstanding charter capital of Vector and $570,000 to purchase Vector’s loan from a third party.  At December 31, 2004 the loan balance was $6,434,789 including $177,016 of accrued interest and is eliminated in these consolidated financial statements. The amount is unsecured, bears interest at the rate of 5% per annum and is repayable on demand.   The acquired net assets of Vector and consideration given would be as follows:

Oil and gas properties	$11,112,756
Current assets, including cash of $109	5,123
Loan payable	(548,076)
Other current liabilities	(1,308,250)
Non-current liabilities	(4,754,942)
Net assets acquired	$4,506,611

Consideration, paid in cash	$4,506,611

As of the acquisition date, May 11, 2004, Vector had a loan outstanding to third parties of $548,076.  In connection with the purchase of Vector, BSEA was required to purchase the loan and settle it for cash of $570,000 representing a premium of $21,924. This premium has been expensed.

Big Sky Energy Atyrau Ltd.

On November 10, 2004 the Corporation purchased a 25% minority interest in BSEA. The Corporation issued 3,500,000 common shares at a deemed price of $0.73 per share, being the trading price of the Corporation’s shares at the date the transaction was announced, for total consideration of $2,550,000. BSEA holds 100% of the charter capital of Vector, a Kazakhstan limited liability partnership. On November 10, 2004, BSEA had an accumulated net deficiency in the fair value of net assets of $2,798,167 of which $699,542 relates to the Minority interest of BSEA. The purchase price of $2,550,000 and a related deferred income tax liability of $894,250 has been ascribed to oil and gas properties.

During 2004,    $2,051,977 (2003 – Nil) of BSEA’s expenses were paid by the Corporation.

Pro-forma disclosure

SFAS 141 requires disclosure on a pro-forma basis as though the business combination had occurred at the beginning of the period.

For the year ended December 31, 2005 and December 31, 2004, the Corporation has determined the following pro-forma information for the BSEK and BSEA business combination:

December 31, 2005 (unaudited)	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	(15,461,003)	-	(15,461,003)
Loss per share	$ (0.154)	$ -	$ (0.154)

December 31, 2004 (unaudited)	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	$ (6,792,048)	$ (80,000)	$ (6,872,048)
Loss per share	$ (0.131)	$-	$ (0.133)

December 31, 2003 (unaudited)	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	$ (3,129,762)	$ (154,000)	(3,283,762
Loss per share	$ (0.133)	$ -	$ (0.140)

6.

OTHER CURRENT ASSET

Other current asset represents cash advances made by the Corporation for future oil and gas exploration and development expenditures.  These funds will be charged to oil and gas properties as the funds are expended.  The December 31, 2004 balance of $86,160 was paid to ABT Ltd to cover 50% of the costs of a dam construction related to the Morskoe oil field. The advance was made to ABT Ltd. to satisfy the terms of a farm-out agreement entered into by the Company with ABT Ltd. (see Note 11).  Balance of short term interest free loan as of December 31, 2005, is $1,426,582.

7.

PROPERTY AND EQUIPMENT

Property and equipment consists of:

	December 31 2005	December 31, 2004
	$	$
Vehicles	196,093	-
Field Equipment	307,826	-
Furniture and fixtures	462,658	325,297
Computer hardware and software	97,549	46,382
Leasehold improvements	196,539	178,041
	1,260,665	549,720
Accumulated depreciation and amortization	(287,446)	(165,643)
	973,219	384,077

8.

OIL AND GAS PROPERTIES, Unevaluated

Oil and gas properties are comprised of the following:

	December 31, 2005	December 31, 2004
	$	(Restated – see Note 27) $

Subsurface use rights and expenses	6,208,911	6,208,911
Acquisitions costs	16,716,877	14,145,677
Royalty interest	415,700	415,700
Construction Works	12,843,355	840,423
Exploratory well drilling costs	4,273,648	1,635,634
Oil and gas properties	40,458,491	23,246,345

During the year, the Corporation capitalized $2,638,014 as exploratory well costs for a total of $4,273,648 capitalized well costs pending the determination of proved reserves.

9.

SUBSCRIPTION FUNDS HELD IN TRUST

The Corporation  has received $13,496,755 for share subscriptions as a result of a private placement which completed on August 24, 2005, and resulted in the Corporation raising a total of $42 million.  The share subscriptions are each convertible into shares of common stock on a one for one basis, subject to certain conditions.  The $13,496,755 proceeds relative to these subscriptions are being held in trust pending the completion of the share issuance.

Subsequent to the year end, the subscriptions were satisfied by the issuance of shares of common stock and the proceeds of  $13,496,755 were received by the Corporation.

10.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following amounts are included in accounts payable and accrued liabilities:

	December 31 2005	December 31, 2004
	$	$

Trade accounts payable	5,603,241	413,271
Professional fees	224,317	98,802
Office lease	40,018	80,323
Withholding taxes	-	114,363
Other	41,927	54,399
	5,909,503	761,158

11.

SHORT-TERM INTEREST FREE LOAN FROM ABT LTD

On October 12, 2004, KoZhaN entered into two (2) agreements with ABT Ltd. LLP – an Agreement on Partial Transfer of the Subsoil Use Right (the “Transfer Agreement”) and Agreement No. 1. (“Agreement No. 1”). These two   agreements set the terms and conditions of the transfer by KoZhaN of forty-five percent (45%) of its interest in the subsoil use right in the Morskoe oil field (the “Interest”).  Pursuant to Agreement No. 1, ABT was to provide consideration for the Interest that consists of performance of certain construction works and up to 50% of the costs incurred in connection with Well No. 10 in the Morskoe oil field that were not deemed to be associated with the “drilling works” of such well.   Also pursuant to Agreement No. 1, ABT agreed to provide a loan of up to $550,000 for the drilling works associated with Well No. 10. This loan was required to be repaid only in the case of discovery of oil and production from the Morskoe oil field.  The transfer of the Interest was also subject to approval by the MEMR.  The Corporation recorded the amount of $840,423 paid by ABT in performance of the construction works as an amount loaned to the Company by ABT. In the event that the transfer of the Interest were to be approved by the MEMR, this amount would have been converted into an amount received as consideration for the Interest transferred to ABT.  The amounts received from ABT towards the drilling works, which as of December 31, 2004, equaled $500,000, had been recorded by the Company as a loan, to be repaid from production. In the event that no oil was discovered or produced by the Company from the Morskoe oil field, this loan was to be removed from the Company’s records as a forgiven loan pursuant to the terms of Agreement No. 1. The Corporation had the obligation to repay the amount of $500,000 to ABT Ltd. should the farm out agreement not be approved by the Ministry.

As at December 31, 2005 and 2004 the short-term interest free loan due to ABT was constituted as follows:

	2005	2004
Construction Works incurred by ABT	926,582	840,423
Payments for Drilling Works from ABT	500,000	500,000
	$ 1,426,582	$1,340,423

On March 10, 2006, the Corporation concluded a Purchase and Sale Agreement with ABT Ltd.  On February 7, 2006, KoZhaN signed an Agreement with ABT pursuant to which ABT agreed to relinquish any and all claims in respect of a purported contractual right to the Interest .  Under this Agreement, the Corporation agreed to pay ABT 1,520,218,282

Kazakhstan Tenge, which is approximately equivalent to $ 11,600,000, to be apportioned as follows:

Sixty seven million twenty-eight thousand (67,028,000) Kazakhstan Tenge, which is approximately equivalent to          $511,400 in repayment of a loan from ABT to KoZhaN for the drilling works provided by ABT on Well No. 10, Morskoe field;

One hundred eighteen million, four hundred one thousand seven hundred thirty three (118,401,733) Kazakhstan Tenge , which is approximately equivalent to $903,500 in  payment for work done by ABT under a Construction Agreement;

One billion three hundred thirty four million seven hundred eighty eight thousand five hundred and forty nine (1,334,788,549) Kazakhstan Tenge, which is approximately equivalent to $10,185,100 in consideration for the cancellation of any and all perceived or actual rights of ABT under Agreement No.1 and the Agreement on Partial Transfer of the Subsoil Use Right.  This amount is exclusive of all applicable taxes and other obligatory payments pursuant to the laws of Kazakhstan including VAT (ABT being required to provide KoZhaN with a VAT Invoice prior to receiving any the payment therefor).

In addition to the cash payment set out above, Big Sky Energy Corporation agreed to issue ABT 15,000,000 shares of the Corporation's common stock.  As a result of this acquisition, KoZhaN now owns 100% interest in the Morskoe Field.

12.

IMPAIRMENT OF LONG-LIVED ASSETS

As part of the review of the December 31, 2001 financial results, management performed an assessment of the carrying value of the long-lived assets recorded as a result of the 2000 acquisition of BSN and from its direct investments in the Shekou and Chengdu JVs.

Economic trends had negatively impacted technology-companies’ market valuations and management's outlook on expected future growth rates for the Internet industry and BSN’s businesses in particular. Based on the review, management concluded that the decline in valuations and expected growth rates within the Internet industry was more than a temporary condition. Consequently, management performed impairment analysis in accordance with its policy as disclosed in Note 3, and as a result, recorded a $7,549,111 write-down of intangible assets and $679,512 write-down of the investment in the Chengdu JV at December 31, 2001, representing the amount by which the carrying values of these assets exceeded their fair values.

Asset	Write Down at December 31, 2001
$

Investment in Chengdu JV	679,512

Intangible Assets
Intellectual property	198,010
Shekou JV	1,911,939
Chengdu JV	3,823,875
Goodwill	1,615,287
7,549,111
Total Write Down	8,228,623

The remaining balance of Intellectual property of $400,000 at December 31, 2001 was written off at December 31, 2002 as the Corporation had sold its interest in the Shekou JV, discontinued its active participation in the Chengdu JV and discontinued pursuing new Internet joint venture opportunities with cable television stations.

On September 13, 2002, BSN sold its 50% interest in Shekou JV for $2,280,000.  Net proceeds, after agent's fees and professional fees, were approximately $2,029,200.  At the time of the sale, the Corporation's investment in Shekou JV, net of its equity share of losses incurred by the joint venture to the date of sale, was approximately $1,903,402, resulting in a gain of $125,798.

On December 9, 2004, the Corporation sold its remaining assets in China. (See Note 4)

13.

OBLIGATIONS FOR SOCIAL SPHERE DEVELOPMENT

In accordance with the Subsurface Use Contracts, the Corporation is committed to contribute to social sphere development of Astana and Atyrau cities in the total amount of $3,030,000 for all oilfields during the exploration phase.  All Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034. These payments are due over the period from 2003 to 2008.  During the year ended, December 31, 2005, the Corporation made payments of $680,000 Management believes that the Corporation will meet this obligation within the exploration phase and payment delay will not terminate or deteriorate terms of the Subsurface Use Contracts.

Payment of these obligations is to be made according to a payment schedule agreed to between the Corporation and the Government. The non-current portion of these obligations is discounted at 15% being the estimated credit-adjusted risk free discount rate, giving a total discounted obligation of $2,044,381. The accretion expense for the year ended December 31, 2005 was $168,212, (2004 - $193,243; 2003 - $Nil).  The social sphere costs are required contributions under the SubSurface Use Contracts that are designed to contribute to the development of the infrastructure of the cities of Atyrau and Astana.

14.

OBLIGATIONS FOR PROFESSIONAL TRAINING OF PERSONNEL

	December 31, 2005	December 31, 2004

Within one year	$246,200	$289,200
In the second to the fifth year inclusive	389,800	389,800
Total obligations	636,000	679,000

Less: discount on obligations on professional training of personnel	(41,607)	(85,159)
Present value of obligations on professional training of personnel	594,393	593,841

Amount due for settlement within one year	246,200	289,200
Amount due for settlement after one year	348,193	304,641

Total	$594,393	$593,841

Management believes that obligations on professional training of personnel should be recognized for future professional training costs as prescribed by the Subsurface Use Contracts. In accordance with the Subsurface Use Contracts, the Corporation is obliged to finance professional training of Kazakhstani personnel recruited for the Subsurface Use Contract’s operations at the rate of not less than 1% of the total amount of minimal investments. Under the Subsurface Use Contracts, the total amount of minimal investments was established at $53,900,000 during their exploration phase.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.  The accretion expense for the year ended December 31, 2005 was $43,552 (2004 $30,041 (2003 – Nil)) was expensed.

15.

OBLIGATIONS FOR ACQUISITION OF THE RIGHT FOR THE GEOLOGICAL INFORMATION USE

In accordance with the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002, the Corporation is obliged to pay an additional amount for the right of geological information use if KoZhaN attracts foreign investors.

On May 11, 2004, BSEA acquired 100% of the shares in Vector’s charter fund. Accordingly, Vector recognized additional obligations on acquisition of the right on the geological information use as at December 31, 2005 of               $758,265( 2004- $758,265).

16.

SIGNATURE BONUSES AND PENALTY PAYABLE

In accordance with the Subsurface Use Contracts there was an obligation to pay signature bonuses in total of $1,000,000 for acquiring the subsurface use rights for all three fields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts.

As at December 31, 2003, $1,000,000 had been paid to the Government as a signature bonus for Morskoe, Karatal and Dauletaly oilfields. Penalties accrued on delaying the payment of the signature bonuses for those oilfields as at December 31, 2003 amounted to $98,904. These penalties were paid as at December 31, 2004.

17.

COMMON STOCK

The Corporation has issued the following shares:

i.	On April 3, 2002, the Corporation issued 2,997,160 common shares at $0.25 per share for total proceeds of $749,290;
ii.	On August 26, 2003, 682,802 common shares were issued pursuant to the Alternative Compensation Plan. Proceeds of the issue were recorded in 2002;
iii.	In the fourth quarter of 2003, the Corporation issued 7,900,000 common shares at $0.25 per share for total proceeds of $1,975,000.
iv.

January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of BSEK.  The Corporation issued 8,000,000 common shares at a deemed price of $0.286 per share for total consideration including transaction costs of $2,288,000 as described in Note 5.

v.	On January 26, 2004, the Corporation issued 100,000 restricted common shares in connection with a private placement conducted in late 2003 for proceeds of $25,000.
vi.

On February 11, 2004 the Corporation issued 66,666 shares for proceeds of $3,333 on the exercise of non-employee options. As part of the exercise agreement, the remaining 33,334 unvested options outstanding to the option holder were cancelled and returned to the stock option plan.

vii

On March 4, 2004, the Corporation issued 681,475 common shares to Ibriz in connection with an Asset Purchase Agreement. The amount of common stock issued was determined using the average closing price of common stock for the five days prior to February 27, 2004, which resulted in a share price of $0.61 per shares.

viii	On April 3, 2004, Canaccord Capital (Europe) Limited exercised a warrant for 299,716 shares for proceeds of $74,928.
ix	On May 7, 2004, the Corporation issued 13,483,750 shares for gross proceeds of $6,741,875. The total share issuance costs were $373,537.
x	On July 6, 2004, 2,616,250 shares of the Corporation’s common stock was issued at $0.50 per share, totaling $1,308,125. The total share issuance costs were $97,193.
xi	On September 20, 2004 the Corporation issued 2,440,000 shares for gross proceeds of $1,220,000. The total share issuance costs were $208,070.
xii	On November 15, 2004 the Corporation issued 35,000 shares on the exercise of stock options for total proceeds of $1,750.
xiii	On November 17, 2004 the Corporation issued 5,800,000 shares for gross proceeds of $2,900,000. The total share issue costs were $437,241.
xiv

On November 10, 2004 the Corporation issued 3,500,000 common shares in exchange for the 25% minority interests in BSEA at a deemed price of $0.73 per share, which represents the trading price on November 10, 2004 for total proceeds of $2,555,000.

xv

In February and March, 2005, the Corporation issued 27,250,000 shares subsequent to a private placement for gross proceeds of $13,625,000.  The total warrants issued for this private placement equaled 1,611,000.

xvi	In March 2005, the Corporation issued 1,750,000 shares to four option holders who exercised options previously granted, at an exercise price of $0.05 per common share for proceeds of $85,000.
xvii

In April, 2005, the Corporation issued 150,000 shares to an option holder who exercised options previously granted and fully vested at an exercise price of $0.05 per common share for proceeds of $7,500.

xviii	In April, 2005, the Corporation issued 856,027 shares under the Alternative Compensation Plan. See Note 19.
xix

In August, 2005, the Corporation issued 2,100,000 to an option holder who exercised options previously granted and fully vested at an exercise price of $0.05 per common share for proceeds of $105,000.00

xx

On August 24, 2005, the Corporation issued 15,487,500 shares of common stock at $1.00 engendering proceeds of $15,487,500.  These shares were together with 15,487,500 Subscription Receipts also at a value of $1.00 per Subscription Receipt exchangeable 1:1 for shares of common stock.  These Subscription Receipts formed part of the August 24 Private Placement (the “August Private Placement”) see Note 9

xxi

In September, 2005, the Corporation issued 50,000 shares of common stock to an option holder who exercised options previously granted and fully vested at an exercise price of $0.56 per common share for proceeds of $28,000.

xxii

In November, 2005, the Corporation issued 1,050,000 shares of common stock to 6 option holders who exercised options previously granted and fully vested at an exercise price of ($0.15 generating proceeds of $45,000) and ($0.05 for proceeds of $37,500).

xxiii	In December, 2005, 5,000 shares were issued for services valued at $6,500.
xxiv

In December, 2005, the Corporation issued 13,015,745 shares of common stock to investors who had formerly participated in the August Private Placement.  These shares were replacing Subscription Receipts and Special Warrants totaling 13,015,745 and engendering proceeds of 13,015,745.

xxv	In December, 2005, 2,210 shares were issued upon exercise of 2,210 warrants for proceeds of $1,105.

On March 9, 2004, the Corporation solicited votes from selected stockholders of record and received an affirmative vote of 51% to approve an increase in the number of the Corporation’s authorized shares of common stock from 50,000,000 to 150,000,000, par value $0.001 per share.  On April 20, 2004, the Nevada Secretary of State processed the Corporation’s Certificate of Amendment to adjust the Corporation’s authorized share capital to 150,000,000.

18.

STOCK OPTION PLAN

(a)

Stock Option Plan

The Board of Directors of the Corporation adopted the 2000 Stock Option Plan (the "Plan") during April 2000.  Shareholders approved the Plan on June 29, 2001. On December 3, 2004 the shareholders approved an increase in the common shares reserved for the option plan to 15,000,000. Under the Plan, the Corporation had reserved 15,000,000 (2003-8,000,000) common shares for issuance under options granted to eligible persons. As at December 31, 2005, 13,500,000 had been granted and 1,500,000 remained available for granting.

On March 1, 2006, the Corporation received an affirmative vote of 65% of the shareholders of record as of January 13, 2006 to amend the Big Sky Energy Corporation Stock Award Plan to permit no greater than 20% of the issued and outstanding shares of the Corporation, at the date of grant, to be allocated to options under the Plan.

Under the Plan, options to purchase common shares may be granted to employees, directors and certain consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 110% of fair market value for incentive stock options where the employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Corporation. These stock options expire three to five years from the date of grant and may be fully exercisable immediately, or may be exercisable according to a schedule or conditions specified by the Board of Directors.

Dividend Yield	0%
Expected Volatility	155%
Risk free rate	3.68%
Expected life	5 years

(b)

Option Activity

Option activity under the Plan is as follows:

	2005	2004	2003
	Number of	Number of	Number of
	Options	Options	Shares

Opening Balance - January 1	6,175,000	7,310,000	6,810,000

Granted	13,100,000	100,000	1,100,000
Expired	-	(200,000)	-
Exercised	(5,050,000)	(101,666)	-
Cancelled	(725,000)	(933,334)	(600,000)

Closing Balance, December 31	13,500,000	6,175,000	7,310,000

Options available for granting (1)	31,469,736	8,723,334	690,000

Options exercised	5,050,000	101,666	-

Option Plan Total	50,019,736	15,000,000	8,000,000

(1)

As of March 24, 2006.  The shares available under the Big Sky Energy Corporation Stock Award Plan are a variable amount linked to the number of shares issued and outstanding as of the date of grant.

 (c)

Additional information regarding options outstanding as of December 31, 2005 is as follows:

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$0.05	950,000	1.8	$0.05
$0.56	50,000	3.5	$0.56
$0.89	1,000,000	2.2	$0.89
$0.50	7,550,000	2.2	$0.50
$1.00	300,000	4.2	$1.00
$1.00	1,000,000	3.7	$1.00
$1.20	800,000	2.0	$1.20
$1.20	1,850,000	3.7	$1.20
	13,500,000	2.2	$0.59

(d)

As discussed in Note 3, the Corporation accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees” and its related interpretations. APB No. 25 does not require any amount to be recorded as a compensation expense for stock options that are issued at market price or above and are exercised, cancelled or allowed to expire under the original terms of the issue.  Where the original terms of the option award are amended, as in an adjustment to the exercise price, the intrinsic value method requires that these stock options be subjected to variable plan accounting.  During 2003, all of the options had vested and the full amount of the deferred compensation had been expensed.

(e)

The Corporation accounts for stock based awards to non-employees in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS 123 requires that stock option grants to non-employees be accounted for at fair value on the date of the grant, determined by the Black Scholes option-pricing model.  This fair value is then amortized over the service life of the stock option.  In 2005, compensation expense of $58,824 (2004 - $60,318; 2003 - $354,119) was recognized in the consolidated financial statements and the amount of $119,213 (2004 - $27,926) was included in Deferred Compensation on the consolidated balance sheet at December 31, 2005 for non-employee stock option grants.

19.

WARRANTS

The Corporation has previously issued the following warrants.  Each warrant can be exchanged for 1 common share at the exercise price noted.

Date of	Number of	Exercise	Expiration
Grant	Warrants	Price	Date

May 2004	17,250	$0.50	May 2007
November 2004	240,000	$0.50	December 2006
March 2005	1,131,000	$0.50	September 2006
April 2005	480,000	$0.50	February, 2008
August 2005	2,520,000	$1.00	August, 2008
	4,388,250

20.

ALTERNATIVE COMPENSATION PLAN

On March 22, 2002 our Board of Directors approved the Alternative Compensation Plan to provide opportunities for officers, directors, employees and contractors to receive all or a portion of their compensation in the form of common shares instead of cash. The Alternative Compensation Plan was approved at our Annual Shareholders’ Meeting held on June 14, 2002. The Plan allowed for maximum compensation of 2,000,000 shares.  This maximum was reached in the third quarter of 2002 and an expense in the amount of $163,463, relating to the future issuance of 2,000,000 common shares, was accrued under the Alternative Compensation Plan in 2002.  Shares are issued upon request of the beneficiaries and no further compensation cost is recorded at that time.  During 2005, 856,027 shares were issued leaving 461,171 shares still to be issued at December 31, 2005.

21.

RELATED PARTY TRANSACTION

On December 31, 2005, the Corporation owed $90,546 to Matthew Heysel, our Executive Chairman arising from having personally paid for travel expenditures while traveling on the business of the Corporation. The balance at December 31, 2005 was paid to Mr. Heysel in early 2006.

On December 31, 2004 the Corporation owed $10,000 to Glenn Van Doorne, our one-time executive Vice President, for a consulting service contract. The balance was paid in November 2005.

The Corporation has been unable to establish a bank account in Beijing.  Each month, the Corporation transfers funds to Kai Yang, the brother of our President and a consultant to BSN, who is resident in Beijing, to cover the costs of maintaining an office in Beijing.  During 2005, the Corporation advanced $485,000 (2004 $385,689) to Kai Yang and he disbursed the full amount for salaries, office rental, professional fees, travel, and other office administration expenses of the Corporation.  Kai Yang retained no part of these funds.  This office is now closed.

Big Sky Energy Canada Ltd.

At the time of the acquisition of BSEK, Matthew Heysel and Daming Yang were directors and officers of Big Sky Energy Canada Ltd. and the Corporation and Mr. Kai Yang held all the outstanding shares of Big Sky Energy Canada Ltd.  As at December 31, 2004, Matthew Heysel and Daming Yang were no longer directors nor officers of Big Sky Energy Canada Ltd. On March 10, 2004, Daming Yang’s brother, Wei Yang, was appointed to the board and was given full voting and dispositive control over all shares held by Big Sky Energy Canada Ltd. The loan arose from costs totaling $300,000 that were incurred by Big Sky Energy Canada Ltd. in connection with completing BSEK’s acquisition of KoZhaN, and a payment of $50,000 to Bolat Mukashev, the President of KoZhaN, as a reimbursement of costs incurred by the President prior to the signing the purchase agreement on August 11, 2003. The amount of $350,000 was treated as consideration in the allocation of the purchase price of the assets and liabilities of KoZhaN. The loan is unsecured, bears no interest and is repayable on demand. A balance of Nil was outstanding at December 31, 2005 ($21,351 - 2004).

During 2004, the Corporation sold their shares in Big Sky Network Canada Ltd. to Big Sky Energy Canada for proceeds of $175,793.

Big Sky Holdings Ltd.

Matthew Heysel controls Big Sky Holdings Ltd..  A loan to the Corporation arose from a cash transfer to BSEK to cover expenses incurred by BSEK.  The loan is unsecured, bears no interest and is repayable on demand. A balance of $25,565 was outstanding at December 31, 2005 ($25,590 2004).

22.

OBLIGATIONS FOR HISTORICAL COSTS REIMBURSEMENT

The Corporation through its purchase of Vector is unavoidably obliged to reimburse $7,784,034, which represents historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. Payment of these obligations should be made according to a payment schedule agreed between Vector and the Government. These payments are due from 2012 to 2027 and should be paid quarterly in equal installments.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate, giving a present value of obligation of $,135,105 as at December 31, 2005 (2004 - $973,682).  The accretion expense for the year ended December 31, 2005 was $153,432 (2004 - $21,819, 2003 - $Nil).

23.

ASSET RETIREMENT OBLIGATION

Management determined that an asset retirement obligation should be recognized for future abandonment costs of 93 wells drilled at Morskoe, Liman -2 and Atyrau  fields  before the Corporation signed the Subsurface Use Contracts, but which, in management’s opinion were not properly abandoned.  Management believes that this obligation is likely to be settled at the end of the exploration phase.

As at December 31, 2005, undiscounted future cash flows that will be required to satisfy the Corporation’s liability by 2009 and 2028 for the Liman-2 field is $930,000 (2004 - $930,000). After application of a 15% credit-adjusted risk free discount rate, the present value of the Corporation’s liability at December 31, 2005 is $485,424 (2004 is $435,868.  During the year ended December 31, 2005, the Corporation recorded an accretion expense of $47,019 (2004 - $2,284 2003 - $Nil).

24.

INCOME TAXES

The Corporation did not provide any current or deferred U.S. federal or foreign income tax provision or benefit because it has experienced operating losses since inception. The Corporation is not liable for any state taxes.

	2005	2004	2003

Loss before income taxes	$15,461,003	$6,792,048	$3,129,762

Composite statutory income tax rate	35%	35.0%	35.0%
Expected income tax recovery	$(5,411,000)	$(2,377,000)	$(1,095,417)
Tax benefit not recognized	5,411,000	2,377,000	1,095,417

Income tax expense (recovery)	$-	$-	$-

Deferred taxation reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for statutory tax purposes in the respective countries.

The deferred income tax liability is comprised of the following:

	December 31, 2005	December 31, 2004
	$	$

Temporary differences
Oil and gas property values	15,009,017	13,734,017
Total temporary differences	15,009,017	13,734,017

Statutory tax rate	35%	35%
Total		4,806,906
	5,253,156
Current portion	-	-
Non-current portion	5,253,156	4,806,906
Total	$5,253,156	$4,806,906

At December 31, 2004, the Corporation had a net operating loss of approximately $20,804,000 (2004 - $15,650,000 (2003 - $15,500,000) for U.S. federal purposes. Utilization of the net operating loss, which expires on various dates starting in 2007, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended.  Due to the uncertainty of utilizing these net operating losses, the Corporation has made a valuation allowance of an amount equal to the related deferred tax asset.

	December 31, 2005	December 31, 2004	December 31 2003
	$	$	$

Net operating loss carry forward balance	20,804,000	15,650,000	15,500,000

Composite statutory tax rate	35%	35.0%	35.0%
Deferred tax asset	7,281,400	5,477,800	5,425,000
Valuation allowance	(7,281,400)	(5,477,800)	(5,425,000)
	-	-	-

25.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As at December 31, 2005 the fair value, the related method of determining fair value and carrying value of the Corporation’s financial instruments were as follows: the fair value of current assets and current liabilities approximates their carrying amounts due to the short-term maturity of these instruments. The Corporation is exposed to market, credit and currency risks arises in the normal course of the Corporation’s business. Derivative financial instruments are not used to reduce exposure to the above risks.

Concentration of credit risk – Financial instruments that potentially expose the Corporation to concentrations of credit risk consist primarily of cash and cash equivalent. Management of the Corporation believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Corporations potential interest rate risk is minimal and management considers the risk insignificant.

Foreign currency risk – The Corporation undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Corporation does not hedge its foreign currency risk.

26.

COMMITMENTS AND CONTINGENCIES

In 2005, the Corporation recorded expenses for rental payments under operating leases, net of amounts recovered from sub-lessees, totaling $107,792 (2004 - $121,348; 2003 - $129,965). Minimum lease payments under operating leases for the years ending December 31 are as follows:

$
2006	115,800
2007	48,250
164,050

The Corporation is subject to potential litigation in the normal course of operations.  There are no claims currently pending that management considers would materially affect the Corporation’s financial position or results of operations.

Operating environment – The Corporation’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and KoZhaN’s assets and operations could be at risk due to negative changes in the political and business environment.

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax authorities. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

Environmental matters – The Corporation believes it is currently in compliance with all existing Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Corporation is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require KoZhaN to modernize technology to meet more stringent standards.

Financial Commitments and Contingencies – KoZhaN

The Corporation, through its interest in KoZhaN, has the following commitments and contingencies.  As these commitments and contingencies are subject to the commencement of commercial production and the Corporation can not determine at this time when it will commence commercial oil and gas production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable. Consequently no amounts have been recorded as provisions in these financial statements for the following commitments and contingencies:

a)

Commitment to repay historical costs of the Government – In accordance with the Subsurface Use Contracts the Corporation is obliged to reimburse to the Government for historical costs incurred during preparation of certain geological information on the Morskoe, Karatal and Dauletaly oilfields.  The total amount reimbursable is $3,756,422. Of this amount, $116,178 was paid in 2002-2003. The remaining amount of $3,640,244 is expected to be settled by equal quarterly installments during 20 years after the Corporation enters into the production phase on these oilfields. If commercial production does not commence no further payments become due in this respect.

b)

Commitments to contribute to social development of Astana and Atyrau – In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest an equivalent of $850,000 during the production phase for the development of the social sector of Atyrau and Astana cities in the Republic of Kazakhstan.

c)

Commitment to develop local personnel– In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest not less than 1% of total investments for professional development of the local personnel involved in works under the Subsurface Use Contracts

d)

Liquidation fund – In accordance with the Subsurface Use Contracts, the Corporation is obliged to establish a liquidation fund to finance the adequate disposal of the Corporation’s oil and gas operations in the amount of 1% of operating costs.  The Corporation is also obliged to apply for approval of this fund with the Government under the contracts, including budget of disposal costs, no later than 2 years before the end of the exploration phase and start of the production phase. Although the Corporation has not yet carried out major exploration activities to date, the Corporation has recorded an asset retirement obligation for certain wells in these financial statements. Upon achieving an agreement with the Government, this asset retirement obligation may be considered as part of the contractually required liquidation fund.

-

Upon awarding of a new tender for subsurface use rights, KoZhaN shall pay a $0.05 bonus based on total oilfield reserves as defined in the State Balance of Reserves (Oil) of Kazakhstan as of January 1, 2000, equivalent to proven recoverable reserves.

e)

Contingencies related to purchase of geological information from the Government – In accordance with the Purchase Agreements concluded with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan on July 10, 2002, the Corporation may incur a penalty for delaying payment for the geological information purchases from the Government relating to the Morskoe, Karatal and Dauletaly oilfields at a rate of 10% per annum. Payments for the geological information purchase for the Karatal and Dauletaly oilfields were made by the Corporation with a significant delay. Management believes that the obligation for the penalty is not probable and thus no provision has been recognized in the financial statements for this amount.

f)

Commitment to make payments based on production – Arising from BSEK’s acquisition of KoZhaN interest, the Corporation is committed to make the following payments to the non-controlling partners of KoZhaN, as a group, upon achieving the following production milestones, where production is calculated after deducting the government’s share of production, if any, and where one tonne equals seven barrels of oil:

-

$100,000 after the receipt by KoZhaN of payment in full for two sales of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  Each sale shall not be less than 4,000 tonnes of oil;

	-	$300,000 after the receipt by KoZhaN of payment in full for a cumulative production of 40,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
	-	$400,000 after the receipt by KoZhaN of payment in full for a cumulative production of 150,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
	-	$500,000 after the receipt by KoZhaN of payment in full for a cumulative production of 250,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
		-	$0.35 per barrel if the price of oil is equal to or less than $14.00;
		-	$0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00;
		-	$1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00; or
		-	$1.50 per barrel if the price of oil is greater than $22.00

g)

Investment commitments – In accordance with the Subsurface Use Contracts KoZhaN is obliged to invest a minimum of $69,000,000 over the period covered by the Subsurface Use Contracts. An amount of $14,000,000 should be invested during the exploration phase. All three Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034.  The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

h)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Corporation is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of proved reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.  As at December 31, 2005, no hydrocarbon reserves had been approved so no accrual for any bonus has been made in these financial statements.

Other Contingencies

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend these contracts or even cancel them if the Corporation is in material breach of obligations and commitments under the Subsurface Use Contracts.

In accordance with the Subsurface Use Contracts signed on February 17, 2003 the Corporation was obliged to commence exploration activities within 60 days after signing the Contracts. In 2005, the Corporation completed work-over and reentry of wells in Karatal and Dauletaly and considers these activities to be in fulfillment of its obligations under the Subsurface Use Contracts.

b)

Commitment to sell produced oil in Kazakhstan – In accordance with the Subsurface Use Contracts, the Corporation is obliged to sell 100% of oil produced during the exploration stage, and 20% of oil produced during the production stage, to oil refineries located in Kazakhstan.

Financial Commitments and Contingencies – Vector Energy West

The Corporation, through its interest in Vector, has the following commitments and contingencies.  As these commitments and contingencies are subject to the commencement of commercial production and the Corporation can not determine at this time when it will commence commercial oil and gas production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable. Consequently, no amounts have been recorded as provisions in these financial statements for the following commitments and contingencies:

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend or cancel these Subsurface Use Contracts if Vector is in material breach of the obligations and commitments under the Subsurface Use Contracts.

As at February 12, 2005, Management has remedied the following violations of the Subsurface Use Contracts:
	-	the Corporation has submitted and approved with Competent Body an annual work program for 2005.
	-	The Corporation provided Petroleum Management training for its Vice President
	-	The Corporation opened a special account with HSBC bank in Kazakhstan where it deposited an amount of $33,040 to finance the liquidation of the consequences of its oil and gas operations (See Note 3).
	-	Carried out the Minimal Work Program during the exploration phase;

	-	Contributed funds to Atyrau region for social programs and programs for infrastructure development;
-.

Develop the Business, Property and Liability Risk Insurance Program and submitted it for approval to the Competent Body. The Corporation has appointed Almaty Independent Insurance Group as its Insurance Underwriter but as at the date of these financial statements the Business, Property and Liability Risk Insurance Program has not yet been approved by the Competent Body;

b)

Investment commitments – In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest a minimum of $53,900,000 over the period covered by the Subsurface Use Contracts. The Subsurface Use Contract # 1076 dated December 28, 2002 establishes the exploration phase as 6 years from 2003 to 2008. The Subsurface Use Contract # 1077 dated December 28, 2002 establishes the exploration phase as 5 years from 2003 to 2007 and the production phase as 20 years from 2008 to 2028.  The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the licence holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

c)

Commitment to reimburse historical costs of the Government – In accordance with the Subsurface Use Contract, the Corporation is obliged to reimburse to the Government for historical costs incurred at the expense of the Government on the Atyrau oilfield. The total amount reimbursable is $22,507,380. From this amount, $112,537 was paid to the Government in 2003. The remaining amount of $22,394,843 is expected to be settled according to a payment schedule to be agreed between the Corporation and the Government not later than 120 days after approval of the hydrocarbon reserves. However, in the event that no approval of the hydrocarbon reserves is received, there will be no liability upon the Corporation in respect of the remaining amount of $22,394,843. No approval of the hydrocarbon reserves has been applied for or received as at December 31, 2005 and December 31, 2004 and so no provision in respect of the remaining amount has been made in these financial statements.

d)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Corporation is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan. However, in the event that no approval of the hydrocarbon reserves is received, there will be no liability upon the Corporation in respect of the commercial discovery bonus. No approval of the hydrocarbon reserves has been applied for or received as at December 31, 2005 and December 31, 2004 and so no provision in respect of the commercial discovery bonus has been made in these financial statements.

27.

RESTATEMENT

Subsequent to the issuance of the Company’s 2004 financial statements, the Company’s management determined that its belief that no obligation would exist to repay ABT Ltd. for costs they incurred or advanced to KoZhaN LLP in relation to the Morskoe oil field under the farm-out agreement signed October 12, 2004 (see Note 11), should Ministry approval not be received on the transfer of 45% of the subsurface rights of the Morskoe licence to ABT Ltd., was incorrect, and that in fact an obligation would exist to repay ABT Ltd. for all costs incurred or advanced by them relating to the Morskoe oil field should Ministry approval not be received.  As a result, the “Short-Term Interest Free Loan to ABT LTD” liability account, the “Oil and Gas Properties” asset account and the “Other Current Asset” account were understated in the amounts of $1,174,423, $1,088,263, and $86,160 respectively as previously reported on the Consolidated Balance Sheets included in the December 31, 2004 Form 10-KSB. The error described above also resulted in an understatement in cash flow from financing activities in the amount of $334,000 and an overstatement in cash flow from investing activities in the amount of $334,000 on the Consolidated Statements of Cash Flows. The Consolidated Balance Sheets and the Consolidated Statements of Cash Flows as at December 31, 2004 has been restated to correct these previous misstatements.

The changes to the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows as at December 31, 2004 can be summarized as follows:

Affected Statements & Accounts	At December 31, 2004
	As Previously Reported	As Restated
Balance Sheets:
Other current asset	-	86,160
Total Current assets	1,695,973	1,782,133
Oil and gas properties	22,158,082	23,246,345
Total Assets	24,583,455	25,787,879
Short-term interest free loan from ABT Ltd	166,000	1,340,423
Total Current Liabilities	3,401,213	4,575,636
Total Liabilities	11,185,627	12,360,050
Total Liabilities and Equity	24,583,455	25,757,879
Statements of Cash Flows:
Financing:
Advance from ABT Ltd.	166,000	500,000
Total Cash Flow from Financing	10,990,520	11,324,520
Investing:
Capital Expenditure-oil and gas properties	(303,203)	1,391,466
Cash flow from non-cash working capital:
Advance to ABT Ltd.	-	(86,160)
Increase in short-term loan interest free loan from ABT Ltd	-	840,423
Total Cash Flow from Investing	(5,325,187)	(5,659,187)

28.

SUBSEQUENT EVENTS

In January, 2006, the Corporation issued 13,496,755 shares of common stock to investors who had formerly participated in the August Private Placement.  These shares were replacing the Subscription Receipts and Special Warrants of the same number, engendering proceeds of $13,496,755.

On March 1, 2006, the Corporation granted awards to the following directors in recognition of extraordinary services to the Corporation:

(a)

Bruce H Gaston – 1m options at a price of $1.50 to be granted as of February 15, 2006 in recognition of services rendered;

(b)

Daming Yang – 500,000 options at a price of $1.50 to be granted as of February 15, 2006 in recognition of services rendered.

(c)

Cash award of $100,000.00 to each of S.A. Sehsuvaroglu, Bruce H Gaston and Daming Yang.

On March 1, 2006, the Corporation received an affirmative vote by the Shareholders of record as of January 13, 2006, of 68%, to approve an increase in the number of authorized shares of common stock from 150,000,000 to 350,000,000, par value $0.001 per share.   On March 7, 2006, the Nevada Secretary of State processed the Corporation’s Certificate of Amendment to adjust the Corporation’s authorized share capital to 350,000,000.

On March 1, 2006, the Corporation received an affirmative vote by the Shareholders of record as of January 13, 2006, of 65%, to increase the available shares under the Big Sky Energy Corporation Stock Award Plan to no greater than 20% of the issued and outstanding shares of common stock of the Corporation as at the date of grant.  Subsequent to this increase in available shares, options grants that were pending were declared in effect; to Nurlan U. Balgimbayev, 4,000,000 and to  S.A. Sehsuvaroglu, 3,000,000.

On March 2, 2006, the Board of Directors of the Corporation received a recommendation of the Nominating & Compensation Committee to approve the engagement of Mr Marat Muzdubaev as Chief Counsel, Kazakhstan and such appointment was so approved.

29.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA (Unaudited)

Interim Quarter Ended	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	$	$	$	$
Loss from continuing operations	7,361,047	2,762,426	2,852,054	2,485,476
Income (loss) from Discontinued Operations	-	-	-	-
Net loss	7,361,047	2,762,426	2,852,054	2,485,476

Loss per share	(0.07)	(0.03)	(0.03)	(0.03)

Interim Quarter Ended	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
	$	$	$	$
Loss from continuing operations	3,197,888	1,899,381	924,040	794,943
Income (loss) from Discontinued Operations	47,102	2,433	(13,315)	(12,106)
Net loss	3,150,786	1,896,948	973,355	806,957

Loss per share	(0.06)	(0.03)	(0.02)	(0.02)